Pursuant to Rule 424(b)(3)
                                                           File No. 333-56648


                              [THERMACORE LOGO]

                                780 Eden Road
                        Lancaster, Pennsylvania 17601

                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        To Be Held on April 24, 2001

               MERGER PROPOSAL --- YOUR VOTE IS VERY IMPORTANT

   To the Shareholders of Thermacore International, Inc:

        NOTICE IS HEREBY GIVEN that Thermacore International, Inc. will hold a special meeting of shareholders at the Holiday Inn Lancaster-Visitors Center, 521 Greenfield Road, Lancaster, Pennsylvania, on Tuesday, April 24, 2001 at 10:00 A.M., local time for the following purposes:

        1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated December 13, 2000, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated March 15, 2001, by and among Thermacore, Modine Manufacturing Company and Modine Merger Co., under which Modine will acquire Thermacore through the merger of Modine Merger Co., a wholly owned subsidiary of Modine, into Thermacore, and holders of Thermacore common stock and preferred stock will receive shares of Modine common stock, based upon the exchange ratio described in the accompanying proxy statement/prospectus.

        2. To act upon other matters relating to the conduct of the special meeting and any adjournments or postponements of the meeting.

        A copy of the merger agreement, as amended, is attached as Annex A to this proxy statement/prospectus.

        Upon completion of the merger, each share of Thermacore common stock and preferred stock will be converted into a number of shares of Modine common stock, based upon an exchange ratio that will depend, in part, upon the unweighted average last-sale price of Modine common stock, as reported on the Nasdaq National Market, during a 20-trading-day measurement period ending five trading days before the closing of the merger. As a result, you will not know the exact number of shares you will receive in the merger until the fifth trading day before the closing of the merger. The attached proxy statement/prospectus contains a more complete description of the consideration to be paid to Thermacore shareholders in the merger.

        Only shareholders who hold their shares of Thermacore common stock and preferred stock at the close of business on March 13, 2001 will be entitled to vote at the special meeting. Approval and adoption of the merger agreement requires the affirmative vote of at least (1) a majority of the votes cast by the holders of Thermacore common stock and preferred stock, voting as a single class, and (2) two-thirds of the outstanding shares of Thermacore preferred stock, voting as a separate class.

         Your board believes that the merger represents an exciting strategic opportunity which will allow you to continue your investment in Thermacore's future as a part of a larger and more diversified company. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" ITS APPROVAL AND ADOPTION.

        All shareholders are cordially invited to attend the special meeting. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope. You may revoke your proxy at any time before it is voted by delivering written notice to Thermacore, as more fully explained in the accompanying proxy statement/prospectus.

                            By the Order of the Board of Directors,


                            James E. Rothenberger
                            Secretary

   March 20, 2001







        [THERMACORE LOGO]                                 [MODINE LOGO]

                             PROXY STATEMENT OF
                       THERMACORE INTERNATIONAL, INC.
           IN CONNECTION WITH THE SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON APRIL 24, 2001

                                PROSPECTUS OF
                        MODINE MANUFACTURING COMPANY
                  IN CONNECTION WITH THE OFFERING OF UP TO
                   4,236,490 SHARES OF MODINE COMMON STOCK

        Thermacore's board of directors is furnishing this proxy statement/prospectus to you to solicit your proxy to vote at a special meeting of Thermacore shareholders to be held on April 24, 2001 or at any adjournment or postponement of that meeting. At the special meeting, you are being asked to vote upon a proposal to approve and adopt the merger agreement, as amended, by and among Thermacore, Modine Manufacturing Company and Modine Merger Co., under which Modine will acquire Thermacore through the merger of Modine Merger Co., a wholly owned subsidiary of Modine, into Thermacore. This proxy statement/prospectus is accompanied by a proxy card that can be used in voting your shares. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" ITS APPROVAL AND ADOPTION.

        This document is also Modine's prospectus relating to its offering of shares of Modine common stock to Thermacore shareholders in the proposed merger. This document contains, or tells you where you can find, information that is important to your decision whether to approve and adopt the merger agreement and become a shareholder of Modine. Please read it carefully. IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 FOR A DESCRIPTION OF SOME OF THE RISKS THAT YOU SHOULD CONSIDER IN EVALUATING THE MERGER.

        Under the merger agreement, Modine has agreed to pay $93,542,000, or approximately $26.24 per share of Thermacore common stock, in the form of shares of Modine common stock for all of Thermacore's capital stock on a fully-diluted basis, if the unweighted average last-sale price of Modine's common stock during the agreed-upon "measurement period" is between $22.08 and $32.00 per share. The measurement period is the 20-trading-day period ending on the fifth trading day before the closing date of the merger. If the unweighted average last-sale price of Modine common stock during the measurement period is between $22.08 and $32.00 per share, you will receive between
   0.82001 of a share and 1.18842 shares of Modine common stock for each share of Thermacore common stock that you hold. The exact number of shares (or portion of a share) of Modine common stock that you will receive will be determined by dividing 26.24028 by the unweighted average last-sale price of Modine common stock, as reported on the Nasdaq National Market, during the measurement period. If the unweighted average last-sale price of Modine common stock during the measurement period is less than $22.08, you will receive 1.18842 shares of Modine common stock for each share of Thermacore common stock. If the unweighted average last-sale price of Modine common stock during the measurement period is more than $32.00, you will receive 0.82001 of a share of Modine common stock for each share of Thermacore common stock.

        Holders of Thermacore Series A Convertible Preferred Stock will receive, in exchange for each share of Thermacore preferred stock that they hold, ten times the portion of a share or number of shares of Modine common stock issued in the merger in exchange for each share of Thermacore common stock.

        You will not know the exact number of Modine shares that you will receive in the merger until the close of the fifth trading day before the effective date of the merger. The parties expect the merger to be effective on the third calendar day following the special meeting of Thermacore's shareholders. If the merger closes on that date, the 20-trading-day measurement period will run from March 23, 2001 to April 20, 2001.

        Modine common stock is traded on the Nasdaq National Market under the symbol "MODI." On March 19, 2001, the last-sale price of the Modine common stock, as reported on the Nasdaq National Market, was $24.8906.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF MODINE COMMON TO
   BE ISSUED UNDER THIS PROSPECTUS OR HAS DETERMINED IF THIS PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY
   IS A CRIMINAL OFFENSE.

      THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS MARCH 20, 2001, AND IT IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT MARCH 26, 2001.







                              TABLE OF CONTENTS
                                                                     PAGE
                                                                     ----

   SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
        THE COMPANIES  . . . . . . . . . . . . . . . . . . . . . . .    1
        THE COMPANIES' REASONS FOR THE MERGER  . . . . . . . . . . .    1
        APPROVAL BY MODINE'S BOARD OF DIRECTORS  . . . . . . . . . .    2
        APPROVAL BY THERMACORE'S BOARD OF DIRECTORS  . . . . . . . .    2
        THE THERMACORE SPECIAL MEETING . . . . . . . . . . . . . . .    2
        RECORD DATE, VOTES PER SHARE . . . . . . . . . . . . . . . .    3
        VOTES REQUIRED . . . . . . . . . . . . . . . . . . . . . . .    3
        VOTING AGREEMENTS  . . . . . . . . . . . . . . . . . . . . .    3
        HOW TO VOTE YOUR SHARES  . . . . . . . . . . . . . . . . . .    4
        WHAT YOU WILL RECEIVE IN THE MERGER  . . . . . . . . . . . .    4
        DISSENTERS' RIGHTS . . . . . . . . . . . . . . . . . . . . .    5
        MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER . . .    5
        REGULATORY APPROVALS . . . . . . . . . . . . . . . . . . . .    6
        MATERIAL PROVISIONS OF THE MERGER AGREEMENT  . . . . . . . .    6
        CONDITIONS TO THE MERGER . . . . . . . . . . . . . . . . . .    6
        NO SOLICITATION  . . . . . . . . . . . . . . . . . . . . . .    7
        CONTINUITY OF THERMACORE DEPARTMENTS . . . . . . . . . . . .    7
        ACCOUNTING TREATMENT . . . . . . . . . . . . . . . . . . . .    7
        LISTING OF MODINE COMMON STOCK . . . . . . . . . . . . . . .    8
        INTERESTS OF CERTAIN PERSONS IN THE MERGER . . . . . . . . .    8
        SUMMARY FINANCIAL DATA OF MODINE   . . . . . . . . . . . . .    9
        RECENT DEVELOPMENTS RELATING TO THERMACORE . . . . . . . . .   10
        MARKET PRICE INFORMATION . . . . . . . . . . . . . . . . . .   10

   RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . .   11

   THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
        BACKGROUND OF THE MERGER . . . . . . . . . . . . . . . . . .   18
        APPROVAL  BY  THE  MODINE BOARD;  MODINE'S  REASONS  FOR THE
             MERGER  . . . . . . . . . . . . . . . . . . . . . . . .   23
        RECOMMENDATION OF THE THERMACORE BOARD; THERMACORE'S REASONS
             FOR THE MERGER  . . . . . . . . . . . . . . . . . . . .   25
        ACCOUNTING TREATMENT . . . . . . . . . . . . . . . . . . . .   27
        MATERIAL FEDERAL INCOME TAX CONSEQUENCES . . . . . . . . . .   28
        REGULATORY MATTERS . . . . . . . . . . . . . . . . . . . . .   30
        DISSENTERS' RIGHTS . . . . . . . . . . . . . . . . . . . . .   30
        FEDERAL   SECURITIES  LAWS   CONSEQUENCES;  STOCK   TRANSFER
             RESTRICTION AGREEMENTS  . . . . . . . . . . . . . . . .   32

   MATERIAL PROVISIONS OF THE MERGER AGREEMENT . . . . . . . . . . .   34
        GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . .   34
        EFFECT OF MERGER; SURVIVING CORPORATION  . . . . . . . . . .   34
        AMENDMENTS TO THERMACORE'S ARTICLES OF INCORPORATION AND BY-
             LAWS; DIRECTORS . . . . . . . . . . . . . . . . . . . .   34
        CLOSING; EFFECTIVE TIME  . . . . . . . . . . . . . . . . . .   35
        CONSIDERATION TO BE RECEIVED IN THE MERGER . . . . . . . . .   35
        CONVERSION OF SHARES; SURRENDER  OF CERTIFICATES; FRACTIONAL
             SHARES  . . . . . . . . . . . . . . . . . . . . . . . .   38
        TREATMENT OF THERMACORE STOCK OPTIONS  . . . . . . . . . . .   39
        REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . .   39
        COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . .   41
        ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . .   44
        CONDITIONS TO THE CONSUMMATION OF THE MERGER . . . . . . . .   45
        TERMINATION, AMENDMENT AND WAIVER  . . . . . . . . . . . . .   47

                                      i







        RELATED AGREEMENTS . . . . . . . . . . . . . . . . . . . . .   49

   THE SPECIAL MEETING OF THERMACORE SHAREHOLDERS  . . . . . . . . .   50
        DATE, TIME AND PLACE OF THE SPECIAL MEETING  . . . . . . . .   50
        PURPOSE OF THE SPECIAL MEETING . . . . . . . . . . . . . . .   50
        SHAREHOLDER RECORD DATE FOR THE SPECIAL MEETING  . . . . . .   50
        VOTE OF THERMACORE  SHAREHOLDERS REQUIRED  FOR APPROVAL  AND
             ADOPTION OF THE MERGER  . . . . . . . . . . . . . . . .   50
        VOTING OF PROXIES  . . . . . . . . . . . . . . . . . . . . .   51
        REVOCABILITY OF THE PROXIES  . . . . . . . . . . . . . . . .   52
        DISSENTING SHAREHOLDERS' RIGHTS. . . . . . . . . . . . . . .   52
        SOLICITATION OF PROXIES  . . . . . . . . . . . . . . . . . .   52

   INFORMATION ABOUT THE COMPANIES . . . . . . . . . . . . . . . . .   53
        MODINE MANUFACTURING COMPANY . . . . . . . . . . . . . . . .   53
        THERMACORE INTERNATIONAL, INC. . . . . . . . . . . . . . . .   56

   THERMACORE STOCK OWNERSHIP  . . . . . . . . . . . . . . . . . . .   61

   MARKET PRICE AND DIVIDEND INFORMATION . . . . . . . . . . . . . .   64

   INTERESTS OF THERMACORE DIRECTORS AND OFFICERS IN THE MERGER  . .   66

   DESCRIPTION OF MODINE COMMON STOCK  . . . . . . . . . . . . . . .   68
        AUTHORIZED CAPITAL STOCK . . . . . . . . . . . . . . . . . .   68
        VOTING RIGHTS; VOTE REQUIRED FOR CERTAIN ACTIONS . . . . . .   68
        DIVIDEND AND LIQUIDATION RIGHTS  . . . . . . . . . . . . . .   69
        PREEMPTIVE AND OTHER RIGHTS  . . . . . . . . . . . . . . . .   69
        LIABILITY TO FUTURE CALLS OR ASSESSMENTS . . . . . . . . . .   69
        POSSIBLE  ADVERSE EFFECT  OF FUTURE  ISSUANCES  OF PREFERRED
             STOCK . . . . . . . . . . . . . . . . . . . . . . . . .   69
        SHAREHOLDER RIGHTS PLAN  . . . . . . . . . . . . . . . . . .   70
        CERTAIN PROVISIONS THAT MAY DELAY OR PREVENT A CHANGE-IN-CONTROL
             OF MODINE . . . . . . . . . . . . . . . . . . . . . . .   71

   COMPARISON OF SHAREHOLDER RIGHTS  . . . . . . . . . . . . . . . .   75

   WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . .   85

   EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88

   LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . .   88

   FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE . . . . . . . . .   88

   LIST OF ANNEXES
     Annex A Agreement and Plan of Merger, as amended by Amendment No. 1 Annex B Pennsylvania Business Corporation Law: Dissenters' Rights





                                     ii







                     WHO CAN HELP ANSWER YOUR QUESTIONS

    If you have questions about the merger or would like additional copies of this proxy statement/prospectus, you should contact:


                       THERMACORE INTERNATIONAL, INC.
                                780 Eden Road
                        Lancaster, Pennsylvania 17601
                            Attention: Secretary
                        Phone Number: 1-717-569-6551

        THIS DOCUMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT MODINE THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. MODINE WILL PROVIDE YOU WITH COPIES OF THIS
   INFORMATION RELATING TO MODINE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO:

                       MODINE MANUFACTURING COMPANY
                       1500 DEKOVEN AVENUE
                       RACINE, WISCONSIN 53403
                       ATTENTION: CORPORATE SECRETARY
                       TELEPHONE NUMBER: 1-262-636-1200

        IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE THERMACORE SPECIAL SHAREHOLDERS' MEETING, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN APRIL 13, 2001.


























                                     iii







                                   SUMMARY

        THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS REFERRED TO HEREIN. SEE "WHERE YOU CAN FIND MORE INFORMATION" (PAGE 53). WE HAVE INCLUDED PAGE REFERENCES IN PARENTHESES TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF SOME OF THE TOPICS PRESENTED IN THIS SUMMARY.

   THE COMPANIES (PAGE 32)

   MODINE MANUFACTURING COMPANY
   1500 DeKoven Avenue
   Racine, Wisconsin 53403
   1-262-636-1200

        Modine specializes in thermal management, bringing technology to diversified markets. Modine develops, manufactures, and markets heat exchangers and systems for use in various original equipment manufacturer applications and for sale to the automotive aftermarket, as replacement parts, and to a wide array of building markets. Its core markets include: power train cooling of internal combustion engines, vehicular and building heating, ventilation, and air-conditioning systems, and various industrial and refrigeration markets. As of December 31, 2000, Modine had operations in 18 countries and approximately 8,300 employees worldwide. Modine had sales of $1.1 billion in its fiscal year ended March 31, 2000 and sales of $808.6 million in the nine-month period ended December 26, 2000.

   THERMACORE INTERNATIONAL, INC.
   780 Eden Road
   Lancaster, Pennsylvania 17601
   1-717-569-6551

        Thermacore is a global provider of thermal management solutions for electronic products. Thermacore designs, develops, manufactures and distributes thermal-management products and systems for microprocessors and industrial and commercial electronic products in the computer, telecommunications, networking, and power-semiconductor markets. As of December 31, 2000, Thermacore had 358 employees worldwide. Thermacore had sales of $42.1 million in its fiscal year ended June 30, 2000 and sales of $27.3 million in the six-month period ended December 31, 2000.

   THE COMPANIES' REASONS FOR THE MERGER (PAGE 14-15)

   MODINE

        Modine and Thermacore share a specialization in thermal management, with each company offering thermal solutions in different industries. Modine believes that the merger will enable Modine to provide its customers with a broader spectrum of thermal management solutions and to take advantage of expanding opportunities for thermal management solutions in new and higher-growth markets.

   THERMACORE

        Thermacore believes that Modine's existing high volume manufacturing capabilities will enable it to produce a higher volume of thermal products to meet the demands of its customers. In addition, by becoming part of a larger company, Thermacore will be able to achieve long-term economies of scale in manufacturing, sales, and research and development. The merger will allow Thermacore's shareholders to continue their investment in Thermacore's future as a part of a larger, more diversified company. The merger will also provide greater liquidity to Thermacore's shareholders since Modine, unlike Thermacore, is a publicly traded company listed on the Nasdaq National Market.

        You should note that Modine and Thermacore may not achieve some or all of these objectives because of the risks and uncertainties discussed in the section "Forward-Looking Statements May Prove
   Inaccurate" on page 54.

   APPROVAL BY MODINE'S BOARD OF DIRECTORS (PAGE 14)

        Modine's board of directors has determined that the merger is in the best interests of Modine and its shareholders. It authorized the merger agreement by the unanimous vote of its directors at a meeting at which all but one of its directors was present and authorized the issuance of Modine common stock in the merger in exchange for shares of Thermacore common and preferred stock. No vote by Modine's shareholders is required in order for Modine to consummate the merger or to issue the shares.

   APPROVAL BY THERMACORE'S BOARD OF DIRECTORS (PAGE 15)

        Thermacore's board of directors believes that the merger is fair to, and in the best interests of, Thermacore and its shareholders. The board unanimously recommends that you vote FOR the proposal to approve and adopt the merger agreement.

   THE THERMACORE SPECIAL MEETING (PAGE 30)

        Thermacore will hold its special meeting on April 24, 2001 at 10:00 A.M., local time, at the Holiday Inn Lancaster Visitors Center, 521 Greenfield Road, Lancaster, Pennsylvania. At the special meeting, you will be asked to approve and adopt the merger agreement, as amended, under which a wholly owned subsidiary of Modine will merge into Thermacore, with Thermacore surviving as a wholly owned subsidiary of Modine.

   RECORD DATE; VOTES PER SHARE (PAGE 30)

        You can vote at the special meeting if you owned shares of Thermacore common stock or preferred stock as of the close of business on March 13, 2001. On March 13, 2001, 2,604,925 shares of Thermacore common stock and 62,500 shares of Thermacore preferred stock were outstanding.

        Holders of Thermacore common stock and preferred stock will vote as one class to approve and adopt the merger agreement. For each share of Thermacore common stock, if any, that you owned on March 13, 2001, you will have one vote on the proposal to approve and adopt the merger agreement. For each share of Thermacore preferred stock, if any, that you owned on that date, you will have ten votes, which represents the number of shares of common stock into which one share of preferred stock is convertible.

        The holders of Thermacore preferred stock will also vote on the proposal to approve and adopt the merger agreement as a separate class. For purposes of that class vote, you will have one vote for each share of preferred stock, if any, that you held on March 13, 2001.

   VOTES REQUIRED (PAGE 30)

        Approval and adoption of the merger agreement requires the affirmative vote of at least (1) a majority of the votes cast by the holders of Thermacore common stock and preferred stock, voting as a single class, and (2) two-thirds of the outstanding shares of Thermacore preferred stock, voting as a separate class. As of March 13, 2001, directors and officers of Thermacore and their affiliates held 1,502,965 shares of Thermacore common stock (or 57.7% of the outstanding common shares), 57,500 shares of Thermacore preferred stock (or 92% of the outstanding preferred shares), and 2,077,965 shares of common stock on an as converted basis (or 64.3% of the combined voting power of the Thermacore common and preferred stock).

   VOTING AGREEMENTS (PAGES 29, 30)

        At the same time that the merger agreement was signed, Modine and Thermacore entered into voting agreements with Thermacore's officers and directors and certain beneficial owners of 5% or more of Thermacore's common and preferred stock. These officers, directors and shareholders agreed to vote the shares of Thermacore common or preferred stock that they are entitled to vote in favor of the merger. As of the record date, those shareholders beneficially owned, in the aggregate, 57.7% of the outstanding Thermacore common stock, 92.0% of the outstanding Thermacore preferred stock, and 64.3% of the combined voting power of the Thermacore common and preferred stock. AS A RESULT, UNLESS THOSE SHAREHOLDERS WHO ARE PARTIES TO THE VOTING AGREEMENTS BREACH THEIR OBLIGATIONS UNDER THOSE AGREEMENTS, APPROVAL AND ADOPTION OF THE MERGER AGREEMENT IS ASSURED.

   HOW TO VOTE YOUR SHARES (PAGE 30-31)

        You may vote your shares of Thermacore stock by completing, signing and dating the enclosed proxy card and mailing it to Thermacore in the enclosed return envelope. You may also vote by attending the special meeting and voting in person.

        You may change your vote at any time by:

   * sending a written notice to the Thermacore corporate secretary before the special meeting;

   * signing another proxy card with a later date and sending it to the Thermacore corporate secretary before the special meeting; or

   *  attending the special meeting and voting in person.

      PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME. After the merger is completed, you will receive written instructions on how to surrender your Thermacore stock certificates.

   WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 21)

        Modine has agreed to pay $93,542,000, in the form of shares of Modine common stock, for all of Thermacore's capital stock, taking into account shares of Thermacore common stock that are subject to outstanding options, subject to a maximum and minimum number of shares of Modine common stock.

        THERMACORE COMMON STOCK. Under the formula provided in the merger agreement, each share of Thermacore common stock has been valued at approximately $26.24 per share. The exact number of shares, or portion of a share, of Modine common stock that you will receive for each share of Thermacore common stock that you hold will be determined shortly before the effective time of the merger:

   *  by dividing 26.24028 by

   * the unweighted average last-sale price of Modine common stock, as reported on the Nasdaq National Market, during the 20 trading days ending on the fifth trading day before the closing of the merger.

   However, you will receive at least 0.82001 of a share and no more than
   1.18842 shares of Modine common stock in exchange for each share of Thermacore common stock that you own, irrespective of the unweighted average last-sale price of Modine's common stock during the measurement period.

        THERMACORE PREFERRED STOCK. If you hold shares of Thermacore preferred stock, you will receive, for each share of Thermacore preferred stock that you hold, the number of shares of Modine common stock that you would have received if you had converted your

   Thermacore preferred stock into Thermacore common stock immediately before the merger. Each share of Thermacore preferred stock is convertible into ten shares of Thermacore common stock. You will therefore receive, for each share of Thermacore preferred stock that you own, ten times the portion of a share or number of shares of Modine common stock issued in exchange for each share of Thermacore common stock.

        PRICING PERIOD. If the required shareholder approvals are obtained at the special meeting, the parties expect to complete the merger no later than the third calendar day following the special meeting. If the merger is completed on that date, the 20-trading-day measurement period will begin on March 23, 2001 and end on April 20, 2001. There is, however, no assurance that the merger will be completed on that date.

        FRACTIONAL SHARES. Modine will not issue any fractional shares in the merger. Instead, you will receive cash for any fractional share of Modine common stock owed to you in an amount based on the unweighted average last-sale price for Modine common stock during the measurement period.

   DISSENTERS' RIGHTS (PAGE 18)

        Thermacore is organized under Pennsylvania law. Under applicable Pennsylvania law, any Thermacore shareholder is entitled to dissent from the merger and obtain payment in cash of the judicially determined "fair value" of his or her shares of Thermacore stock. If you wish to dissent from the merger:

   * you must submit a written demand to Thermacore before the vote upon the merger agreement at the special meeting, and

   *  you may not vote in favor of the merger agreement.

   In submitting your written demand, you must follow the procedures set forth in Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, a copy of which is attached as Annex B to this proxy statement/prospectus.

      All written demands should be delivered to:

      Thermacore International, Inc.
      780 Eden Road
      Lancaster, Pennsylvania 17601
      Attention: Secretary.

   MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 17)

        The merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes. Thermacore and Modine expect that neither Thermacore nor its shareholders will recognize gain or loss for United States federal income tax purposes upon their exchange of Thermacore common or preferred stock for Modine common stock in the merger, except upon the receipt of cash instead of any fractional share of Modine common stock or upon the exercise of dissenters' rights.

   THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

   REGULATORY APPROVALS (PAGE 18)

        The merger is subject to notice and review under the Hart-Scott-Rodino Antitrust Improvements Act. Both companies filed all required notices with the Federal Trade Commission and the Antitrust Division of the Department of Justice. Early termination of the statutory waiting period under the Hart-Scott-Rodino Act was granted on February 13, 2001.

   MATERIAL PROVISIONS OF THE MERGER AGREEMENT (PAGE 20)

        THE MERGER AGREEMENT, AS AMENDED, IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS. THE MERGER AGREEMENT IS THE LEGAL
   DOCUMENT THAT GOVERNS THE MERGER, AND YOU ARE ENCOURAGED TO READ IT.

   CONDITIONS TO THE MERGER (PAGE 27)

        Modine and Thermacore will complete the merger only if certain conditions are satisfied or, to the extent permitted by law, waived, including the following:

      * the merger agreement has been approved by Thermacore's shareholders;

      * the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has expired or been terminated;

      *   no law or court order has prohibited the merger;

      * Modine's independent accountants have issued a letter stating that they concur with the conclusions of Modine's and Thermacore's management that no conditions exist that would preclude accounting for the merger as a pooling of interests;

      * holders of no more than 2% of Thermacore's outstanding common stock, including common stock issuable upon conversion of Thermacore preferred stock, have exercised dissenters' rights;

      * counsel to Modine and Thermacore have each delivered their opinions that the merger will qualify as a tax-free reorganization; and

      * no material adverse change has occurred with respect to Thermacore and its subsidiaries since the date of the merger agreement.

   NO SOLICITATION (PAGE 25)

        None of Thermacore, its subsidiaries or any of their directors, officers, employees or agents are permitted to solicit, initiate or encourage any proposal to acquire Thermacore, so long as the merger agreement is in effect.

   CONTINUITY OF THERMACORE DEPARTMENTS (PAGE 26)

        Modine has agreed to maintain the Sales and Marketing, Engineering and Technology departments of the electronic cooling business unit of Thermacore located in Lancaster, Pennsylvania for at least two years after the effective time of the merger.

   TERMINATION OF THE MERGER AGREEMENT (PAGE 28)

        Modine and Thermacore can jointly agree to terminate the merger agreement at any time without completing the merger. Either company can terminate the merger agreement if:

      (1)    the merger is not completed by June 12, 2001; or

      (2) a governmental authority or other legal action permanently prohibits the merger.

        Modine can terminate the merger agreement if Thermacore breaches any representation, warranty or obligation contained in the merger agreement, that breach has a "material adverse effect" upon Thermacore, and Thermacore has not cured, or cannot cure, the breach within 20 days of the receipt of notice from Modine.

        Thermacore can terminate the merger agreement if Modine breaches any representation, warranty or obligation contained in the merger agreement, that breach has a "material adverse effect" upon Modine, and Modine has not cured, or cannot cure, the breach within 20 days of the receipt of notice from Thermacore.

        A "material adverse effect" is any change, event or circumstance that is, or would reasonably be expected to be, materially adverse to the financial condition, business, operations or assets of the relevant company and its subsidiaries, taken as a whole, or that might materially impair the ability of that company to perform its obligations under the merger agreement.

   ACCOUNTING TREATMENT (PAGE 16)

        Modine and Thermacore expect the merger to be accounted for as a pooling of interests, which means that the companies will be treated as if they had always been combined for accounting and financial reporting purposes.

   LISTING OF MODINE COMMON STOCK (PAGE 26)

        It is a condition to the merger that the Nasdaq National Market approve for listing the shares of Modine common stock to be issued to Thermacore shareholders in the merger. Modine expects that Nasdaq will approve the listing. Modine common stock trades on the Nasdaq National Market under the symbol "MODI."

   INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 40)

        Some of Thermacore's directors and officers have interests in the merger that are different from, or in addition to, the interests of the Thermacore shareholders generally. In particular, six officers, one of whom is a director, of Thermacore, who do not currently have employment agreements with Thermacore will enter into employment agreements as a condition to the merger. Eight officers of Thermacore, two of whom are directors, are parties to change-in-control agreements under which those officers will be entitled to receive severance benefits, under most circumstances, if their employment with Thermacore is terminated within 24 months of the date on which Thermacore's shareholders approve the merger agreement. In addition, Modine has agreed to provide or to continue indemnification arrangements for existing directors, officers, employees or agents of Thermacore. The members of the Thermacore board of directors knew about these additional interests and considered them when they approved the merger agreement.

                      SUMMARY FINANCIAL DATA OF MODINE

      The following table provides summary consolidated financial data for Modine as of and for each of the periods indicated. Modine derived the consolidated financial data for each of the years in the five-year period ended March 31, 2000 from its audited consolidated financial statements, and it derived the consolidated financial data for the nine-month periods ended December 26, 2000 and 1999 from its unaudited consolidated financial statements. The unaudited financial information includes all normal and recurring adjustments that are, in the opinion of Modine's management, necessary for a fair presentation of results for the interim period. Results for the first nine months of fiscal 2001 are not necessarily indicative of the results to be expected for the full year. Modine incorporates by reference into this proxy statement/prospectus (1) its audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2000 and (2) its unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended December 26, 2000. See "Where You Can Find More Information." You should read the following information in conjunction with those financial statements, including the notes to Modine's audited consolidated financial statements and unaudited quarterly financial statements.


                           Nine Months Ended or As of
                                  (unaudited)                         Fiscal Year Ended or As of March 31,
                           --------------------------      -----------------------------------------------------------
                             December       December
                             26, 2000       26, 1999       2000         1999 (1)        1998         1997         1996
                             --------       --------       ----         --------        ----         ----         ----
                                                      (in thousands, except per share data)
       Sales                  $808,605     $854,058      $1,139,269    $1,111,447    $1,040,418     $999,046     $990,493

       Net earnings             43,089       50,800          65,403        73,943        72,471       63,763       61,399

       Total assets            875,310      937,423         931,107       915,739       759,024      694,955      671,836

       Long-term debt          137,547      156,649         211,112       143,838        89,587       85,197       87,809

       Book value per
       share                     16.67        16.22           16.41         15.35         14.24        12.93        11.74

       Dividends per
       share                      0.75         0.69            0.92          0.84          0.76         0.68         0.60

       Net earnings
       per share
         - Basic                  1.47         1.72            2.22          2.50          2.44         2.14         2.07
         - Assuming
           dilution               1.46         1.71            2.20          2.46          2.39         2.10         2.03

     -----------------------

          (1)    Includes the assets and liabilities of Core Holdings, Inc. and the results of its operations from October
          6, 1998, the date on which it was acquired by Modine.

                                                                9






                 RECENT DEVELOPMENTS RELATING TO THERMACORE

      Thermacore had unaudited total revenues of $27,329,000 for the six-month period ended December 31, 2000, an increase of 58.4% over the unaudited total revenues of $17,247,000 recorded for the same period in 1999. Unaudited net income from continuing operations for the six-month period ended December 31, 2000 was $2,295,000, an increase of 230% over unaudited net income from continuing operations for the same period in 1999. The increase in total revenue was the result of increased sales in the communications and server markets during a period when demand was increasing in such markets. The increase in net income was due to product sales reaching economies of scale.


                          MARKET PRICE INFORMATION

      The following table presents the high, low and last-sale prices per share of Modine common stock, as reported on the Nasdaq National Market, on December 13, 2000 and March 19, 2001. December 13, 2000 was the last full trading day before the public announcement of the proposed merger. March 19, 2001 was the last trading day for which market price information was available, as a practical matter, before the date of this proxy statement/prospectus. There is no public trading market for Thermacore common stock or preferred stock. You should read the information presented below in conjunction with "Market Price and Dividend Information" on page 39.

                                         MODINE COMMON STOCK
                                         -------------------

                                     High          Low        Last
                                     ----          ---        ----

    December 13, 2000 . . . . .     $24.00       $20.375    $20.375
    March 19, 2001  . . . . . .     $25.00       $23.50     $24.8906


      The market prices of shares of Modine common stock fluctuate. As a result, you are urged to obtain current market quotations.

                                RISK FACTORS

      BY VOTING FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, AS AMENDED, YOU WILL BE CHOOSING TO INVEST IN MODINE'S COMMON STOCK. IN ADDITION TO THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING RISKS RELATED TO MODINE DISCUSSED IN DOCUMENTS PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN DECIDING WHETHER TO VOTE IN FAVOR OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

   YOU WILL RECEIVE SHARES OF MODINE COMMON STOCK BASED ON AN EXCHANGE RATIO THAT IS DETERMINED BY THE MARKET VALUE OF MODINE COMMON STOCK.

      Under the formula specified in the merger agreement, as amended, Modine has agreed to pay, in the form of Modine common stock, approximately $26.24 for each share of Thermacore common stock and ten times that amount, or approximately $262.40, for each share of Thermacore preferred stock, if the unweighted average last-sale price of Modine's common stock during the measurement period is between $22.08 and $32.00 per share. If the unweighted average last-sale price of Modine common stock during the measurement period is between $22.08 and $32.00 per share, the number of shares that you will receive for each share of Thermacore common stock or preferred stock that you hold will be determined by dividing (1) $26.24028 for each share of Thermacore common stock and (2) $262.4028 for each share of Thermacore preferred stock by the unweighted average last-sale price of Modine common stock over a 20-trading-day measurement period ending on the fifth trading day before the effective date of the merger. The exchange ratio is, however, limited so that you will receive:

      (1) NO MORE THAN 1.18842 SHARES of Modine common stock for each of your shares of Thermacore common stock and NO MORE THAN
             11.8842 SHARES of Modine common stock for each of your shares of Thermacore preferred stock, even if the unweighted average last-sale price of Modine common stock during the measurement period or the market price of the Modine common stock at the effective time of the merger is less than $22.08; and

      (2) NO LESS THAN 0.82001 OF A SHARE of Modine common stock for each of your shares of Thermacore common stock and NO FEWER THAN 8.2001 SHARES of Modine common stock for each of your shares of Thermacore preferred stock, even if the unweighted average last-sale price of Modine common stock during the measurement period or the market price of the Modine common stock at the effective time of the merger is more than $32.

      If the unweighted average last-sale price of Modine common stock during the measurement period exceeds $32 per share, the portion of a share of Modine common stock that you will receive in the merger will have a value greater than $32, as determined under the formula set forth in the merger agreement, and as a consequence you will receive a value of greater than $26.24 for each of your shares of Thermacore common stock and $262.40 for each of your shares of Thermacore preferred stock. If the unweighted average of the Modine common stock during the measurement period is less than $22.08, the number of shares of Modine common stock that you receive in the merger will have a value of less than $22.08, as determined under the formula set forth in the merger agreement, and as a consequence you will receive a value of less than $26.24 for each of your Thermacore common stock and $262.40 for each of your shares of Thermacore preferred stock. Thermacore does not have the right to terminate the merger agreement if the unweighted average last-sale price of Modine common stock during the measurement period is less than $22.08.

      The market price per share of Modine common stock at the effective time of the merger may be more or less than the unweighted average last-sale price used in determining the number of shares of Modine common stock that you will receive in the merger. We cannot predict the market prices for the Modine common stock and we encourage you to obtain current market quotations for Modine common stock. Modine common stock is listed on the Nasdaq National Market under the symbol "MODI."

   AT THE TIME THAT YOU VOTE ON THE MERGER, YOU WILL NOT KNOW THE EXACT NUMBER OF SHARES OF MODINE COMMON STOCK THAT YOU WILL RECEIVE IN EXCHANGE FOR YOUR SHARES OF THERMACORE COMMON OR PREFERRED STOCK SINCE YOU WILL NOT KNOW, FOR CERTAIN, THE EFFECTIVE DATE OF THE MERGER.

      If the merger is effective, you will receive between 0.82001 of a share and 1.18842 shares of Modine common stock for each of your shares of Thermacore common stock, and between 8.2001 and 11.8842 shares of Modine common stock for each of your shares of Thermacore preferred stock. The actual number of shares you receive will be determined based on the unweighted average last-sale price of Modine common stock during the 20 trading days ending on the fifth trading day before the effective date of the merger. Under the terms of the merger agreement, the merger is required to become effective on the third calendar day after the special meeting, provided that all other conditions to the merger have been met.

      The parties currently anticipate that the merger will take place on April 27, 2001 and have no reason to believe that the merger will not become effective as of that date. Since, however, a number of conditions must be met before either side is obligated to proceed with the merger, there is no assurance that the merger will, in fact, become effective on April 27, 2001. See "Material Provisions of the Merger Agreement-Conditions to the Consummation of the Merger." At the time of the special meeting, you will not know for certain when the merger will become effective. If the effective date of the merger is delayed by more than three days, one or more trading days included in the 20-day measurement period will occur after the date of the special meeting.

   THE FAILURE OF THE MERGER TO RECEIVE THE ANTICIPATED "POOLING OF INTERESTS" ACCOUNTING TREATMENT COULD HAVE A NEGATIVE EFFECT ON MODINE'S EARNINGS.

      The merger is expected to be accounted for under the pooling of interests method of accounting. Under this method of accounting, the recorded assets and liabilities of each of the companies, together with their subsidiaries, will be carried forward to Modine at their historical recorded amounts, after addressing any conformity issues;
   net income of Modine after the merger will include the net income of both Modine and Thermacore and their subsidiaries for the entire fiscal year in which the merger occurs; and the historical reported net income of both Modine and Thermacore, together with their subsidiaries, for prior periods will be combined and restated as net income of Modine after addressing any conformity issues. It is a condition to each of the companies' obligations to effect the merger that each receives a letter from Modine's independent accountant to the effect that the auditors concur with the conclusions of Modine's and Thermacore's management that no conditions exist that would preclude accounting for the merger as a pooling of interests.

      The ability of the companies to use pooling of interests accounting could be impaired if, for example, a significant number of Thermacore shareholders exercise dissenters' rights in the merger.
   It is a condition to Modine's obligation to consummate the merger that the holders of not more than 2% of the outstanding shares of Thermacore common stock, on a fully-diluted basis, shall have exercised and perfected dissenters' rights under Pennsylvania law.

      If pooling of interests accounting treatment is not available, the boards of directors of Modine and Thermacore could, if they so chose, waive that condition. Under such circumstances, the purchase method of accounting would apply. Under purchase method accounting, the book value of Thermacore's assets and liabilities would be adjusted to their fair values and the excess of the purchase price over the fair value of Thermacore's assets would be capitalized as purchased goodwill and expensed over the useful life of the acquired goodwill as required under current accounting standards.

   YOU MAY FIND IT DIFFICULT TO SELL LARGE BLOCKS OF MODINE COMMON STOCK IN A RELATIVELY SHORT PERIOD OF TIME.

      Modine's common stock trades on the Nasdaq National Market under the symbol "MODI." Although 29,395,511 shares of Modine common stock were outstanding on February 6, 2001, as reported in Modine's most recent Quarterly Report on Form 10-Q for the quarterly period ended December 26, 2000, the average daily trading volume in Modine's common stock during the 90-trading-day period ending on March 13, 2001 was 50,177 shares. Any shareholder who desires to sell a large block of shares of Modine common stock may therefore not be able to dispose of those shares on a given day and may be required to sell those shares over a period of time.

   MODINE WILL INCUR MERGER-RELATED EXPENSES WHICH WILL REDUCE EARNINGS IN THE QUARTER IN WHICH THE MERGER IS CONSUMMATED.

      Modine anticipates that a one-time charge for direct incremental merger-related transactional costs will be recorded in the quarter in which the merger is consummated. These costs consist principally of charges related to investment banking fees, professional services, registration and other regulatory costs estimated as of the date of this proxy statement/prospectus to be approximately $2,105,000. This amount is a preliminary estimate and is therefore subject to change. Additional unanticipated expenses may be incurred in the integration of the two companies.

   FAILURE TO COMPLETE THE MERGER COULD ADVERSELY AFFECT THERMACORE'S ABILITY TO ENTER INTO ALTERNATIVE TRANSACTIONS.

      Under Pennsylvania law, Thermacore shareholders who do not vote in favor of the merger are entitled to exercise dissenters' rights. If the merger occurs and a shareholder properly exercises these rights, the dissenting shareholder is entitled to receive cash for his or her shares of Thermacore stock, instead of the shares of Modine common stock the shareholder would have received in the merger if the shareholder had not dissented. It is a condition to the merger that the holders of no more than 2% of Thermacore's common stock, on a fully-diluted basis, shall have exercised, and not withdrawn or failed to perfect, dissenters' rights under Pennsylvania law. If this condition is not met, the merger might not be consummated.

      While the merger agreement is in effect, Thermacore may not solicit, initiate, encourage or negotiate with another party to enter into any other business combination such as a merger or sale of assets. As a result, if the merger is terminated Thermacore will have foregone, during the period the merger agreement was in effect, any opportunity for a transaction with another potential partner. If Thermacore then determines to seek another merger or business combination, it might not be able to find a partner at an attractive price.

   THE PRINCIPAL MARKETS FOR MODINE'S PRODUCTS ARE CYCLICAL AND DEPENDENT UPON GENERAL ECONOMIC CONDITIONS WHICH, IF ADVERSE, WILL HAVE A NEGATIVE EFFECT ON MODINE'S FINANCIAL PERFORMANCE.

      Modine's principal customers include original equipment manufacturers, generally referred to as OEMs, in the automotive, truck, bus and farm equipment industries. Sales in those markets are cyclical and dependent upon general economic conditions. Sales by OEMs in these industries will decline in periods of recession or slower economic growth. Any significant reduction in the production and sales of Modine's customers will have an adverse effect on the level of Modine's sales to those customers and will have an adverse effect on Modine's operating results and financial condition.

   THE PRINCIPAL MARKETS IN WHICH MODINE COMPETES ARE HIGHLY COMPETITIVE AND SUBJECT TO INCREASED COMPETITION FROM OVERSEAS COMPETITORS.

      The automotive, truck, bus and farm equipment industries and automotive aftermarket are highly competitive. Modine competes with several manufacturers of heat transfer products, some of which are divisions of larger companies with greater resources and some of which are independent companies. Those markets have changed significantly in recent years as Modine's traditional OEM customers in the United States, faced with dramatically increased international competition, have expanded their worldwide sourcing of parts to better compete with lower-cost imports. These market changes have caused Modine to experience competition from suppliers in other parts of the world which enjoy economic advantages such as lower labor and health care costs.

      Modine competes in these markets on the basis of price, product quality, customer service, distribution capabilities, geographic presence and reputation. Moreover, in recent years, Modine's customers have asked Modine, as they have asked all of their primary suppliers, to participate directly and more substantially in research and development, design, and validation projects that should result in stronger relationships and more partnership opportunities. Notwithstanding those trends, however, competitive pressures could cause Modine to lose market share or could result in significant price erosion, either of which could have a material adverse effect upon the financial position, results of operations and cash flows of Modine.

   THE PRINCIPAL MARKETS IN WHICH MODINE COMPETES ARE RELATIVELY MATURE, AND FUTURE INCREASES IN THE COMBINED COMPANIES' REVENUES WILL CONTINUE TO BE DEPENDENT, IN THE SHORT-TERM, UPON MODINE'S ABILITY TO INCREASE MARKET SHARE IN THE MARKETS IN WHICH IT COMPETES.

      Growth in the automotive, truck, bus and farm equipment markets and the automotive aftermarkets is relatively modest even when general economic conditions are good. As a result, Modine's ability to increase sales to those markets is largely dependent upon its ability to displace sales by its competitors. Although the computer, telecommunications, networking and power-semiconductor markets into which Thermacore sells are higher growth markets, Thermacore's sales will initially constitute only a relatively modest percentage of the sales of the combined companies.

   BOTH MODINE AND THERMACORE ARE DEPENDENT ON A LIMITED NUMBER OF MAJOR CUSTOMERS, THE LOSS OF WHICH COULD NEGATIVELY AFFECT THE FINANCIAL PERFORMANCE OF THE COMBINED COMPANIES.

      Ten customers accounted for approximately 45.9% of Modine's sales in its fiscal year ended March 31, 2000. Those customers, listed alphabetically, were BMW, Caterpillar, DaimlerChrysler, Fiat, Ford, John Deere, International Truck (formerly Navistar International), NAPA, Paccar and Volkswagen. Sales to a single customer, Hewlett

   Packard, represented approximately 38% of Thermacore's total revenues in its fiscal year ended June 30, 2000. The loss of one or more of these customers could have a material adverse effect on the financial performance of the combined companies until such time, if any, as sales to those customers have been replaced by sales to another customer.

   MODINE'S OBLIGATIONS TO COMPLY WITH UNKNOWN FUTURE ENVIRONMENTAL OBLIGATIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON MODINE.

      Modine's business and products are, and those of the combined companies will be, subject to a constantly changing body of environmental laws and regulations that require that certain environmental standards be met and imposes liability for failure to comply with those standards. While Modine seeks to assure compliance with environmental laws and regulations, there can be no assurance that Modine's operations or activities, or historical operations by others at Modine's locations, will not result in cleanup obligations, civil or criminal enforcement actions or private actions that could have a material adverse effect on Modine.

   MODINE HAS ADOPTED A SHAREHOLDER RIGHTS AGREEMENT AND CERTAIN
   PROVISIONS IN ITS ARTICLES OF INCORPORATION THAT WILL MAKE IT MORE DIFFICULT FOR A PROSPECTIVE ACQUIROR TO ACQUIRE MODINE WITHOUT THE PRIOR APPROVAL OF MODINE'S BOARD OF DIRECTORS.

   Like a large number of publicly traded companies, Modine has adopted a shareholder rights agreement. See "Description of Modine Common Stock--Shareholder Rights Plan." The rights, if issued under the agreement, would result in a substantial dilution of the share ownership in Modine of any person or entity which sought to acquire more than 20% of Modine's outstanding common stock without prior negotiation with, and the approval of, Modine's board of directors. Modine's articles of incorporation also (1) provide for a staggered board of directors, thus making it more difficult for a dissident shareholder or third-party to obtain control of Modine's board, and
   (2) include a provision imposing, among other things, the requirement that certain mergers and acquisitions be approved by a super-majority vote of Modine's shareholders. The rights agreement and these provisions in Modine's articles, together with certain provisions of the Wisconsin Business Corporation Law, will make it more difficult for a person or entity to obtain control of Modine without the support of Modine's board, even if individual shareholders believe that a change in control of Modine would be in their best interests or in the best interests of Modine or if a prospective acquiror were willing to pay a premium for Modine's shares that individual shareholders found attractive.

   FORWARD-LOOKING STATEMENTS MADE IN THIS DOCUMENT ARE SUBJECT TO RISKS AND UNCERTAINTIES, WHICH MAY CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THESE STATEMENTS.

      This document contains, or incorporates by reference documents that contain, forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include information concerning future financial results of Modine and Thermacore. Also, when words such as "intend," "anticipate," "believe," "expect" or similar expressions are used, these words indicate forward-looking statements. These statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in the forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with those statements, factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those factors described in this section, or similar cautionary sections in the documents incorporated by reference in this proxy statement/prospectus.

                                 THE MERGER

   BACKGROUND OF THE MERGER

      BACKGROUND OF MODINE'S INTEREST IN ACQUIRING THERMACORE. In early 2000, Modine's strategic planning and business development group began researching the electronics cooling market as a potential new market for Modine. Modine had offered a line of electronic cooling products in the 1950's and had created an electronics cooling consortium and sold electronics cooling products to the medical industry in the 1990's. Its presence in the electronic cooling market was, however, limited. The strategic planning group believed that the electronics cooling market was a high growth market which Modine was particularly well-equipped to enter in light of its long-standing expertise and experience in providing thermal management solutions in other markets.

      During the first half of 2000, Modine's strategic planning group conducted informational meetings with several major electronics companies and other potential customers, consulted with academic and industry experts in the field of electronic cooling, attended conferences, gathered published materials and conducted other research relating to the electronic cooling market and its participants.
   During the course of conducting its research, the strategic planning group concluded, and senior management concurred, that it would be more effective for Modine to enter the electronic cooling business through the acquisition of an existing participant in that market rather than attempting to develop the business internally. In July of 2000, the strategic planning group began to develop a more formal business plan and compiled, as part of that plan, a short list of potential acquisition targets, including Thermacore. The strategic planning group had concluded, based on discussions with a number of large manufacturers of electronics products and other market research, that Thermacore had an excellent reputation in the market, due primarily to its technical expertise and ability to manage successfully customer relationships.

      EVENTS LEADING TO THE THERMACORE BOARD DECISION TO SELL THE COMPANY. In 1999, Thermacore's board of directors determined that Thermacore would need high volume production capabilities in order to meet forecasted increases in customer demand. Thermacore's board reached that conclusion based on both input from customers and an internal study of the industry and of forecasted demand conducted by Thermacore in late 1999. Thermacore's board also determined that substantial additional capital funding and a substantial increase in skilled labor would be required in order to achieve high volume production capabilities sufficient to meet forecasted increases in customer demand.

      On several occasions in late 1999 and early 2000, the Thermacore board discussed the strategic options available to Thermacore for addressing this need. Those options included (1) purchasing or building a new manufacturing facility and hiring the necessary skilled labor, (2) establishing a joint venture with a high volume manufacturing business, or (3) seeking a buyer for Thermacore that had high volume manufacturing capabilities and would provide shareholder liquidity. In May 2000, Thermacore had extensive discussions with a strategic partner about a possible business combination that Thermacore believed would result in a significant increase in the manufacturing capabilities for Thermacore's thermal management products. Thermacore engaged the investment banking firm of SG Cowen Securities Corporation to advise Thermacore in connection with the negotiations. Those negotiations terminated without agreement.

      On May 17, 2000, the Thermacore board held a meeting to explore the strategic alternatives available to Thermacore to enhance shareholder value. Representatives of SG Cowen and Pepper Hamilton LLP, Thermacore's legal counsel, participated in the meeting. At that meeting, the Thermacore board discussed with SG Cowen the company's prospects going forward either (1) as a stand-alone entity, taking into account estimated costs, including capital expenditures and working capital, related to the construction and operation of a high volume manufacturing facility or (2) in combination with a strategic partner that had those manufacturing and operations capabilities. The discussion included consideration of a discounted cash-flow analysis of Thermacore as a stand-alone entity, a pro forma impact study of the market value of Thermacore's capital stock if it were acquired by various public strategic partners, and an incremental accretion/dilution analysis of Thermacore's capital stock if the company were sold for cash. After discussion and evaluation of different transaction scenarios, including an organized bid process and valuation matters, the Thermacore board of directors authorized SG Cowen to conduct a bid process on behalf of Thermacore in which it would solicit offers for the acquisition of Thermacore from a wide range of possible acquirers with the goal of maximizing Thermacore's capability and value for all shareholders.

      During June and July 2000, SG Cowen prepared descriptive materials concerning, among other things, Thermacore's operations, properties, products, financial history and management. In conjunction with SG Cowen, Thermacore's management also developed a list of potential buyers. SG Cowen began contacting potential buyers in August 2000.

      INITIAL CONTACT BETWEEN MODINE AND THERMACORE. On August 3, 2000, Thomas Neyens, Modine's Director of Business Planning and Development and the head of its strategic planning group, contacted Donald Ernst, Thermacore's Vice President of Development, to propose an introductory meeting between representatives of Modine and Thermacore. Modine informed Thermacore that Modine was interested in entering the electronics cooling business and wanted to discuss shared opportunities for the two companies. Modine did not know, at the time, that Thermacore's board had decided to sell the company. A meeting was arranged for September 1, 2000.

      On the following day, a representative of SG Cowen called Mr. Neyens to inform him that SG Cowen had been engaged to conduct a formal bid process for the acquisition and sale of Thermacore. SG Cowen inquired whether Modine would be interested in participating in that process. Mr. Neyens informed SG Cowen that Modine was interested in participating. On August 11, 2000, Modine signed a confidentiality agreement in connection with the bidding process, and on August 15, 2000, it received from SG Cowen a copy of a confidential offering memorandum relating to the sale of Thermacore's business.

      On September 1, 2000, representatives of Modine and Thermacore met at Thermacore's Lancaster, Pennsylvania headquarters, as originally arranged on the August 3, 2000 telephone call, to learn more about each other's businesses. The parties discussed business and technical issues. The parties did not specifically discuss an acquisition, although the parties understood that Modine would be participating in the bidding process.

      THE BIDDING PROCESS AND MODINE'S PARTICIPATION IN THAT PROCESS. During August 2000, SG Cowen contacted approximately 23 possible buyers, including major strategic competitors in the thermal management industry, strategic partners and financial buyers. During August and September 2000, SG Cowen met with, in person or by telephone, all 23 prospective buyers, of which 11, including Modine, signed confidentiality agreements and requested and received a confidential offering memorandum, procedures for the bidding process, and a draft merger agreement.

      On September 12, 2000, Modine provided SG Cowen with a preliminary indication that it would be interested in purchasing 100% of Thermacore's capital stock for a total enterprise value of approximately $120 million, including the assumption of Thermacore's debt. By September 14, 2000, the deadline for responding to the offering materials, SG Cowen received a total of four indications of interest from potential buyers. On September 15, 2000 at a meeting of the Thermacore strategic committee of the board of directors, the committee reviewed and discussed with SG Cowen and Pepper Hamilton the process by which bids were solicited and the indications of interest that were received from potential buyers. In addition, SG Cowen assessed each potential buyer and discussed valuation issues. After conferring with SG Cowen and Pepper Hamilton further, the Thermacore strategic committee authorized SG Cowen to invite the parties that had submitted the indications of interest, including Modine, to attend management presentations and to conduct due diligence reviews at Thermacore's corporate offices. On October 3, 2000, SG Cowen extended formal invitations to Modine and other potential buyers to submit by November 9, 2000 final binding offers to acquire Thermacore. The offer was to be submitted by marking for revision the draft merger agreement that SG Cowen had furnished to each of the bidders, containing each bidder's best and final offer.

      On October 5, 2000, representatives of Modine attended a management presentation regarding Thermacore's operations at Thermacore's Lancaster, Pennsylvania headquarters and toured the Thermacore factory located there. During that same period, representatives of Modine reviewed documents and other information regarding Thermacore that had been assembled and made available at Thermacore's offices. These materials related to Thermacore's corporate governance, employees and material contracts, management reports and financial and operating data. On October 11, 2000, representatives of Modine toured Thermacore's manufacturing facilities in Mexico. During the month of October, representatives of the three other prospective buyers also attended Thermacore management presentations, toured Thermacore's facilities, and conducted due diligence at Thermacore's offices.

      At a regular meeting of Modine's board of directors held on October 18, 2000 at which all but one director were present, the Modine board authorized Modine's officers to negotiate, execute and deliver a merger agreement, subject to certain parameters specified by the board. On October 25, 2000, SG Cowen informed Modine that the deadline for submitting final bids had been extended to November 21, 2000. Modine continued its due diligence, including a tour of Thermacore's facility in the United Kingdom on November 6, 2000.

      On November 21, 2000, Modine submitted an offer to acquire all of the outstanding capital stock of Thermacore. On November 22, 2000, the Thermacore board held a special meeting at which it reviewed the results of the bidding process with Thermacore's executive management, SG Cowen and Pepper Hamilton. Representatives of SG Cowen and Pepper Hamilton reviewed the valuation and structure of the Modine offer as well as the principal terms of the proposed merger agreement and voting agreement and compared the Modine offer to the options available to Thermacore. After determining that the Modine proposal offered the greatest realizable value to the Thermacore shareholders, the Thermacore board of directors directed the company's executive management, with the assistance of SG Cowen and Pepper Hamilton, to begin negotiations with Modine.

      NEGOTIATIONS BETWEEN THERMACORE AND MODINE. On November 29, 2000, Thermacore delivered its initial comments on the draft merger agreement to Modine. On November 30, 2000, several members of Modine's management team met with several members of Thermacore's management team, along with representatives from SG Cowen and Pepper Hamilton, to negotiate various terms of the merger agreement. These negotiations included all aspects of the transaction, including the representations and warranties made by the parties, the conditions to completion of the proposed merger, the total purchase price, maximum and minimum Modine share prices to be used in determining the number of shares to be issued, preservation of the location of Thermacore operations upon the completion of the proposed merger, and treatment of Thermacore employee stock options.

      On December 1, 2000, L. Ronald Hoover, Thermacore's chief executive officer, Richard J. Defieux and John P. Horgan, two of Thermacore's directors, and a representative from SG Cowen met with Modine's senior executive team at Modine's corporate headquarters in Racine, Wisconsin. At the meeting, Modine made a presentation regarding its corporate structure, management, and operations, and the parties discussed the proposed merger.

      Between December 1 and December 6, numerous teleconferences were held among representatives of Modine, Thermacore, Pepper Hamilton and Schiff Hardin & Waite, counsel to Modine, to negotiate the terms and conditions of the merger agreement. The discussions were focused on a proposed transaction that would value Thermacore at $93.5 million and would be structured as a one-step stock merger, as a result of which Modine would also assume $16.5 million in Thermacore debt. Modine's common stock would be valued using a 20-day average within a range of between +/- 7.5% to 20% of $27-28 per share for purposes of determining the number of shares of Modine common stock to be issued in exchange for Thermacore common and preferred stock. On December 6, 2000, Modine, at the request of SG Cowen, submitted a revised offer. Negotiations continued following Modine's submission of its revised offer, including discussions of Thermacore's request for board representation and the executive level to which Thermacore management would report at Modine following the merger and further negotiations of the Modine common stock price collar. The parties agreed that for a two-year period following the merger Thermacore representatives would hold three of the seven seats on Thermacore's board of directors. The parties also negotiated the terms and conditions of the employment agreements to be entered into between Thermacore and six of its executive officers. During that same period, Thermacore's board of directors held two special meetings to discuss and direct the negotiations with Modine. Those meetings took place on December 7 and 12, 2000.

        APPROVAL OF THE MERGER AGREEMENT BY THERMACORE'S BOARD. On December 13, 2000, the Thermacore board of directors held a special meeting to review revised drafts of the merger agreement, which included a revised price collar of $22.08 to $32.00 per share, and the voting agreements and discuss the principal terms of the proposed merger. After further deliberation, the Thermacore board of directors unanimously:

      * determined that the merger and the merger agreement are advisable and in the best interests of Thermacore and its shareholders;

      * approved the merger, the merger agreement, the voting agreements and the transactions contemplated thereby, together with such changes as were discussed at the meeting;

      * resolved to call a special meeting of Thermacore's shareholders to approve and adopt the merger agreement;

      * resolved to recommend that the Thermacore shareholders vote in favor of approval and adoption of the merger agreement; and

        * authorized Dr. Hoover to execute, on behalf of Thermacore, the merger agreement and such other documents that Dr. Hoover deems necessary or advisable in his discretion, together with any changes, deletions, additions and alterations Dr. Hoover approved consistent with the resolutions of the Thermacore board of directors.

        As a condition to entering into the merger agreement, Modine required certain affiliates of Thermacore to enter into voting agreements with Thermacore and Modine under which they agreed to vote their Thermacore shares in favor of the adoption and approval of the merger and the merger agreement. During the afternoon of December 13, 2000, those affiliates of Thermacore executed the voting agreements. Modine and Thermacore then entered into the merger agreement and the voting agreements.

        ADDITIONAL BOARD APPROVALS BY MODINE. At a meeting held on January 17, 2001, the Modine board authorized the issuance of the Modine common stock to be issued in the merger and upon the exercise of the Modine options to be substituted for the Thermacore options, authorized the preparation and filing of the registration statement of which this proxy statement/prospectus is a part and the filing of an application to list the shares of Modine common stock on the Nasdaq National Market, and took certain other additional actions required in connection with the merger and the merger agreement.

        AMENDMENT NO. 1 TO THE MERGER AGREEMENT. Subsequent to the signing of the merger agreement, Thermacore and two holders of Thermacore options mutually agreed to rescind grants of options to purchase a total of 5,000 shares of Thermacore common stock. On March 15, 2001, Thermacore and Modine amended the merger agreement to revise the formula used in determining the per share consideration in order to reflect, as a result of the rescission, a reduction in the number of shares issuable upon the exercise of outstanding Thermacore options.
   In addition, Modine Merger Co., which was incorporated as a Pennsylvania corporation on March 1, 2001, became a party to the merger agreement by its execution of the amendment to the merger agreement, which was approved and adopted by its board of directors on March 14, 2001 and by Modine as its sole shareholder on March 15, 2001.

   APPROVAL BY THE MODINE BOARD; MODINE'S REASONS FOR THE MERGER

        Modine's board of directors has determined that the merger and the merger agreement, including the issuance of shares of Modine common stock to Thermacore shareholders in exchange for their shares of Thermacore common and preferred stock, are in the best interests of Modine and its shareholders. At a meeting of the Modine board of directors held on October 18, 2000 where all but one of the directors were in attendance, the directors unanimously approved the acquisition of Thermacore by Modine and the negotiation and delivery of a merger agreement. Modine's board authorized the issuance of the shares of common stock to be issued in the merger and other related actions at a meeting held on January 17, 2001.

        Modine's board of directors authorized the merger and the merger agreement because it believes that the acquisition of Thermacore by Modine is consistent with Modine's strategic plans for growth and market diversification. Modine's board believes that Thermacore's electronics cooling technology represents a natural extension of Modine's heat transfer technology and that the acquisition of Thermacore will permit Modine to expand into a new and higher growth market. Modine's board of directors also believes that Modine will be able to build upon Thermacore's existing strengths, its technology and customer relationships, by providing Thermacore with greater access to capital, sourcing synergies and manufacturing expertise.

        In reaching its decision to approve the merger agreement and the issuance of shares of Modine common stock to Thermacore shareholders in connection with the merger, the Modine board took into account a number of factors, including the following:

        * Modine's desire to participate in the electronics cooling market;

        * the strategic fit between Thermacore's electronics cooling technology and Modine's heat transfer technology;

        * the historical financial performance of Thermacore and the projections of Thermacore's management for future sales and profit growth;

        * the risks that Thermacore's projected sales and profit growth would not be achieved;

        * Thermacore's strengths as a technology leader and its broad customer relationships in the electronics industry;

        * opportunities for improving Thermacore's manufacturing operations;

        * the effect of the merger on Modine's short-term and long-term financial performance, including its belief that the issuance of the shares of Modine common stock in the merger would result in a slight dilution of Modine's earnings per share in fiscal year 2001 and be accretive to earnings in fiscal year 2002; and

        * its belief that participation by Modine in the electronics cooling market would have a positive effect on the earnings multiple at which Modine common stock trades.

        The foregoing discussion of the information considered by the Modine Board includes material factors considered by the Modine
   Board. In light of the variety of factors considered in its evaluation of the merger and the complexity of these matters, the Modine Board did not find it practicable to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. The Modine Board conducted an overall analysis of the factors described above, including discussions with Modine's management and legal and accounting advisors. In considering these factors, individual members of the Modine Board may have given different weight to different factors. The Modine Board considered these factors as a whole and considered them overall to be favorable and to support its approval of the merger and the merger agreement.

   RECOMMENDATION OF THE THERMACORE BOARD; THERMACORE'S REASONS FOR THE
   MERGER

        The Thermacore board of directors has unanimously approved the merger agreement and recommends that Thermacore shareholders vote "FOR" the approval and adoption of the merger agreement. In reaching its decision to approve the merger agreement, the Thermacore board of directors consulted with: (1) its legal counsel regarding the legal terms of the transaction and the obligations of the Thermacore board of directors in its consideration of the proposed transaction, (2) its financial advisors regarding the financial aspects of the proposed transaction, and (3) the management of Thermacore concerning the strategic advantages of an alliance with Modine, Thermacore's prospects in the absence of such alliance and Thermacore's alternatives for enhancement of shareholder value. At the same time, the Thermacore board of directors also reviewed the history of Modine and the prospects of Modine if the merger were completed. The factors that were examined as part of this analysis include, but were not limited to, the following:

        * the efficacy of Thermacore's strategic plan under current and forecasted customer demands and actions that would increase financial performance and long-term shareholder value;

        * Thermacore's need to develop a high volume manufacturing capability to meet its customers' and the markets' demands and the difficulties of doing so as a stand-alone entity;

        * the Thermacore board of directors' review of the business, operations, earnings and financial condition of Modine on both a historical and a prospective basis, the enhanced opportunities for operating efficiencies and sales growth that could result from the merger, the enhanced opportunities for growth that the merger would make possible as a result of Thermacore's becoming part of a larger organization with greater resources and the respective contributions that the parties would bring to a combined corporation;

        * the belief that the opportunity to own stock of a larger, publicly traded company listed on the Nasdaq National Market would provide greater security to shareholders and a better return on their investment and would eliminate some of the risks of owning an illiquid investment in a privately held company and offer the potential for increased long-term value and liquidity to Thermacore shareholders;

        * the current and anticipated market price of Modine common stock and the relative value of the merger consideration being offered to Thermacore shareholders;

        * the fact that Modine's acquisition proposal was selected as the result of an extensive organized bid process involving discussions with a number of potential buyers, that Modine's offer represented the highest complete formal bid made in this process and that it was the result of arms' length negotiations in which the Thermacore board of directors and management were assisted by financial and legal advisors;

        * the terms of the merger agreement and the transactions contemplated by the merger agreement, including the exchange ratio, the assumption of Thermacore's outstanding options, the agreement to maintain certain departments of Thermacore in Lancaster, Pennsylvania for two years from the effective time of the merger, the termination provisions, the voting agreements from majority shareholders, the continuation of director and officer insurance and the indemnification of officers and directors;

        * alternatives to the proposed transaction, including remaining independent as well as consideration of other potential strategic merger partners;

        * the expectation that the merger will be treated as a tax-free reorganization to Thermacore and its shareholders, except for tax resulting from any cash received by the holders of Thermacore stock for fractional shares or in connection with the exercise of dissenters' rights;

        * the expectation that the merger is to be accounted for using the pooling of interests method of accounting;

        * the interests of management, particularly the assumption of the current management's employment and change-in-control agreements and the new employment agreements to be entered into by certain members of Thermacore's management, including one director;

        * the enhanced ability to attract and retain key managers and engineers in light of competition and market conditions as a result of a combination with Modine; and

        * the interests of employees in being part of, and opportunities for career advancement as a result of, Modine's growth in new markets.

   The Thermacore board of directors also considered several potentially negative factors relating to the merger, including:

        * the risks that the potential benefits sought from the merger would not be fully achieved;

        * the risk that the merger would not be completed and the effect of the public announcement of the merger on Thermacore's sales and operating results, particularly the effect of the announcement on key customer and supplier relationships;

        * the difficulty of and risks associated with integration of different organizational structures;

        * the risks of Thermacore suffering employee attrition or of failing to attract key personnel due to the uncertainties associated with a pending merger; and

        *    the conditions to the merger.

        The Thermacore board of directors concluded that these factors were outweighed by the potential benefits to be gained by the merger agreement and the completion of the proposed merger. The above discussion of material factors is not exhaustive, but does set forth the principal factors considered by the Thermacore board of directors. The Thermacore board of directors collectively reached the conclusion to approve the merger agreement and the merger in light of the factors described above and other factors that each member of the Thermacore board of directors felt were appropriate. The Thermacore board of directors did not assign relative or specific weights to any of the factors described above, and individual directors may have weighed the factors differently.

        FOR THE REASONS SET FORTH ABOVE, THE THERMACORE BOARD OF
   DIRECTORS HAS APPROVED THE MERGER AND THE MERGER AGREEMENT AS FAIR TO AND IN THE BEST INTERESTS OF THERMACORE AND ITS SHAREHOLDERS AND RECOMMENDS THAT THERMACORE SHAREHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT.

   ACCOUNTING TREATMENT

        The merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes under generally accepted accounting principles. Under this method of accounting, (1) the recorded assets and liabilities of Modine and Thermacore will be carried forward to Modine at their historical recorded amounts, subject to any adjustments required to conform the accounting policies of the two companies; (2) net income of the combined corporation will include income of Modine and Thermacore for the entire fiscal year in which the merger occurs; and (3) the historical reported net income of Modine and Thermacore for prior periods will be combined and restated as net income of Modine after addressing any conformity issues. It is a condition to the obligations of Modine and Thermacore to consummate the merger that Modine and Thermacore shall have received a letter from Modine's independent public accountants stating that they concur with the conclusions of Modine's and Thermacore's management that no conditions exist that would preclude accounting for the merger as a pooling of interests.

   MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the material U.S. federal income tax consequences of the merger to a shareholder of Thermacore who holds shares of Thermacore common stock or preferred stock as a capital asset at the time of the merger. The discussion is based on laws, regulations, rulings and decisions in effect on the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. This discussion does not address all aspects of federal taxation that may be relevant to particular Thermacore shareholders in light of their personal circumstances or to Thermacore shareholders subject to special treatment under the Internal Revenue Code of 1986, including, among others, tax-exempt organizations, Thermacore shareholders who received their Thermacore common stock through the exercise of employee stock options or otherwise as compensation, and Thermacore shareholders who are not U.S. persons.
   In addition, the discussion does not address any state, local or foreign tax consequences of the merger.

        YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU.

        TAX OPINIONS. In the opinion of Schiff Hardin & Waite, counsel to Modine, and Pepper Hamilton LLP, counsel to Thermacore, subject to the considerations described below under " Certain Considerations with Respect to Opinions," the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and Modine, Modine's merger subsidiary and Thermacore will each be a party to the "reorganization" within the meaning of Section 368(b) of the Internal Revenue Code. Completion of the merger is conditioned upon counsel to both Modine and Thermacore delivering tax opinions immediately before the effective time of the merger to the same effect and subject to substantially the same considerations set forth in this section.

        TAX CONSEQUENCES OF THE MERGER. In accordance with the conclusion of Schiff Hardin & Waite's and Pepper Hamilton LLP's tax opinions that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and subject to the considerations described below under "-- Certain Considerations with Respect to Opinions," (1) in the opinion of Schiff Hardin & Waite and Pepper Hamilton LLP, no gain or loss will be recognized by Modine, Modine's merger subsidiary or Thermacore as a result of the merger and
   (2) in the opinion of Pepper Hamilton LLP:

        * no gain or loss will be recognized by a holder of Thermacore common stock or preferred stock upon the exchange of his or her shares solely for shares of Modine common stock in the merger, except with respect to cash, if any, received by a holder of Thermacore common or preferred stock in lieu of a fractional share of Modine common stock or in connection with the exercise of dissenters' rights;

        * the aggregate tax basis of the shares of Modine common stock received solely in exchange for shares of Thermacore common stock or preferred stock in the merger, including a fractional share of Modine common stock for which cash is received, will be the same as the aggregate tax basis of the shares of Thermacore common stock and preferred stock surrendered for Modine common stock in the merger;

        * the holding period for shares of Modine common stock received in exchange for shares of Thermacore common stock and preferred stock in the merger, including a fractional share of Modine common stock, will include the holding period of the shares of Thermacore common stock and preferred stock surrendered for Modine common stock in the merger; and

        * cash received by a holder of Thermacore common stock or preferred stock in lieu of a fractional share of Modine common stock or upon the exercise of dissenters' rights will be treated as received in exchange for shares of Thermacore common stock or preferred stock and capital gain or loss will be recognized in an amount equal to the difference between the amount of cash received and the tax basis of the exchanged Thermacore shares.

        CERTAIN CONSIDERATIONS WITH RESPECT TO OPINIONS. Schiff Hardin & Waite's and Pepper Hamilton LLP's tax opinions are subject to certain assumptions, limitations and qualifications. The opinions are based on current laws that may change, possibly with retroactive effect. In issuing their opinions, Schiff Hardin & Waite and Pepper Hamilton LLP relied on certain representations made by Thermacore and Modine and their respective managements. Please refer to the full text of Schiff Hardin & Waite's and Pepper Hamilton LLP's tax opinions, which set forth the assumptions made and matters considered in connection with those opinions. Copies of the opinions are filed as exhibits to Modine's registration statement on Form S-4 filed with the Securities and Exchange Commission, of which this proxy statement/prospectus forms a part. Opinions of counsel are not binding on the Internal Revenue Service or the courts and do not preclude the Internal Revenue Service from adopting or a court from sustaining a contrary position. In addition, if any of these representations or assumptions are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

   REGULATORY MATTERS

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated under that act by the Federal Trade Commission, certain transactions may not be consummated unless certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and all applicable waiting periods have been terminated or have expired. The merger is subject to these requirements. On January 29, 2001, Modine and Thermacore each filed a Notification and Report Form for review under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice. Early termination of the Hart-Scott-Rodino Act waiting period was granted on February 13, 2001.

        Neither Modine nor Thermacore is aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with applicable Pennsylvania corporate law.

   DISSENTERS' RIGHTS

        Under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, holders of shares of Thermacore common stock and preferred stock have the right to dissent from the merger and obtain a cash payment of the "fair value" of their shares in cash in the event that the merger is consummated. The term "fair value" means the value of a share of Thermacore common stock or preferred stock immediately before consummation of the merger taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger. Neither Modine nor Thermacore can assure you as to the methodology a court would use to determine fair value or how a court would select which elements of value are to be included in this determination. The value so determined could be more or less than the consideration to be paid for each share of Thermacore common stock or Thermacore preferred stock in the merger. A copy of the applicable statute is included as Annex B to this proxy statement/prospectus.
   The following summary of the provisions is qualified in its entirety by reference to Annex B.

        If you wish to exercise dissenters' rights, you must do all of the following:

        (1) submit, before the vote upon the merger at the special meeting, a written notice to Thermacore of your intention to demand payment of the fair value of your shares if the merger is consummated;

        (2) make no change in the beneficial ownership of the shares between the date of your notice and the date that the merger is consummated; and

        (3) not vote your shares of Thermacore common stock or preferred stock in favor of the approval and adoption of the merger agreement.

        Voting against, abstaining from voting, or failing to vote on approval and adoption of the merger agreement will not constitute written notice of an intent to demand payment for shares of Thermacore common stock or preferred stock within the meaning of Subchapter D. You must send a separate, written notice or demand which includes your name, address and telephone number to:

             Thermacore International, Inc.
             780 Eden Road
             Lancaster, Pennsylvania 17601
             Attention: Secretary

        In the event that, after filing a written notice to demand payment of fair value, you vote for approval and adoption of the merger agreement, or you deliver a proxy in connection with the special meeting that does not specify a vote against, or an abstention from voting on, approval and adoption of the merger agreement, you will have waived your dissenters' rights and will have nullified any written notice of an intent to demand payment that you previously submitted. However, failure to submit a proxy specifying a vote against or abstention from voting on the merger after filing a written notice to demand payment of fair value will not waive your dissenters' rights.

        You may assert dissenters' rights as to less than all of the shares registered in your name only if you dissent with respect to all shares owned by any one beneficial owner and you disclose the name and address of each person on whose behalf you are dissenting. The rights of a partial dissenter are determined as if the shares as to which the record holder dissents and the record holder's remaining shares were registered in the names of different shareholders. A beneficial owner may assert dissenters' rights as to shares held on the beneficial owner's behalf only if the beneficial owner submits to Thermacore the record holder's written consent to the dissent no later than the time the beneficial owner asserts his or her dissenters' rights. A beneficial owner may not dissent with respect to less than all shares of the same class or series owned by the beneficial owner, whether or not the shares owned by the beneficial owner are registered in the beneficial owner's name.

        If the merger agreement is approved and adopted, Thermacore will deliver a further notice to all holders who have satisfied the foregoing requirements. This notice will instruct the holder on the procedure for obtaining payment and will include a copy of Subchapter
   D. Failure to strictly follow the procedures set forth in Subchapter D regarding perfection of dissenters' rights may result in a loss of the right to payment.

        The foregoing is only a summary of the rights of a dissenting shareholder of Thermacore. If you intend to dissent from the merger, you should carefully review the applicable provisions of Subchapter D and should also consult with your attorney. Your failure to follow precisely the procedures summarized above may result in loss of your dissenters' rights. No additional notice of the events giving rise to dissenters' rights or any steps associated with asserting those rights will be furnished to you, except as indicated above or otherwise required by law.

   FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION
   AGREEMENTS

        All shares of Modine common stock received by Thermacore shareholders in the merger will be freely transferable, except that persons who are deemed to be "affiliates" of Thermacore under the Securities Act of 1933 at the time of the special meeting may resell the shares of Modine common stock they receive in the merger only in transactions permitted by Rule 145 under the Securities Act of 1933 or as otherwise permitted under that Act. Persons who may be affiliates of Thermacore for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, Thermacore, and would not include shareholders who are not officers, directors or principal shareholders of Thermacore.

        The merger agreement required Thermacore, within ten business days of the date of the merger agreement, (1) to obtain and deliver to Modine an executed letter agreement from each of the directors and executive officers of Thermacore, and (2) to use its best efforts to obtain and deliver to Modine similar executed letter agreements from each beneficial owner of five percent or more of the outstanding shares of Thermacore capital stock. Those letter agreements provide that the affiliate will not sell, transfer or otherwise dispose of any shares of Modine common stock the affiliate receives in the merger or that are otherwise owned or acquired by that affiliate:

        (1) for a period beginning 30 days before the merger and continuing until results covering at least 30 days of post-merger combined operations of Modine and Thermacore have been publicly filed or announced by Modine; or

        (2)  in violation of the Securities Act of 1933.

        This proxy statement/prospectus and the registration statement of which it is a part do not cover any resales of the shares of Modine common stock you receive in the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

                 MATERIAL PROVISIONS OF THE MERGER AGREEMENT

   GENERAL

        The following is a description of the material provisions of the merger agreement. The full text of the merger agreement, as amended, is attached as Annex A to this document. You are encouraged to read the merger agreement in its entirety.

   EFFECT OF MERGER; SURVIVING CORPORATION

        Subject to the terms and conditions of the merger agreement, Modine Merger Co., a wholly owned subsidiary of Modine, will merge into Thermacore, and Thermacore will survive the merger as a wholly owned subsidiary of Modine. Thermacore's separate corporate existence will continue unaffected and unimpaired by the merger.

   AMENDMENTS TO THERMACORE'S ARTICLES OF INCORPORATION AND BYLAWS;
   DIRECTORS

        AMENDMENTS TO THERMACORE'S ARTICLES AND BYLAWS. The merger agreement, as amended, provides that the articles of incorporation and bylaws of Modine Merger Co., as in effect on the effective time of the merger, will be the articles of incorporation and bylaws of the surviving corporation. The name of the surviving corporation will, however, continue to be Thermacore International, Inc. and its registered office will be Thermacore's principal business address.
   The articles of incorporation of Modine Merger Co. differ from Thermacore's existing articles of incorporation in that the authorized capital stock of Modine Merger Co. consists only of 1,000 shares of common stock, no par value. The authorized capital stock of Thermacore consists of 5,000,000 shares of common stock, par value $0.01 per share, and 62,500 shares of preferred stock, par value $0.01 per share. The articles of Modine Merger Co. also provide that the personal liability of directors of the corporation is limited to the fullest extent permitted by the provisions of Pennsylvania corporate law, as those provisions may be amended from time to time. Thermacore's articles describe certain actions for which the personal liability of directors will not be limited.

        Adoption and approval of the merger agreement by the Thermacore shareholders will constitute approval of the amended and restated articles of incorporation of Thermacore, including the amendments described above. You should keep in mind that, if the merger is effective, Thermacore shareholders will cease to be shareholders of Thermacore and will become shareholders of Modine. Your rights as a shareholder of Modine are governed by Modine's, not Thermacore's, articles of incorporation.

        DIRECTORS. The merger agreement, as amended, also provides that the directors of Modine Merger Co., immediately before the effective time of the merger, will be the directors of Thermacore as the surviving corporation. Modine and Thermacore have agreed that, at the effective time of the merger and for at least two years from that date, four members of Thermacore's board of directors will be appointed by Modine and three will be appointed by John Ryan, as a representative of the former Thermacore shareholders. Thermacore and Modine have also agreed that Donald R. Johnson, Modine's president and chief executive officer, David B. Rayburn, Modine's executive vice president, operations, and L. Ronald Hoover, who will continue to serve as president of Thermacore following the merger, will serve as three of the four initial directors to be appointed by Modine. The other members of the initial board of directors of Thermacore following the merger have not yet been determined.

   CLOSING; EFFECTIVE TIME

        Unless otherwise agreed by the parties, the effective time of the merger will take place no later than the third calendar day after the approval and adoption of the merger agreement by Thermacore's shareholders, provided that all other conditions to the merger are satisfied or waived.

        On the closing date, Modine Merger Co. and Thermacore will file articles of merger and all other required filings or recordings with the Department of State of the Commonwealth of Pennsylvania in accordance with the relevant provisions of Pennsylvania law. The merger will become effective when these articles of merger are filed with the Department of State of the Commonwealth of Pennsylvania, or at a later date or time as Modine Merger Co. and Thermacore agree and specify in the articles of merger.

   CONSIDERATION TO BE RECEIVED IN THE MERGER

        CONVERSION OF THERMACORE COMMON STOCK AND PREFERRED STOCK. At the effective time of and by virtue of the merger, and without any action on the part of any shareholder of either Thermacore or Modine's merger subsidiary:


        * Each issued and outstanding share of Thermacore common stock will be converted into the right to receive between 0.82001 of a share and 1.18842 shares of Modine common stock, the actual number of shares to be determined according to the following conversion formula:

             (1) $93,542,000, which is the aggregate consideration to be paid by Modine for all capital stock of Thermacore in the merger, shall be divided by 3,564,825, which is the total number of shares of Thermacore common stock calculated on a fully-diluted basis. This quotient is the "Per Share Consideration" and equals approximately $26.24.

             (2) The Per Share Consideration shall then be divided by the unweighted average last-sale price of Modine common stock, as reported on the Nasdaq National Market, for the 20 trading days ending on the fifth trading day before the effective date of the merger, so long as this unweighted average last-sale price is not more than $32.00 and not less than $22.08. This quotient is the "Exchange Ratio."

             (3) If the unweighted average last-sale price for Modine common stock is less than $22.08 or more than $32, the Exchange Ratio is fixed. If the unweighted average last-sale price for Modine common stock during the measurement period is less than $22.08, you will receive 1.18842 shares of Modine common stock for each share of Thermacore common stock that you own, which will have a value, based on the unweighted average last-sale price of Modine's common stock during the measurement period, of less than $26.24. If the unweighted average last-sale price of Modine common stock during the measurement period is more than $32.00, you will receive 0.82001 of a share of Modine common stock for each share of Thermacore common stock that you own, which will have a value, based on the unweighted average last-sale price of Modine's common stock during the measurement period, of more than $26.24.

             To illustrate, the table below sets forth a sample range of unweighted average last-sale prices for Modine common stock, the number of shares of Modine common stock that each share of Thermacore common stock will be exchanged for at each average price, and the corresponding value of those shares of Modine common stock, determined on the basis of the unweighted average last-sale price for Modine common stock during the measurement period:


               Unweighted Average Last-     No. of Shares of Modine Common   Value of Modine Common Stock per
             Sale Price of Modine Common    Stock to be Received per Share   Share of Thermacore Common Stock
                       Stock                 of Thermacore Common Stock      (using the unweighted average)
                        $18                           1.18842                            $21.39
                        $20                           1.18842                            $23.77
                        $22.08                        1.18842                            $26.24
                        $24                           1.09335                            $26.24
                        $26                           1.00924                            $26.24
                        $28                           0.93715                            $26.24
                        $30                           0.87468                            $26.24
                        $32                           0.82001                            $26.24
                        $34                           0.82001                            $27.88
                        $36                           0.82001                            $29.52

             The market price of Modine common stock at the effective time of the merger may be more or less than the unweighted average last-sale price of Modine common stock during the measurement period.

        * Each issued and outstanding share of Thermacore preferred stock will be converted into the right to receive that number of shares of Modine common stock that the holder would have been entitled to receive if the holder had converted the share of Thermacore preferred stock into Thermacore common stock immediately before the merger. Each share of Thermacore preferred stock is convertible, by its terms, into ten shares of Thermacore common stock. As a result, each share of Thermacore preferred stock will be converted into ten times the number of shares of Modine common stock into which a share of Thermacore common stock is converted, determined according to the formula described above.

        Any share of Thermacore common stock held by Thermacore as treasury stock will be automatically canceled, and no securities of Modine or other consideration will be delivered in exchange for those shares.

        At the effective time of the merger, all shares of Thermacore common stock or preferred stock will cease to be outstanding and will automatically be canceled and retired. Each holder of shares of Thermacore common stock or preferred stock will cease to have any rights with respect to those shares, except the right to receive shares of Modine common stock and cash, if any, in lieu of fractional shares of Modine common stock or, in the case of Thermacore shareholders who have properly exercised dissenters' rights, the fair value of the Thermacore shares.

        At the effective time of the merger, each share of common stock of Modine's merger subsidiary issued and outstanding immediately prior to the merger will be converted into one share of common stock of Thermacore, as the surviving corporation.

        DISSENTERS' SHARES. Shares of Thermacore common stock or preferred stock in respect of which dissenters' rights have been exercised shall be treated in accordance with Section 1930 and Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988. If a person who otherwise would be deemed to be a dissenting shareholder fails to properly perfect or effectively withdraws or loses the right to dissent with respect to any shares of

   Thermacore common stock or preferred stock, those shares will be treated as though they had been converted at the time of the merger into the right to receive shares of Modine common stock and cash, if any, in lieu of fractional shares of Modine common stock. See also "The Merger -- Dissenters' Rights."

   CONVERSION OF SHARES; SURRENDER OF CERTIFICATES; FRACTIONAL SHARES

        Promptly after the effective time of the merger, Modine's exchange agent, Wells Fargo Bank Minnesota, N.A. Shareowner Services, will send a transmittal letter to each Thermacore shareholder. The transmittal letter will contain instructions for the surrender of Thermacore stock certificates in exchange for certificates representing shares of Modine common stock. SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY. The exchange agent will mail to each Thermacore shareholder who properly completes and returns a letter of transmittal and surrenders his or her Thermacore stock certificate or certificates (1) a stock certificate representing that shareholder's shares of Modine common stock issuable for his or her shares of Thermacore common stock or preferred stock in the merger, and (2) a check for cash in lieu of any fractional shares of Modine common stock issuable to that shareholder.

        After the effective time of the merger, each certificate that previously represented shares of Thermacore common stock or preferred stock will represent only the right to receive Modine common stock into which those Thermacore shares were converted in the merger and the right to receive cash in lieu of fractional shares of Modine common stock as described below.

        No fractional shares of Modine common stock will be issued in the merger. Instead, the exchange agent will pay to each Thermacore shareholder an amount in cash equal to the product obtained by multiplying (1) the fractional share interest to which that holder would otherwise have been entitled by (2) the unweighted average last-sale price for Modine common stock, as reported on the Nasdaq National Market for the 20 trading days ending on the fifth trading day preceding the effective date of the merger, so long as this unweighted average last-sale price is not more than $32.00 and not less than $22.08.

        Until they surrender their Thermacore stock certificates to the exchange agent, holders of record of certificates previously representing Thermacore common stock or preferred stock will not receive dividends or distributions on Modine common stock with a record date after the effective date of the merger. When these certificates are surrendered, any unpaid dividends or distributions on Modine common stock with a record date after the effective date of the merger will be paid to the holder of record without interest.

        If after the effective time of the merger a Thermacore shareholder claims that his or her Thermacore stock certificate is lost, stolen or destroyed, the shareholder shall present an affidavit of that fact to the exchange agent and may be required to post a bond as indemnity against any claim that may be made against Modine or the exchange agent with respect to the lost, stolen or destroyed certificate. Upon receipt of the affidavit and any required bond, the exchange agent will issue a certificate for the applicable number of shares of Modine common stock and cash in lieu of any fractional shares in exchange for the lost, stolen or destroyed certificate.

   TREATMENT OF THERMACORE STOCK OPTIONS

        All options granted under a Thermacore stock option plan that are not exercised and remain outstanding at the effective time of the merger will be assumed by Modine and, following the effective time of the merger, will be exercisable upon the same terms and conditions as those options were exercisable prior to the merger, except that the exercise price and the number of shares that can be purchased upon the exercise of the options will be revised to reflect the conversion of the options on the same basis as shares of Thermacore common stock are converted into shares of Modine common stock in the merger. As soon as practicable after the effective time of the merger, Modine will notify the holders of these options of their respective rights and the obligations of Modine under these option plans.

        Within two business days of the effective time of the merger, Modine will prepare and file with the Securities and Exchange Commission a registration statement which will register the shares of Modine common stock issuable upon the exercise of the options issued to the former Thermacore option holders. Modine will keep this registration statement effective until all of these options are exercised, terminated or canceled.

   REPRESENTATIONS AND WARRANTIES

        Thermacore and Modine each made a number of representations and warranties in the merger agreement about their authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement, and about aspects of their business, financial condition, structure and other facts pertinent to the merger.

        Some of the representations and warranties made by Thermacore relate to the following topics:

        * corporate organization, standing and similar corporate matters regarding Thermacore and its subsidiaries;

        * the corporate power and authority to execute, deliver and perform the merger agreement and to consummate the transactions contemplated by the merger agreement;

        * the absence of any required governmental consents, approvals or authorizations other than those specified in the merger agreement;

        *    capitalization of Thermacore;

        *    Thermacore's financial statements;

        * the accuracy of information supplied by Thermacore in connection with this proxy statement/prospectus and Modine's registration statement on Form S-4 of which this proxy statement/prospectus forms a part;

        * the absence of certain material changes or events with respect to Thermacore since June 30, 2000;

        *    the absence of undisclosed material liabilities;

        *    litigation involving Thermacore;

        *    tax matters;

        * matters relating to the Employee Retirement Income Security Act of 1974 and labor matters;

        *    compliance with applicable laws;

        *    intellectual property matters;

        *    compliance with environmental laws;

        * the absence of undisclosed investment banker, broker, finder or other similar fees or commissions;

        * the validity of leases of real property and the accuracy of information concerning real property used in Thermacore's business;

        * the existence, validity and status of certain material contracts and agreements;

        *    matters related to accounts receivable and inventories;

        * the nature of the relationships between Thermacore and its customers and suppliers;

        *    the absence of guaranties or extensions of credit;

        *    accounting for the merger as a pooling of interests;

        * the nature of the relationships between Thermacore and its sales representatives;

        *    licenses, permits and registrations; and

        * the nature of certain intellectual property rights granted by Thermacore to third parties in connection with joint venture agreements.

        Some of the representations and warranties made by Modine related to the following topics:

        * corporate organization, standing and similar corporate matters regarding Modine and Modine Merger Co., its wholly owned subsidiary;

        * the corporate power and authority to execute, deliver and perform the merger agreement and to consummate the transactions contemplated by the merger agreement;

        * the absence of any required governmental consents, approvals or authorizations other than those specified in the merger agreement;

        * documents filed by Modine with the Securities and Exchange Commission, and the accuracy of information contained in those documents;

        *    Modine's financial statements;

        * the accuracy of information supplied by Modine in connection with this proxy statement/prospectus and Modine's registration statement on Form S-4 of which this proxy statement/prospectus forms a part;

        *    the absence of certain material changes or events;

        *    the absence of undisclosed material liabilities;

        * the absence of undisclosed investment banker, broker, finder or other similar fees or commissions;

        *    licenses, permits and registrations; and

        *    accounting for the merger as a pooling of interests.


   COVENANTS

        CONDUCT OF BUSINESS. Pursuant to the merger agreement, Modine and Thermacore have each agreed that, except as permitted by the merger agreement or as consented to by the other party, during the period from the date of the merger agreement to the effective time of the merger, each party will, and will cause its subsidiaries to:

        * carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations; and

        * use their commercially reasonable efforts to preserve intact their respective business organizations and relationships with third parties, including customers, suppliers and (in the case of Thermacore) sales representatives and to keep available the services of their present officers and employees.

        In addition, the merger agreement provides that Thermacore will not, and will not permit its subsidiaries to, take any action outside of the parameters specified in the merger agreement relating to the following matters:

        * adopting or proposing any change to its articles of incorporation or bylaws;

        * merging or consolidating with, or acquiring a material amount of assets of, any third party;

        * declaring, setting aside or paying any dividends or making any other distributions with respect to Thermacore capital stock;

        *    creating or assuming any lien on a material asset;

        * issuing or selling any securities of Thermacore or its subsidiaries;

        * adjusting, splitting, reclassifying, repurchasing or redeeming any Thermacore capital stock and entering into any sale or voting agreement regarding Thermacore capital stock;


        * incurring any indebtedness or making any material loans to or investments in any third party;

        * granting any severance or termination pay to, or entering into any employment, termination or severance arrangement with, any director, officer, consultant or employee of Thermacore or any of its subsidiaries, or changing any benefits or increasing any compensation payable under their existing severance, termination or employment agreements;

        * proposing or recommending any plan of liquidation, dissolution, share exchange or division;

        * changing any method of accounting or any accounting principle or practice used by Thermacore or any of its subsidiaries, except as may be required by reason of a change in U.S. generally accepted accounting principles;

        * changing any tax election, tax accounting period, method of tax accounting or tax return;

        *    selling, leasing or encumbering property or assets; or

        * taking any action that would cause the representations and warranties regarding absence of certain changes or events in the merger agreement to no longer be true.

        Modine has also agreed that, between the date of the merger agreement and the effective time of the merger, it will not adopt or propose any change to its certificate of incorporation or by-laws that would materially and adversely affect the rights of Thermacore shareholders as anticipated Modine shareholders.

        PRESERVATION OF INTELLECTUAL PROPERTY RIGHTS. Thermacore has agreed that it will, and will cause its subsidiaries to, preserve their ownership rights to the intellectual property owned by Thermacore free and clear of any liens and use commercially reasonable efforts to assert, contest and prosecute any infringement of any issued foreign or domestic patent, trademark, service mark or copyright, or any misappropriation or disclosure of any trade secret, confidential information or know-how included in the intellectual property owned by Thermacore or any of its subsidiaries.

        NO SOLICITATION. The merger agreement provides that none of Thermacore or its subsidiaries will, nor will they permit any of their directors, officers, employees, financial advisors and other agents or representatives to, directly or indirectly:

        (1) solicit, initiate, or encourage any acquisition proposal with respect to Thermacore; or

        (2) engage in any discussions with, or disclose or provide access to any non-public information to, any third party regarding any acquisition proposal.

        LISTING OF THE MODINE COMMON STOCK TO BE ISSUED IN THE MERGER. Modine has agreed to take all action necessary to ensure that the shares of Modine common stock issuable in the merger or upon the exercise of any assumed Thermacore options have been approved for listing on the Nasdaq National Market on or before the effective time of the merger, subject to official notice of issuance.

        CONDUCT OF THE BUSINESS OF THERMACORE FOLLOWING THE EFFECTIVE TIME OF THE MERGER. Modine has agree that, for a period of two years following the effective time of the merger:

        (1) it will maintain the Sales and Marketing, Engineering, and Technology departments of the electronic cooling business unit of Thermacore located in Lancaster, Pennsylvania;

        (2) the management of Thermacore will report directly to the most senior executive of Modine responsible for Modine's operations or to another senior executive with comparable responsibilities as may be designated by the chief executive officer of Modine; and

        (3) the board of directors of Thermacore will consist of seven members, four of whom will be appointed by Modine and will initially include Donald R. Johnson, David B. Rayburn, and
             L. Ronald Hoover and three of whom will be appointed by John Ryan, as Thermacore's representative.

   ADDITIONAL AGREEMENTS

        INDEMNIFICATION. Modine will cause Thermacore, following the merger, to indemnify, defend and hold harmless any person who is now, or has been at any time prior to the merger, a director, officer, employee or agent of Thermacore or any of its subsidiaries against all losses, claims, damages, liabilities costs and expenses based on or arising out of:

        (1) the fact that the person is or was a director, officer, employee or agent of Thermacore or any of its subsidiaries at any time prior to the merger or is or was serving at the request of Thermacore or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at any time before the merger; or

        (2) the merger agreement or any of the transactions contemplated by the merger agreement,

   in each case, to the full extent that such person was indemnified under Thermacore's articles of incorporation and bylaws as of the date of the merger agreement. Modine has also agreed to cause Thermacore, following the merger, to honor the indemnification agreements between Thermacore or any of its subsidiaries, as the case may be, and any of their current or former officers or directors existing as of the date of the merger agreement and previously disclosed to Modine. The indemnification obligations described in this paragraph will remain in effect, with respect to occurrences before or on the merger date, for a period of three years after the effective time of the merger.

        Modine will also provide directors and officers of Thermacore with officers' and directors' liability insurance coverage for matters occurring before or on the merger date for a minimum period of three years after the date of the merger. Modine has agreed to provide coverage substantially similar to Thermacore's existing officers' and directors' liability insurance, including an overall coverage amount not less than the amount available under Thermacore's existing insurance policy.

        FEES AND EXPENSES. Whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those fees or expenses, except that Modine and Thermacore will each pay one-half of the costs of filing the registration statement on Form S-4 and printing and mailing this proxy statement/prospectus (not including any legal or accounting fees).

        TAX TREATMENT. None of Thermacore, Modine or their respective subsidiaries shall take any action or omit to take any action which would cause the merger not to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

        POOLING OF INTERESTS. Thermacore and Modine have each agreed that, during the period between the date of the merger agreement and the expiration of the applicable restricted period for pooling of interests accounting purposes, each will use its best efforts, and will cause its affiliates, not to take any action or omit to take any action that would jeopardize the treatment of the transactions contemplated by the merger agreement as a pooling of interests.

   CONDITIONS TO THE CONSUMMATION OF THE MERGER

        Modine's and Thermacore's obligations to effect the merger are subject to the satisfaction or waiver, to the extent that a waiver is permitted by law, of various conditions on or before the date on which the merger is to be effected, which include, in addition to other customary closing conditions, the following:

        (1) Thermacore's shareholders shall have approved and adopted the merger agreement and the transactions contemplated by the merger agreement;

        (2) the waiting period applicable to the merger under the Hart-Scott-Rodino Act shall have expired or been terminated;

        (3) no provision of any applicable law or regulation and no judgment, injunction, order or decree of a court of competent jurisdiction shall prohibit the consummation of the merger;

        (4) no action shall have been instituted by any governmental entity which seeks to prevent consummation of the merger or seeks material damages in connection with the transactions contemplated by the merger agreement, which action remains outstanding;

        (5) Modine's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, shall be effective under the Securities Act of 1933 and shall not be the subject of any order, or any proceeding seeking an order, suspending its effectiveness;

        (6) the shares of Modine's common stock issuable in the merger or upon the exercise of any assumed Thermacore options shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance; and

        (7) Modine and Thermacore shall have received a letter from Modine's independent public accountants, dated as of the effective time of the merger, stating that they concur with the conclusions of Modine's and Thermacore's management that no conditions exist that would preclude accounting for the merger as a pooling of interests;

        In addition, each of Modine's and Thermacore's obligations to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

        (1) the other party to the merger agreement shall have performed in all material respects all obligations required to be performed by it under the merger agreement on or before the date of the merger;

        (2) the representations and warranties made by the other party in the merger agreement that are qualified as to materiality shall be true and correct at and as of the date of the merger, as if they were made on that date, and the representations and warranties made by the other party in the merger agreement that are not qualified as to materiality shall be true and correct in all material respects at and as of the date of the merger, as if they were made on that date; and

        (3) Modine shall have received from its legal counsel, Schiff Hardin & Waite, and Thermacore shall have received from its legal counsel, Pepper Hamilton LLP, on the date of the merger, opinions dated that date, to the effect that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and that Modine, Modine's merger subsidiary and Thermacore will each be a party to the reorganization within the meaning of
             Section 368(b) of the Internal Revenue Code (see "The Merger -- Material Federal Income Tax Consequences").

        Modine's obligations to effect the merger are subject to the following additional conditions:

        (1) all consents and approvals of third parties to the transactions contemplated by the merger agreement shall have been obtained, and all required notices shall have been delivered;

        (2) holders of not more than 2% of the Thermacore common stock, on a fully-diluted basis, shall have exercised, and not withdrawn or failed to perfect, dissenters' rights under Pennsylvania law;

        (3) at any time after the date of the merger agreement no material adverse change shall have occurred relating to Thermacore and its subsidiaries, taken as a whole;

        (4) Thermacore shall have entered into employment agreements with each of Donald M. Ernst, Jerome E. Toth, David R. Longsderff, Larry J. Bostwick, George A. Meyer, IV and John
             P. Molony, and these employment agreements shall be in full force and effect on the date of the merger; and

        (5) The License Agreement, dated January 17, 1998, between Thermacore and Yeh-Chiang Technology Corporation, as amended by the Addendum dated April 29, 1999, and the Trademark License, dated January 17, 1998, between Thermacore and Yeh-Chiang Technology Corporation, shall have been terminated in accordance with the terms of the Agreement, dated September 29, 2000, between the company and Yeh-Chiang Technology Corporation.

        For purposes of the merger agreement, "material adverse effect" means, with respect to any party or person, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the financial condition, business, operations, assets or results of operations of that party or person and its subsidiaries taken as a whole, or that would or would reasonably be expected to materially impair the ability of that party or person to perform its obligations under the merger agreement.


   TERMINATION, AMENDMENT AND WAIVER

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

        *    by mutual written consent of Thermacore and Modine;

        * by either Thermacore or Modine, if there shall be any law or regulation that makes consummation of the merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Modine or Thermacore from consummating the merger is entered and that judgment, injunction, order or decree shall have become final and non-appealable;

        * by Modine, upon a breach of any representation, warranty, covenant or agreement of Thermacore, or if any representation or warranty of Thermacore shall become untrue, the effect of which is a material adverse effect on Thermacore and provided that the breach cannot or has not been cured within 20 days after Modine has given Thermacore notice of the breach;

        * by Thermacore, upon a breach of any representation, warranty, covenant or agreement of Modine, or if any representation or warranty of Modine shall become untrue, the effect of which is a material adverse effect on Modine and provided that the breach cannot or has not been cured within 20 days after Thermacore has given Modine notice of the breach; or

        * by either Modine or Thermacore, if the merger shall not have been consummated on or before June 12, 2001; provided that this right to terminate the merger agreement shall not be available to any party whose breach of any obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or before that date.

        In the event of termination of the merger agreement by either Thermacore or Modine, the merger agreement will become void and of no effect, with no liability on the part of any party to the merger agreement, other than obligations regarding confidentiality of information, amendment, notice, expenses, successors and governing law. Nothing in the termination provisions of the merger agreement, however, shall relieve any party to the merger agreement of liability for a breach of any representation or warranty or other provision of the merger agreement prior to termination.

        AMENDMENT AND WAIVER. The merger agreement may be amended, in writing, by Modine and Thermacore at any time before or after the approval and adoption of the merger agreement by the Thermacore shareholders and any provision may be waived, if a written waiver is signed by the party against whom the waiver is to be effective; provided that, after the approval and adoption of the merger agreement by Thermacore's shareholders, no amendment or waiver may, without the further approval of Thermacore's shareholders, alter or change:

        (1) the amount or kind of consideration to be received in exchange for Thermacore common stock or preferred stock; or

        (2) any of the terms and conditions of the merger agreement if the alteration or change would adversely affect the holders of shares of Thermacore common stock or preferred stock.

   RELATED AGREEMENTS

        At the same time that the merger agreement was signed, Modine and Thermacore entered into voting agreements with each of Thermacore's officers and directors, all of whom are shareholders, and with certain beneficial owners of 5% or more of Thermacore's common and preferred stock. Under each voting agreement, each shareholder agreed to appear of record on the record date for the special meeting for the purpose of obtaining a quorum and to vote his or her respective shares of Thermacore common or preferred stock in favor of the merger agreement. The voting agreements provide that if the shareholders who are parties to those agreements acquire ownership of, or voting power with respect to, any additional shares of Thermacore common stock or preferred stock, those shares will also be subject to the voting agreements. As of the date of the voting agreements, those shareholders beneficially owned, in the aggregate, 62.8% of the outstanding Thermacore common stock, 92.0% of the outstanding Thermacore preferred stock, and 69.2% of the combined voting power of the Thermacore common and preferred stock. As a result, unless those shareholders who are parties to the voting agreements breach their obligations under those agreements, approval and adoption of the merger agreement is assured.

               THE SPECIAL MEETING OF THERMACORE SHAREHOLDERS

   DATE, TIME AND PLACE OF THE SPECIAL MEETING

        The special meeting of the shareholders of Thermacore is scheduled to be held as follows:

                       Tuesday, April 24, 2001, 10:00 a.m., E.S.T.
                       Holiday Inn Lancaster - Visitors Center
                       521 Greenfield Road
                       Lancaster, PA 17601

   PURPOSE OF THE SPECIAL MEETING

        The special meeting is being held so that the Thermacore shareholders may consider and vote upon a proposal to approve and adopt the merger agreement, as amended, and transact any other business that properly comes before the special meeting or any adjournment thereof. Approval and adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement, as amended. If the shareholders of Thermacore approve and adopt the merger agreement, Modine Merger Co., a wholly owned subsidiary of Modine, will merge into Thermacore, and Thermacore will survive the merger as a wholly owned subsidiary of Modine.

   SHAREHOLDER RECORD DATE FOR THE SPECIAL MEETING

        Thermacore's board of directors has fixed the close of business on March 13, 2001, as the record date to determine Thermacore shareholders entitled to receive notice of and entitled to vote at the special meeting. At the close of business on the record date, 2,604,925 shares of Thermacore common stock and 62,500 shares of Thermacore preferred stock were outstanding and entitled to vote at the special meeting. As of that same date there were 156 holders of record of Thermacore common stock and two holders of record of Thermacore preferred stock.

   VOTE OF THERMACORE SHAREHOLDERS REQUIRED FOR APPROVAL AND ADOPTION OF THE MERGER

        A majority of the outstanding shares of Thermacore common stock and preferred stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of at least (1) a majority of the votes cast by the holders of Thermacore common stock and preferred stock, voting as a single class, and (2) two-thirds of the outstanding shares of Thermacore preferred stock, voting as a separate class, is required to approve and adopt the merger agreement. You are entitled to one vote for each share of Thermacore common stock and ten votes for each share of Thermacore preferred stock held by you on the record date for each proposal to be presented to you at the special meeting. An abstention will not be counted as a vote cast for purposes of determining whether the merger agreement has been approved by the holders of the Thermacore common and preferred stock, voting as a single class. An abstention or failure to vote will have the same effect as a vote against the merger agreement for purposes of determining whether the merger agreement has been approved by the holders of the Thermacore preferred stock.

        The Thermacore officers, directors and shareholders who are parties to voting agreements with Modine and Thermacore have agreed to vote their shares of Thermacore common stock and/or preferred stock in favor of the approval and adoption of the merger agreement. As of the record date, these shareholders held 1,502,965 shares of common stock (or 57.7% of the outstanding common stock), 57,500 shares of preferred stock (or 92% of the outstanding preferred stock) and 2,077,965 shares of common stock on an as-converted basis (or 64.3% of the combined voting power of the outstanding Thermacore common stock and preferred stock). AS A RESULT, APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, AS AMENDED, IS ASSURED, UNLESS THE PARTIES TO THE VOTING AGREEMENTS BREACH THEIR OBLIGATIONS UNDER THE VOTING AGREEMENTS.

   VOTING OF PROXIES

        All shares of Thermacore common stock and preferred stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on them. PROPERLY EXECUTED PROXIES THAT DO NOT CONTAIN VOTING INSTRUCTIONS WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, AS AMENDED. You are urged to mark the box on the proxy to indicate how to vote your shares.

        If you return a properly executed proxy and you have abstained from voting on the proposal, your Thermacore common stock or preferred stock represented by the proxy will be considered present at the meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of approval and adoption of the merger agreement.

        Because approval and adoption of the merger agreement requires the affirmative vote of at least two-thirds of the outstanding shares of Thermacore preferred stock voting as a separate class, any failure by a preferred shareholder to return the proxy or otherwise vote at the special meeting will have the same effect as a vote "AGAINST" approval and adoption of the merger agreement.

        Thermacore does not expect that any matter other than the approval and adoption of the merger agreement will be brought before the special meeting. If, however, other matters are properly presented, the person named in the proxies will vote in accordance with their judgement with respect to those matters, unless authority to do so is withheld in the proxy.

   REVOCABILITY OF THE PROXIES

        You may revoke your proxy at any time before it is voted by:

        * notifying in writing the Secretary of Thermacore at 780 Eden Road, Lancaster, Pennsylvania 17601;
        *    granting a later-dated proxy; or
        *    appearing in person and voting at the special meeting.

        Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

   DISSENTING SHAREHOLDERS' RIGHTS

        The rights of dissenting shareholders of Thermacore are governed by the Pennsylvania Business Corporation Law. For discussion of dissenters' rights see "The Merger Dissenters' Rights". A copy of the applicable statute is set forth in Annex B hereto.

   SOLICITATION OF PROXIES

        Thermacore and Modine will each pay one-half of all expenses incurred in connection with the filing of the registration statement on Form S-4 and the printing and mailing of this proxy statement/prospectus to Thermacore's shareholders, not including legal or accounting fees. In addition to solicitation by mail, Thermacore's officers and employees may solicit proxies by telephone, fax, telegram or in person.

        You should not send stock certificates with your proxy. A transmittal form with instructions for the surrender of stock certificates of Thermacore common stock and preferred stock will be mailed to you as soon as practicable after the completion of the merger.

                       INFORMATION ABOUT THE COMPANIES

   MODINE MANUFACTURING COMPANY

        Modine was incorporated under the laws of the State of Wisconsin in 1916. Modine specializes in thermal management, bringing technology to diversified markets. Modine develops, manufactures, and markets heat exchangers and systems for use in various OEM (original equipment manufacturer) applications and for sale to the automotive aftermarket (as replacement parts) and to a wide array of building markets. Its primary markets consist of:

        *    Automobile, truck and bus manufacturers;
        *    Farm implement manufacturers;
        *    Heating and cooling equipment manufacturers;
        *    Construction contractors;
        *    Wholesalers of plumbing and heating equipment;
        *    Radiator repair shops; and
        *    Wholesalers of auto repair parts.

        Modine distributes its products through company salespersons, independent manufacturers' representatives, independent warehouse distributors, mass merchandisers and national accounts.

        Modine's operations are organized on the basis of market categories or geographical responsibility, as follows:

        * Original Equipment, which provides heat-transfer products, generally from business units in North America, to original-equipment manufacturers of on-highway and off-highway vehicles, as well as to industrial- and commercial-equipment manufacturers, located primarily in North America;

        * Distributed Products, which provides heat-transfer products primarily for the North American and European vehicular replacement market and the building HVAC market, from business units in North America and Europe; and

        * European Operations, which provides heat-transfer products, primarily to European original-equipment manufacturers of on-highway and off-highway vehicles and industrial equipment manufacturers.

   Modine has assigned specific business units to a segment based principally on these defined markets and their geographical location. The company's three reportable segments offer a broad line of products that can be categorized as follows:

                     Percentage of Total Company Revenue by Product
                     ----------------------------------------------

                                                Fiscal Years ended March 31
                                                  2000       1999      1998
                                                  ----       ----      ----
      Radiators and Radiator Cores                 31%        32%       33%
      Vehicular Air Conditioning                   12%        12%       14%
      Oil Coolers                                  16%        16%       17%
      Charge Air Coolers                            9%         8%        9%
      Building HVAC                                 7%         7%        7%
      Modules/Packages                             22%        22%       17%
      Miscellaneous                                 3%         3%        3%

   Modine maintains administrative organizations in two regions -
   North America and Europe - to facilitate financial and statutory reporting and tax compliance on a worldwide basis and to support the three business units.

        The company's operations are located in the following countries:


       North America         Europe                          South America        Central America       Asia/Pacific
       -------------         ------                          -------------        ---------------       ------------
       Canada                Austria      Hungary            Brazil               El Salvador           Japan
       Mexico                Belgium      Italy
       United States         Denmark      Netherlands
                             England      Poland
                             France       Spain
                             Germany      Switzerland


              Modine's non-U.S. subsidiaries and affiliates manufacture and sell a number of vehicular and industrial products similar to those produced in the U.S. In addition, Modine exports to foreign countries and receives royalties from foreign licensees. Export sales as a percentage of total sales were 11.1%, 11.5% and 12.6% for fiscal years ended in 2000, 1999 and 1998, respectively. Estimated after-tax earnings on export sales as a percentage of total net earnings were 11.1%, 11.5% and 12.6% for fiscal years ended in 2000, 1999 and 1998, respectively. Royalties from foreign licensees as a percentage of total earnings were 4.8%, 5.5% and 2.5% for the last three fiscal years, respectively.

        Modine has approximately 8,300 employees worldwide. Its principal corporate offices are located at 1500 DeKoven Avenue, Racine, Wisconsin, 53403, and its telephone number is 1-262-636-1200.

        For additional information about Modine, see "Where You Can Find More Information" on page 53 of this proxy statement/prospectus and the sources of information referred to in that section.

   THERMACORE INTERNATIONAL, INC.

   OVERVIEW

        Thermacore designs, develops, manufactures and distributes on a worldwide basis thermal management systems and technologies in the electronics industry. Thermacore's products, which include heat spreaders, heat sinks, heat pipes and heat exchangers that Thermacore configures to meet customer-specific needs, conduct, convect and radiate away unwanted heat, which can degrade system performance and reliability, from microprocessors and industrial and commercial electronic products.

        Thermacore's thermal management products are used in a wide variety of computer and networking and industrial and commercial applications, including computer systems (desktops, laptops, disk drives, printers and peripheral cards), network devices (servers, routers, set top boxes and local area networks), communications equipment (wireless base stations, main switching equipment for ADSL and fiber optic applications), power electronics (industrial controls, electric propulsion and power supplies) and consumer electronics. Thermacore has a highly diversified base of more than 215 customers worldwide, including original equipment manufacturers, or OEMs, and electronic manufacturing services, or EMS, providers.

        Thermacore was formed in 1989 as a holding company for Thermacore, Inc., a Pennsylvania corporation which was incorporated in 1970 and is the principal operating company of Thermacore. Thermacore focused its early activities on research and development in the heat pipe, thermal materials and energy conservation engineering areas, with funding from both the government and private sector. Since 1983, Thermacore has received more than $25 million in contracts under the Small Business Innovative Research Program, a program established by the U.S. government to fund early-stage research and development projects at small technology companies, and was awarded approximately $2 million in these contracts in the fiscal year ended June 30, 2000.

        Much of Thermacore's early research and development was in support of the U.S. Space and Defense programs. Thermacore entered into the industrial and commercial thermal management market in 1985 with the introduction of heat pipes used in copy machine rollers and bar code readers as well as heat exchangers for removing heat from
   electronics cabinets in dirty air environments.   After completing an
   applications guide for Intel's PentiumTM chip in 1994, Thermacore recognized that the wide use of that chip would increase demand for thermal products associated with high-powered, compact computing systems. To meet this demand and capitalize on the expected growth of laptops, Thermacore concentrated on improving its manufacturing processes associated with heat pipes in order to reduce its cost per unit. These manufacturing processes are now used to manufacture heat pipes used to dissipate heat from laptops, as well as from personal computers, workstations, servers and other electronic equipment.

        In early 1998, Thermacore established Thermacore Europe with its acquisition of Isoterix Limited, a United Kingdom based thermal management solutions provider. In addition, Thermacore established Thermacore Korea and Thermacore Taiwan, each a joint venture with a local third party. In 1999, Thermacore expanded its production capabilities with a service agreement with a third party for a manufacturing facility in Mexico.

   PRODUCTS

        Thermacore designs, develops, manufactures and distributes both standard and customized thermal management products. Thermacore currently offers heat sinks, heat pipes, heat spreaders and heat exchangers that are configured to meet customer specific needs. Thermacore also offers customized configurations and combinations of products providing thermal management solutions.

   RESEARCH AND DEVELOPMENT

        Thermacore's research and development department performs both internal and external contract research and development. Thermacore currently has approximately 179 development programs, of which approximately one-third are advanced development programs with OEMs and the U.S. Government and the balance represent new product opportunities funded jointly by Thermacore and several of its customers. A development staff of 65 engineers and technicians work on projects ranging from developing standard Thermacore products to developing custom products for OEMs, as well as transitioning these products from the development stage to the production stage.

        Thermacore also enters into contracts with OEMs to design a customized thermal solution suitable for a given product design at an early phase of the new product development. The customer will typically fund or partially fund Thermacore's costs for this engineering and development. The underlying research and development is often transferable to other customers and other Thermacore products.

   SALES, MARKETING AND DISTRIBUTION

        Thermacore sells its thermal management products primarily through a global network of direct sales personnel and independent sales organizations. Thermacore has 22 internal sales people with extensive thermal industry experience. The professional sales force of over 170 representatives work for 18 technical sales representative organizations. Thermacore's internal sales and marketing team manages the independent force according to industry and product line. The independent sales representatives carry other products, but none that compete with Thermacore product lines.

   CUSTOMERS AND MARKETS

        Thermacore sells its thermal products and services to a highly-diversified base of customers across a wide range of industries and applications. Thermacore currently sells its thermal management products and services to over 215 customers, representing industry-leading manufacturers in the market for servers, communications/networking, power electronics and PC/consumer electronics, as well as funded development initiatives with departments and agencies of the U.S. Government and other entities. A minor portion of thermal product sales are to indirect competitors within the thermal management market who incorporate Thermacore's heat pipes into their thermal solutions. Additionally, Thermacore has relationships with several EMS providers, companies that provide manufacturing and/or assembly capabilities for OEMs.

        Thermacore's top ten customers for the fiscal year ended June 30, 2000 accounted for approximately 69% of its total revenues. Sales to a single customer, Hewlett-Packard, represented approximately 38% of Thermacore's total revenues.

   COMPETITION

        Thermacore competes globally with a number of major providers of thermal management products located in the United States, Asia and Europe. Thermacore's concentration in integrated solutions utilizing heat pipes has historically placed it in regular and direct competition with Furukawa Electric Co., Ltd. and Fujikura Ltd. Furukawa and Fujikura are Japan-based electronics conglomerates that manufacture heat pipe solutions as part of their broader electronics components products portfolio.

        Thermacore competes with the following companies:

        Heat Pipes          Heat Sinks          Fans & Spreaders
        ----------          ----------          ----------------
        Atherm              Chip Coolers        Comair Rotron
        Fujikura            Foxconn (Hon Hai)   Indek
        Furukawa            RTheta              JMC DaTech
        Noren Products      Thermalloy (Aavid)  Sanyo Denki
                            Wakefield (Alpha)   Thermalloy (Aavid)

        In addition, there are a large number of smaller heat sink companies , as well as hundreds of machine shops, that fabricate heat sinks, usually under subcontract with OEM customers. In general, Thermacore's competitors focus on a select core of thermal products and do not offer extensive engineering, design and prototype development capabilities. Competitors typically focus on a particular technology, such as stampings and extrusions, or on a particular market, such as communications, computers or the power semiconductor market.

   SUPPLIERS

        Thermacore sources basic materials and parts from international suppliers. These components are standard products and Thermacore is not dependent on any one supplier. Thermacore purchases copper, copper tubing and machined parts from a limited number of outside sources.

   EMPLOYEES

        As of December 31, 2000, Thermacore had 358 employees, of which 216 were employed in production and manufacturing (of which 98 were contract employees in Guymas, Mexico), 82 were employed in engineering, 38 were employed in general and administrative positions and 22 were employed in sales. None of Thermacore's employees are represented by unions.

   PROPERTIES

        Thermacore operates in the following locations, all of which are leased:


                          Location                          Square Feet                     Primary Functions
                          --------                          -----------                     -----------------
       Lancaster, PA . . . . . . . . . . . . . . . .           70,000          Corporate Offices, Sales, Research and
                                                                               Development, Engineering and Manufacturing

       Ashington Northumberland, United Kingdom  . .           25,000          Sales, Engineering and Manufacturing
       Guymas, Sonora, Mexico  . . . . . . . . . . .           70,000          Manufacturing

       Taoyuen Hsien, Taiwan . . . . . . . . . . . .           15,000          Sales, Engineering and Manufacturing
       Shihung City Kyunggi-Do, Korea  . . . . . . .           10,000          Sales, Engineering and Manufacturing

              Thermacore manages the facility in Mexico through a relationship with a third party which provides the building and certain services. Thermacore owns only the capital equipment and inventory associated with the facility. Nearly 50% of Thermacore's North American production is either fully manufactured or partially manufactured at this facility.

   PATENTS, TRADEMARKS AND PROPRIETARY INFORMATION

        Thermacore seeks patents, trademarks and other intellectual property rights to protect and preserve its proprietary technology and its right to capitalize on the results of its research and development activities. Thermacore also relies upon trade secrets, know-how, continuing technological innovations and licensing opportunities to provide it with competitive advantages in its market and to accelerate new product introductions.

        Thermacore has been awarded 54 patents over the past 30 years. Thermacore holds 33 active patents and 8 pending patent applications.

   Thermacore[TM] is a registered trademark of Thermacore and Thermacore has applied for trademarks for the following: Thermachamber[TM], Thermapad[TM], Thermaplate[TM], Thermasink[TM], Thermaspreader[TM], Therma-Base[TM], Therma-Cube[TM], Therma-Tower[TM], Therma-Fin[TM], Therma-Frost[TM], Therma-Loop[TM], Therma-Can[TM], Therma-Charge[TM], Therma-Chip[TM] and Therma-Bus[TM]. In addition, HXi[TM] and HX[TM] are trademarks of Thermacore.

        It is Thermacore's policy to require its professional and technical employees and consultants to execute confidentiality agreement at the time that they enter into employment or consulting relationships with Thermacore. These agreements provide that all confidential information developed by, or known to, the individual during the course of the individual's relationship with Thermacore, is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreement provides that all inventions conceived by the individual during his tenure at Thermacore will be the exclusive property of Thermacore.

   LEGAL PROCEEDINGS

        Thermacore is from time to time a party to litigation arising in the ordinary course of business. Thermacore is not currently a party to any material litigation.

                         THERMACORE STOCK OWNERSHIP

        The following tables set forth certain information regarding the beneficial ownership of Thermacore common stock and preferred stock as of February 1, 2001, based upon a review of Thermacore's stock transfer records. The first table contains information with respect to each person, entity or group known by Thermacore to own beneficially more than five percent of either of Thermacore's common stock or preferred stock. The second table contains beneficial ownership information with respect to (1) each director of Thermacore,
   (2) each of the five most highly compensated executive officers of Thermacore in the fiscal year 2000, and (3) all directors and executive officers as a group.

        The percentages shown in the tables are based upon (1) 62,500 shares of Thermacore preferred stock outstanding, which are convertible into Thermacore common stock on a ten-for-one basis and
   (2) 2,888,475 shares of Thermacore common stock outstanding, assuming the conversion of all outstanding shares of preferred stock into common stock. Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, shares of common stock which a person has the right to acquire pursuant to the exercise of stock options and warrants held by that holder that are exercisable within 60 days are deemed outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to the table, each individual or entity identified has sole investment and voting power for all shares shown as beneficially owned by them. Unless otherwise indicated, the address of each individual or entity identified is c/o Thermacore International, Inc., 780 Eden Road, Lancaster, Pennsylvania 17601.


   OWNERSHIP OF 5% OR MORE OF THERMACORE SECURITIES
                                                         Preferred Stock                     Common Stock
                                                          Beneficially                       Beneficially
       Name and Address of Beneficial Owner                   Owned          Percentage          Owned          Percentage
                                                          -------------      ----------       ----------        ----------
       Richard J. Defieux(1)
       Edison Venture Fund III, L.P. . . . . . . . .         57,500            92.00%          690,000            23.89%
       Charles and Angela Waite  . . . . . . . . . .          5,000            8.00%            50,000             1.73%
       Jane N. and G. Yale Eastman . . . . . . . . .            -                -             543,580(2)         18.82%
       John P. Horgan(3) . . . . . . . . . . . . . .                             -             371,150            12.85%
       L. Ronald Hoover  . . . . . . . . . . . . . .            -                -             209,920(4)          7.00%
       Milton F. Pravda(5) . . . . . . . . . . . . .            -                -             172,300             5.97%
       Edward Scicchitano(6) . . . . . . . . . . . .            -                -             158,330             5.48%

     _____________________
     (1)      Richard J. Defieux is an executive of Edison Management Corp., the general partner of Edison Venture Fund
              III, L.P., and shares voting and dispositive power with respect to the shares held by Edison Venture Fund


                                                               61







              III, L.P.  Mr. Defieux does not own any securities of Thermacore in his individual capacity.  The address for
              Edison Venture Fund III, L.P. is c/o Edison Management Corp., 277 Lenox Drive, Lawrenceville, New Jersey
              08648.

     (2)      Consists of 65,000 shares owned of record by Jane N. Eastman, 137,580 shares owned of record by her husband
              G. Yale Eastman, 50,000 shares held in a trust for the benefit of Mr. Eastman, 71,000 shares held in a trust for the benefit of Ms. Eastman and 220,000 shares held in a trust for which Mr. Eastman and Ms. Eastman each acts as co-trustee.

     (3)      The address for Mr. Horgan is 44 Locust Avenue, Suite 104, New Canaan, Connecticut 06840.

     (4)      Includes 112,500 shares of common stock issuable upon the exercise of stock options which are currently exercisable and which are exercisable within sixty days of February 1, 2001.

     (5)      The address for Mr. Pravda is 7708 Greenview Terrace, Towson, Maryland  21204.

     (6)      The address for Mr. Scicchitano is 117 West Seminary Avenue, Lutherville, Maryland 21093.


     SECURITY OWNERSHIP OF THERMACORE MANAGEMENT
                                                      Preferred Stock                    Common Stock
                                                       Beneficially                      Beneficially
       Name and Address of Beneficial Owner                Owned         Percentage          Owned         Percentage
       ------------------------------------           --------------     ----------      ------------      ----------
       NON-EMPLOYEE DIRECTORS
       Richard J. Defieux(1) . . . . . . . . . . .        57,500           92.00%         690,000            23.89%
       Jane N. Eastman   . . . . . . . . . . . . .           -                -           543,580(2)         18.82%
       John P. Horgan  . . . . . . . . . . . . . .           -                -           371,150            12.85%
       John M. Ryan  . . . . . . . . . . . . . . .           -                -            47,500(3)          1.63%
       Marcel P. Joseph  . . . . . . . . . . . . .           -                -            17,000(4)             *

       EMPLOYEE DIRECTORS
       L. Ronald Hoover  . . . . . . . . . . . . .           -                -           209,920(5)          7.00%
       Donald M. Ernst . . . . . . . . . . . . . .           -                -           144,250(6)          4.89%
       OTHER EXECUTIVE OFFICERS(7)
       Larry J. Bostwick . . . . . . . . . . . . .           -                -             8,850(8)             *
       David R. Longsderff . . . . . . . . . . . .           -                -             7,500(8)             *
       John P. Molony  . . . . . . . . . . . . . .           -                -            11,850(9)             *

       All directors and executive officers as a
       group (14 persons, including those listed
       above)  . . . . . . . . . . . . . . . . . .        57,500           92.00%       2,163,890(10)       67.22%
     _____________________
     * Represents less than one percent.

     (1)      See Footnote (1) to the previous table.

     (2)      See Footnote (2) to the previous table.


                                                               62







     (3)      Includes 22,000 shares of common stock issuable upon the exercise of stock options which are currently exercisable and which are exercisable within sixty days of February 1, 2001.

     (4)      Includes 7,000 shares of common stock issuable upon the exercise of stock options which are currently exercisable and which are exercisable within sixty days after February 1, 2001.

     (5)      Includes 112,500 shares of common stock issuable upon the exercise of stock options which are currently exercisable and which are exercisable within sixty days after February 1, 2001.

     (6)      Includes 63,750 shares of common stock issuable upon the exercise of stock options which are currently exercisable and which are exercisable within sixty days after February 1, 2001.

     (7)      Messrs. Hoover and Ernst are also executive officers of Thermacore.

     (8)      Represents the total number of shares of common stock issuable upon the exercise of stock options which are currently exercisable and which are exercisable within sixty days after February 1, 2001.


     (9)      Includes 9,350 shares of common stock issuable upon exercise of stock options which are currently exercisable and which are exercisable within 60 days after February 1, 2001.

     (10)     Includes 330,450 shares of common stock issuable upon exercise of stock options which are currently exercisable and which are exercisable within 60 days after February 1, 2001.


                   MARKET PRICE AND DIVIDEND INFORMATION

   MODINE MARKET PRICES AND DIVIDENDS DECLARED

        Modine common stock is listed on the Nasdaq National Market under the symbol "MODI". There is no public trading market for Thermacore common stock or preferred stock.

        The table below sets forth, for the periods indicated, the high and low sale prices of Modine common stock as reported on the Nasdaq National Market, based on published financial sources, and the dividends declared on Modine common stock.


                                                                          Modine Common Stock
                                                                          -------------------

                                                                    High            Low          Dividend
                                                                    ----            ---          --------
       Fiscal Year Ended March 31, 1999:
               First Fiscal Quarter  . . . . . . . . . . . .       $37.500        $32.313          $0.21
               Second Fiscal Quarter   . . . . . . . . . . .        36.500         27.750           0.21
               Third Fiscal Quarter  . . . . . . . . . . . .        38.625         26.625           0.21
               Fourth Fiscal Quarter   . . . . . . . . . . .        38.000         25.250           0.21
       Fiscal Year Ended March 31, 2000:
               First Fiscal Quarter  . . . . . . . . . . . .        34.000         26.500           0.23
               Second Fiscal Quarter   . . . . . . . . . . .        34.130         24.250           0.23
               Third Fiscal Quarter  . . . . . . . . . . . .        29.630         23.000           0.23
               Fourth Fiscal Quarter   . . . . . . . . . . .        26.690         21.000           0.23

       Fiscal Year Ending March 31, 2001:
               First Fiscal Quarter  . . . . . . . . . . . .        28.313         19.938           0.25
               Second Fiscal Quarter   . . . . . . . . . . .        29.938         25.000           0.25
               Third Fiscal Quarter  . . . . . . . . . . . .        29.125         19.000           0.25
               Fourth Fiscal Quarter (through March 19,
               2001) . . . . . . . . . . . . . . . . . . . .        28.125         20.750           0.25


              On December 13, 2000, the last full trading day prior to the public announcement of the proposed merger, the last-sale price of Modine common stock reported on the Nasdaq National Market was $20.375 per share. On March 19, 2001, the most recent practicable date before the printing of this proxy statement/prospectus, the last-sale price of Modine common stock reported on the Nasdaq National Market was $24.8906 per share. Shareholders should obtain current market quotations before making any decision with respect to the merger.

   MODINE AND THERMACORE DIVIDENDS

        Modine has paid quarterly cash dividends on Modine common stock continuously since 1959. The payment of future dividends on Modine common stock is in the discretion of the Modine board.

        Certain of Modine's financing agreements require it to maintain specific financial ratios and place certain limitations on the use of retained earnings for the payment of cash dividends and the acquisition of treasury stock. Under the most restrictive, $192,158,000 was available for these purposes at March 31, 2000. However, dividend payments may not exceed $50,000,000 in any fiscal year.

        Thermacore has never paid a cash dividend. Under the merger agreement, Thermacore has agreed not to pay any dividends on Thermacore capital stock before the consummation of the merger.

        INTERESTS OF THERMACORE DIRECTORS AND OFFICERS IN THE MERGER

        In considering the recommendation of the board of directors of Thermacore to vote for the proposal to approve and adopt the merger agreement, shareholders of Thermacore should be aware that certain members of the Thermacore board of directors and the Thermacore management team have agreements or arrangements that provide them with interests in the merger that differ from those of Thermacore shareholders. The Thermacore board of directors was aware of these agreements and arrangements during its deliberations on the merits of the merger and in determining to recommend to the shareholders of Thermacore that they vote for the proposal to approve and adopt the merger agreement.

        EMPLOYMENT AGREEMENTS. Except for Dr. Hoover, Thermacore's chief executive officer, Thermacore does not currently have any employment agreements with any of its executive officers. However, before the effective time of the merger, certain executive officers of Thermacore, including Donald M. Ernst, who is also a director, Jerome
   E. Toth, David R. Longsderff, Larry J. Bostwick, George A. Meyer, IV, and John P. Molony, will enter into employment agreements with Thermacore. Under each employment agreement, the employee will agree to certain restrictive covenants including non-competition, confidentiality, non-solicitation of customers and employees, and assignment of inventions for a period equal to the term of the agreement plus the greater of the (1) number of days remaining until the third anniversary of the date of the signing of the employment agreement or (2) twelve months following the date of termination. As consideration for such restrictive covenants, Thermacore will pay to each executive (x) 50% of the executive's then current base salary on May 1, 2001 and (y) 50% of the executive's then current base salary on February 2002, provided that the employee remains employed by Thermacore on that date. The executive will also be entitled to severance payments during the non-compete period, including full salary and a bonus equal in amount to the largest bonus received by the executive in any of the five years preceding his or her termination. The amount of any severance payments will be reduced, however, by the amount of payments made to the executive during the same period under the change in control agreements described below.

        CERTAIN OFFICERS' CHANGE-IN-CONTROL AGREEMENTS; EMPLOYMENT AGREEMENT OF DR. HOOVER. Thermacore has entered into change-in-control agreements with Dr. Hoover, who is also a director, and Mr. Ernst, who is also a director, Mr. Bostwick, Mr. Longsderff, Mr. Meyer, Mr. Molony, Mr. Rothenberger and Mr. Toth which are substantially similar in terms and conditions. Under each agreement, if there is a change in control of Thermacore and the employee's employment with Thermacore is terminated, within 24 months of the change in control, for any reason other than death, disability or at the employee's election without "good reason," as defined in the agreement, the employee is entitled to receive: (1) his base salary through his date of termination; (2) a lump sum cash payment as severance pay equal to the sum of (A) 24 multiplied by the higher of (i) his monthly compensation in effect on his date of termination or (ii) his monthly compensation in effect immediately before the change in control, and (B) 24 multiplied by one-twelfth of the largest aggregate annual cash bonus paid or awarded to the employee in the last five fiscal years of Thermacore immediately preceding the date of his termination; and (3) all shares of stock of Thermacore purchased by the executive, if any, and all options to purchase shares of Thermacore stock granted to him under any benefit plan or arrangement, shall immediately vest and/or their exercisability shall be accelerated, and those shares shall no longer be subject to repurchase by Thermacore.

        Dr. Hoover also has an employment agreement with Thermacore. Following the merger, all of Thermacore's obligations under the change-in-control agreements and Dr. Hoover's employment agreement will remain in effect.

        INDEMNIFICATION AND INSURANCE. The merger agreement provides that Modine will, following the merger, indemnify each current and former director and officer of Thermacore or any of its subsidiaries to the extent provided in Thermacore's current articles of incorporation and by-laws. Under the terms of the merger agreement, Modine will also provide directors and officers of Thermacore with officers' and directors' liability insurance coverage for matters occurring on or before the merger date for a minimum period of three years after the date of the merger. Modine has agreed to provide coverage substantially similar to Thermacore's existing officers' and directors' liability insurance, including an overall coverage amount not less than the amount available under Thermacore's existing insurance policy.

                     DESCRIPTION OF MODINE COMMON STOCK

   AUTHORIZED CAPITAL STOCK

        Under its amended and restated articles of incorporation, Modine has the authority to issue up to 96,000,000 shares of capital stock, consisting of 80,000,000 shares of common stock, par value $0.625 per share, and 16,000,000 shares of preferred stock, par value $0.025. As of February 6, 2001, 29,395,511 shares of common stock and no shares of preferred stock were issued and outstanding.

   VOTING RIGHTS; VOTE REQUIRED FOR CERTAIN ACTIONS

        Each outstanding share of Modine common stock is entitled to one vote upon each matter submitted to a vote at a meeting of shareholders, except to the extent that that right may be limited or denied by the Wisconsin Business Corporation Act, as described below. A majority of the voting stock of Modine represented at any meeting of the shareholders will constitute a quorum. Except as otherwise provided in Modine's articles or by-laws or by the Wisconsin Business Corporation Law, a majority of a quorum has the right to decide any questions that come before the meeting.

         Shareholders do not have cumulative voting rights. As a result, the holders of a majority of the votes present at a meeting at which at least a majority of the voting stock is represented in person or by proxy have the power to elect all of the directors to be elected at that meeting. Modine's by-laws provide for a nine-person board of directors, consisting of three classes, with each class consisting of three directors. Shareholders have the right to remove directors, but only for cause and by the affirmative vote of a majority of the outstanding shares entitled to vote for the election of the director.

        Modine's articles require the affirmative vote of at least two-thirds of the outstanding shares of all classes entitled to vote in the election of directors to approve a merger, consolidation, or certain other extraordinary transactions between Modine and an "interested person." An interested person is a person or entity which beneficially owns 5% or more of the outstanding shares entitled to vote in the election of directors. In addition, Modine's articles require the affirmative vote of at least two-thirds of the outstanding shares, not including the shares held by the interested shareholder, to approve a merger, consolidation, or certain other extraordinary transactions between Modine and an "interested person" if the consideration paid to Modine's common shareholders in the transaction does not meet certain tests for "fair price," unless the transaction has been approved by a majority of Modine's board.

        Shareholders have the right to amend or repeal Modine's by-laws at any regular or special meeting of the shareholders, if notice of the proposed action was specified in the notice of the meeting. That action requires the affirmative vote of not less than two-thirds of the shares entitled to vote.

   DIVIDEND AND LIQUIDATION RIGHTS

        Holders of Modine's common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by Modine's board of directors out of funds legally available for the payment of dividends, subject to the rights of the holders of preferred stock, if any, then outstanding. In the event of the dissolution, liquidation or winding up of Modine, holders of Modine common stock will be entitled to receive, pro rata, any assets and funds of Modine remaining after satisfaction of Modine's creditors and the payment of all amounts that the holders of preferred stock, if any, then outstanding may be entitled to receive.

   PREEMPTIVE AND OTHER RIGHTS

        Holders of Modine common stock do not have preemptive, subscription, redemption or conversion rights.

   LIABILITY TO FUTURE CALLS OR ASSESSMENTS

        The shares of Modine common stock issued in the merger will be fully-paid and non-assessable by Modine, except for certain statutory personal liability that may be imposed upon shareholders under Section 180.0622(2)(b) of the Wisconsin Business Corporation Law. That statutory provision imposes personal liability on shareholders of Wisconsin corporations for debts owed to employees for services performed, but not exceeding six months service in any one case.
   While the statutory provision limits this liability to the par value of the shares held, a Wisconsin trial court interpreted a substantially identical predecessor statute to mean that shareholders of a Wisconsin corporation were liable for an amount equal to the consideration for which their shares were issued, rather than the par value of the shares. This decision was affirmed by a split decision of the Wisconsin Supreme Court without a written opinion, although the decision was subsequently overturned on other grounds.

   POSSIBLE ADVERSE EFFECT OF FUTURE ISSUANCES OF PREFERRED STOCK

        Modine's board of directors is authorized to issue, from time to time, up to 16,000,000 shares of preferred stock in one or more series and to fix the designations, preferences and rights of each series, without any further action or approval of Modine's shareholders.
   Those rights may include dividend, liquidation, conversion and redemption rights, including sinking fund provisions for the redemption or purchase of shares of preferred stock. Modine has no current plans to issue preferred stock. The rights, preferences and privileges of the holders of Modine common stock will, however, be subject to and may be adversely affected by the rights of the holders of any series of preferred stock that Modine's board of directors may determine to issue in the future.

   SHAREHOLDER RIGHTS PLAN

        On October 15, 1986, Modine's board of directors adopted a shareholder rights plan which provides for the issuance of one preferred purchase right for each outstanding share of Modine common stock. The rights entitle each holder of Modine common stock to purchase one one-hundredth of a share of Modine Series A Participating Preferred Stock at an exercise price of $95.00, subject to adjustment. The rights are not presently exercisable and are not transferable apart from the Modine common stock. They will become exercisable, separate certificates evidencing the rights will be distributed, and the rights will begin trading separately from the Modine common stock ten business days after the announcement that a person or group has acquired 20% or more of Modine's common stock or ten business days after a person or group commences, or announces its intention to commence, an offer that would result in that person or group owning 30% or more of Modine's common stock.

        In the event that Modine is acquired in a merger or other business combination following the distribution of the rights, each right will entitle its holder to purchase, at the then current exercise price of the right, that number of shares of common stock of the surviving company which, at the time of the transaction, will have a market value equal to two times the then current exercise price of the right. Alternatively, if a holder of 20% or more of the Modine common stock effects a merger or other business combination with Modine in which Modine survives and Modine common stock remains outstanding, or engages in a statutory share exchange with Modine that does not result in Modine's becoming a subsidiary of the holder, or engages in certain types of self-dealing transactions with Modine, each right not owned by the 20% shareholder will become exercisable for that number of shares of Modine common stock which, at that time, have a market value of two times the then current exercise price of the right.

        The Modine board has the right to redeem the rights for a price of $0.0125 per right at any time before the 30th day following a public announcement that a person or group has acquired beneficial ownership of at least 20% of the Modine common stock. The rights will expire on October 27, 2006, unless redeemed before that date.

        The rights have certain anti-takeover effects. They will cause a substantial dilution to a person or group that attempts to acquire Modine on terms not approved by Modine's board of directors. The rights will not, however, interfere with any merger or other business combination approved by Modine's board of directors within 30 days after a person or group becomes the beneficial owner of 20% or more of the Modine common stock because, until the end of that 30-day period, Modine may redeem the rights for $0.0125 per right.

   CERTAIN PROVISIONS THAT MAY DELAY OR PREVENT A CHANGE-IN-CONTROL OF
   MODINE

        BUSINESS COMBINATION STATUTE. Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law regulate a broad range of business combinations between a resident domestic corporation and an interested shareholder. A business combination is defined to include any of the following transactions:

        *    a merger or share exchange;

        * a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to 5% or more of the aggregate market value of the stock or assets of the company or 10% of its earning power or income;

        * the issuance or transfer of stock or rights to purchase stock with a market value equal to 5% or more of the outstanding stock;

        *    the adoption of a plan of liquidation or dissolution; and

        * any reclassification of securities or recapitalization of the resident domestic corporation if the effect is to increase the proportionate share of its securities owned by the interested shareholder.

        A "resident domestic corporation" is defined to mean a Wisconsin corporation that has a class of voting stock that is registered or traded on a national securities exchange or that is registered under
   Section 12(g) of the Exchange Act and that, as of the relevant date, satisfies any of the following: (1) its principal offices are located in Wisconsin, (2) it has significant business operations located in Wisconsin, (3) more than 10% of the holders of record of its shares are residents of Wisconsin, or (4) more than 10% of its shares are held of record by residents of Wisconsin. Modine is a resident domestic corporation for purposes of these statutory provisions.

        An "interested shareholder" is defined to mean a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years.

        Under this law, Modine cannot engage in a business combination with an interested shareholder for a period of three years following the date such person becomes an interested shareholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in the person becoming an interested shareholder before the acquisition. Modine may engage in a business combination with an interested shareholder after the expiration of the three-year period with respect to that shareholder only if one or more of the following conditions is satisfied: (1) the board of directors approved the acquisition of the stock before the date on which the shareholder acquired the shares, (2) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder, or (3) the consideration to be received by shareholders meets certain fair price requirements of the statute with respect to form and amount.

        FAIR PRICE STATUTE. The Wisconsin Business Corporation Law also provides, in Sections 180.1130 to 180.1133, that certain mergers, share exchanges or sales, leases, exchanges or other dispositions of assets in a transaction involving a significant shareholder and a resident domestic corporation such as Modine require a supermajority vote of shareholders in addition to any approval otherwise required, unless shareholders receive a fair price for their shares that satisfies a statutory formula. A "significant shareholder" for this purpose is defined as a person or group who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or is an affiliate of the corporation and beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years. Any business combination to which the statute applies must be approved by 80% of the voting power of the corporation's stock and at least two-thirds of the voting power of the corporation's stock not beneficially held by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless (a) the aggregate value of the per share consideration is equal to the highest of:

        * the highest per share price paid for any common shares of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the business combination,

        * the market value per share of the corporation's shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is highest, or

        * the highest preferential amount per share in a liquidation or dissolution to which holders of the shares would be entitled,

   and (b) the significant shareholder offers either cash or the same form of consideration used by the significant shareholder to acquire the largest number of shares it acquired.

        CONTROL SHARE VOTING RESTRICTIONS. Under Section 180.1150 of the Wisconsin Business Corporation Law, unless otherwise provided in the articles of incorporation, the voting power of shares of a resident domestic corporation held by any person, or group of persons acting together, in excess of 20% of the voting power in the election of directors is limited (in voting on any matter) to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from the resident domestic corporation, in certain specified transactions, or in a transaction in which the corporation's shareholders have approved restoration of the full voting power of the otherwise restricted shares.

        DEFENSIVE ACTION RESTRICTIONS. Section 180.1134 of the Wisconsin Business Corporation Law provides that, in addition to the vote otherwise required by law or the articles of incorporation of a resident domestic corporation, the approval of the holders of a majority of the shares entitled to vote on the proposal is required before the corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. This statute requires shareholder approval for the corporation to do either of the following: (1) acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares and all securities which may be converted into voting shares, or (2) sell or option assets of the corporation which amount to 10% or more of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation.

        SUPERMAJORITY VOTING REQUIREMENT IN MODINE'S ARTICLES. Article VII of Modine's articles of incorporation also require the affirmative vote of at least two-thirds of Modine's outstanding stock entitled to vote in the election of directors in order to approve mergers, consolidations and other extraordinary transactions between Modine and the beneficial owner of 10% or more of any class of Modine stock. Under certain circumstances, the additional approval of two-thirds of those outstanding shares not held by the interested shareholder is also required. See "Comparison of Shareholder Rights--Approvals of Mergers and Other Fundamental Transactions."

        The provisions of Wisconsin law described above and the Modine shareholder rights agreement, the ability to issue additional shares of the common stock and preferred stock without further shareholder approval and the ability of the board of directors to fix the designations of classes of preferred stock (including the ability to issue preferred stock with substantial voting rights) could have the effect, among others, of discouraging take-over proposals for or impeding a business combination involving Modine.

                      COMPARISON OF SHAREHOLDER RIGHTS

        Upon the completion of the merger, the shareholders of Thermacore will become shareholders of Modine, and the Modine certificate of incorporation and the Modine by-laws will govern the rights of the former Thermacore shareholders. Modine is a corporation incorporated under the laws of Wisconsin and is subject to the Wisconsin Business Corporation Law.

        The following table provides a summary of the material differences between the current rights of Thermacore shareholders and the rights of Modine shareholders. This summary is not intended to be complete or to identify al differences that may be material to a shareholder, and is qualified by reference to Modine's Restated Articles of Incorporation and Restated By-Laws, which are filed as exhibits to Modine's Annual Reports on Form 10-K for the fiscal years ended March 31, 1999 and March 31, 2000, respectively, and to the Thermacore amended and restated articles of incorporation and the Thermacore amended and restated bylaws, which will be sent to Thermacore shareholders or Modine shareholders upon request. To obtain these documents, see "Where You Can Find More Information."


                                         RIGHTS OF THERMACORE SHAREHOLDERS           RIGHTS OF MODINE SHAREHOLDERS
              VOTING,                    Common Stock:                               Common Stock:
              GENERALLY                  * 5,000,000 shares authorized               * 80,000,000 shares authorized
                                         * 2,604,925 shares issued and outstanding   * 29,395,511 shares issued and outstanding
                                         as of the record date                       as of February 6, 2001

                                         Series A Convertible Preferred Stock:       Preferred Stock:
                                         * 62,500 shares authorized                  * 16,000,000 shares authorized
                                         * 62,500 shares issued and outstanding      * No shares issued or outstanding

              VOTE PER SHARE             Except as described below, under            Under Modine's articles of incorporation,
                                         Thermacore's articles of incorporation,     each share of capital stock is entitled to
                                         all shares of preferred stock and common    one vote on all shareholder actions.
                                         stock are voted together as a single
                                         class.  Each share of common stock is
                                         entitled to one vote per share, and each
                                         share of preferred stock is entitled to
                                         that number of votes per share of common
                                         stock into which that share of preferred
                                         stock would be then convertible (currently
                                         ten).

              VOTE REQUIRED FOR          Except as described below where (1) a       Except as described below where (1) a
              SHAREHOLDER ACTION         higher vote of shareholders is required,    higher vote of shareholders is required or
                                         (2) a class vote of the holders of the      (2) otherwise required by Wisconsin law,
                                         preferred stock is required or (3)          the affirmative vote of a majority of all
                                         otherwise required by Pennsylvania law,     shares entitled to vote is required for
                                         the affirmative vote of a majority of the   shareholder action.
                                         votes cast by all shareholders entitled to
                                         vote on the matter is required for          Under Wisconsin law, Modine's board of
                                         shareholder action.                         directors may authorize the issuance of
                                                                                     additional shares of common or preferred
                                         Thermacore's articles of incorporation      stock, up to the maximum number of shares
                                         provide certain anti-dilution protections   authorized under the articles of
                                         for the benefit of the preferred stock in   incorporation, without further action.
                                         the event of any issuance, sale or other    by its shareholders.  Under Wisconsin law,
                                         disposition of common stock, including      the board of directors has the right to
                                         unissued treasury shares.                   determine the price to be paid for such
                                                                                     shares.














                                                               76








                                         RIGHTS OF THERMACORE SHAREHOLDERS           RIGHTS OF MODINE SHAREHOLDERS

              CALLING OF SPECIAL         The Thermacore bylaws provide that a        Wisconsin law provides that
              MEETING OF SHAREHOLDERS    special meeting of shareholders may be      *    the board of directors of Modine
                                         called by                                        may call a special meeting of the
                                         *      the chairman,                             shareholders, and
                                         *      the board of directors, or           *    a special meeting MUST be called
                                         *      by shareholders entitled to cast          upon the request of the holders of
                                                at least 20 percent of the votes          at least ten percent of the entire
                                                that all shareholders are entitled        capital stock of Modine that is
                                                to cast at the meeting.                   issued, outstanding and entitled to
                                                                                          vote.

                                                                                     The Modine by-laws also provide that
                                                                                     special meetings may be called by:
                                                                                     *    the chairman or
                                                                                     *    the president.

              SHAREHOLDER ACTION BY      As permitted under Pennsylvania law, the    Wisconsin law permits actions which would
              WRITTEN CONSENT            Thermacore bylaws provide that a written    otherwise be required or permitted to be
                                         consent of shareholders in lieu of a        taken at a shareholders' meeting to be
                                         meeting must be signed by the holders of    taken without a meeting, and without action
                                         outstanding stock having not less than the  by the board of directors, by the written
                                         minimum number of votes that would be       consent of not less than ALL shareholders
                                         necessary to authorize or take such action  entitled to vote on the action.
                                         at a meeting at which all shares entitled
                                         to vote thereon were present and voted.


              NUMBER OF DIRECTORS AND    Thermacore's articles of incorporation      The Modine by-laws provide that the board
              SIZE OF BOARD              provide that the board of directors shall   of directors shall have nine members.
                                         have seven members; any increase in the
                                         board requires the affirmative vote of at
                                         least two-thirds of the outstanding shares
                                         of preferred stock voting as a separate
                                         class.


              TERM OF OFFICE             Thermacore does not have a classified       The Modine board of directors is divided
                                         board of directors. Each director serves    into three classes, with each class
                                         a one-year term.                            serving a staggered three-year term.













                                                               77







                                       RIGHTS OF THERMACORE SHAREHOLDERS          RIGHTS OF MODINE SHAREHOLDERS

              ELECTION OF DIRECTORS    The Thermacore articles of incorporation   Modine directors are elected by a
                                       provide that (1) the holders of the        majority vote of the Modine shares
                                       preferred stock, voting as a separate      present and entitled to vote at a
                                       class, are entitled to elect one director, meeting of which is a quorum is
                                       (2) the holders of the common stock,       present.
                                       voting as a separate class, are entitled
                                       to elect four directors and (3) the
                                       remaining two directors are elected by a
                                       plurality vote cast by the holders of
                                       preferred stock, voting as a separate
                                       class, and a plurality vote cast by the
                                       holders of the common stock, voting as a
                                       class.  The Thermacore articles of
                                       incorporation expressly prohibit
                                       cumulative voting in the election of
                                       directors.

              REMOVAL OF DIRECTORS     Under Pennsylvania law, unless otherwise   Under Modine's by-laws, a director of Modine
                                       provided in a bylaw adopted by the         may be removed only upon a showing of good
                                       shareholders, any or all directors may be  cause and authorized by an affirmative vote,
                                       removed from office by the shareholders    taken at a special shareholders' meeting
                                       with or without cause by the affirmative   called for this purpose, of the majority of
                                       vote of a majority of the votes cast by    the outstanding shares entitled to vote on
                                       those shareholders or class of             the election of a director.
                                       shareholders entitled to elect such
                                       directors.

                                       The Thermacore articles of incorporation provide that (1) a director elected by the holders of the preferred stock shall be removed only by vote or consent of the holders of the preferred stock, (2) a director elected by the holders of the common stock shall be removed only by vote or consent of the holders of the common stock and (3) a director elected jointly by the holders of the preferred stock and the common stock shall be removed only by vote or consent of the holders of the preferred stock and common stock.











                                                               78







                                         RIGHTS OF THERMACORE SHAREHOLDERS           RIGHTS OF MODINE SHAREHOLDERS

              FILLING OF VACANCIES ON   The Thermacore articles of incorporation     The Modine by-laws provide that vacancies
              THE BOARD OF DIRECTORS    provide that (1) any vacancy of a director   on Modine's board of directors,
                                        elected by the holders of the preferred      including vacancies due to removal
                                        stock shall be filled by vote or consent     of a director for cause, may be filled
                                        of the holders of the preferred stock, (2)   by a majority vote of the remaining
                                        any vacancy of a director elected by the     directors in office.
                                        holders of the common stock shall be
                                        filled only by vote or consent of the
                                        holders of the common stock and (3) any
                                        vacancy of a director elected jointly by
                                        the holders of preferred stock and common
                                        stock shall be filled only by vote or
                                        consent of the holders of the preferred
                                        stock and common stock.

              APPROVALS OF MERGERS AND  Under Pennsylvania law, subject to certain    Under Wisconsin law, with certain
              OTHER FUNDAMENTAL         limited exceptions, the affirmative vote      exceptions, the affirmative vote of the
              TRANSACTIONS              of a majority of the votes cast by all        holders of a majority of the outstanding
                                        shareholders entitled to vote thereon,        stock entitled to vote on the matter is
                                        and, if the transaction will effect any       required to approve a proposed plan of
                                        changes in the articles of the                merger, consolidation or exchange between
                                        corporation, the same class or series vote    Modine and another corporation, the sale of
                                        that would have been required to amend the    all or substantially all of Modine's assets
                                        articles, if any, is required for any         other than in the ordinary course of
                                        merger or consolidation of a Pennsylvania     business, or its voluntary liquidation.
                                        corporation with another corporation.         Notice of the meeting in which the vote is
                                                                                      to be taken must be sent to all
                                        Under Thermacore's articles of                shareholders, regardless of whether they
                                        incorporation, the affirmative vote of at     are entitled to vote on the matter.
                                        least two-thirds of the then outstanding
                                        shares of preferred stock, consenting or      Under the Modine articles of incorporation,
                                        voting as a class, shall be required for:     the affirmative vote of at least two-thirds
                                                                                      of the outstanding shares of all classes of
                                        (1)      the creation or authorization of     stock entitled to vote shall be required
                                        any additional class or series of shares      for:
                                        of stock unless the same ranks junior to
                                        the preferred stock, or the increase in       (1)     the merger or consolidation of
                                        the amount of any additional class or         Modine with or into any Interested Person
                                        series of shares of stock unless the same     or any Affiliate or Associate of an
                                        ranks junior to the preferred stock;          Interested Person, as those terms are
                                                                                      defined in the articles of incorporation;










                                                               79







                                       RIGHTS OF THERMACORE SHAREHOLDERS           RIGHTS OF MODINE SHAREHOLDERS

              APPROVALS OF MERGERS     (2)    the liquidation, dissolution or      (2)       the sale, lease or other
              AND OTHER FUNDAMENTAL    winding up or the consolidation or merger   disposition of all or substantially all of
              TRANSACTIONS (cont'd)    of Thermacore into or with any other        the property and assets of Modine to or
                                       entity or entities or the sale, lease or    with any Interested Person or any Affiliate
                                       abandon, transfer or otherwise dispose of   or Associate of any Interested Person;
                                       all or substantially all of Thermacore's
                                       assets;                                     (3)       the acquisition by Modine of all
                                                                                   or substantially all of the assets of any
                                       (3)      the amendment, alteration or       Interested Person or any Affiliate or
                                       repeal of Thermacore's articles of          Associate of any Interested Person; or
                                       incorporation or bylaws;
                                                                                   (4)      the reclassification, purchase by
                                       (4)      the purchase or setting aside of   Modine or issuance by Modine of shares of
                                       any sums for the purchase of, or payment    Modine stock possessing voting rights or
                                       of any dividend or making of any            any securities convertible thereto or
                                       distribution on, any shares of stock other  exchangeable therefor which has the effect
                                       than the preferred stock; and               of increasing the proportion of the
                                                                                   outstanding shares of any class of
                                       (5)      the redemption or other            securities of Modine directly or indirectly
                                       acquisition of any shares of preferred      owned by any Interested Person.
                                       stock except as provided in Thermacore's
                                       articles of incorporation.                  However, if the consideration to be paid to
                                                                                   Modine's shareholders in any of the
                                                                                   transactions described above does not meet
                                                                                   certain tests for fair price, two-thirds of
                                                                                   the Non-Interested Outstanding Shares, as
                                                                                   defined in the articles, must also be voted
                                                                                   in favor of the transaction, unless the
                                                                                   Board of Directors has approved the
                                                                                   transaction.

              AMENDMENT TO BYLAWS      So long as shares of its preferred stock    The Modine by-laws may be amended, repealed
                                       are outstanding, the Thermacore bylaws may  or altered by the affirmative vote of not
                                       not be amended, altered or repealed         less than two-thirds of the shareholders of
                                       without the written consent or vote of at   Modine entitled to vote thereon, or by the
                                       least two-thirds of the then outstanding    affirmative vote of not less than two-
                                       shares of preferred stock.                  thirds of the full board of directors.



              AMENDMENT TO ARTICLES    The Thermacore articles of incorporation    Under Wisconsin law, the articles of
              OF INCORPORATION         provide that no provision of its articles   incorporation of Modine may be amended by
                                       may be amended, modified or waived without  shareholders by the affirmative vote of a the written consent or vote of the holders  majority of the votes cast by each group of
                                       of at least two-thirds of the outstanding   shareholders entitled to vote on the matter
                                       shares of preferred stock.                  as a group.





                                                               80







                                       RIGHTS OF THERMACORE SHAREHOLDERS             RIGHTS OF MODINE SHAREHOLDERS

              RIGHTS OF INSPECTION     Under Pennsylvania law every shareholder,     Under Wisconsin law, in order to inspect
                                       upon proper written demand stating the        and copy the corporate records of Modine,
                                       purpose, may inspect the corporate books      including the shareholder list, a
                                       and records as long as the inspection is      shareholder must be a shareholder of record
                                       for a proper purpose and during normal        and either have been a shareholder of
                                       business hours.  A "proper purpose" is any    record of Modine for at least six months
                                       purpose reasonably related to the interest    prior to making a demand or hold at least
                                       of the inspecting person as a shareholder.    5% of the outstanding shares of Modine.  As
                                                                                     a result, a person will be unable to
                                                                                     purchase a nominal number of shares for the
                                                                                     sole purpose of obtaining access to
                                                                                     Modine's corporate records.  Under
                                                                                     Wisconsin law, a shareholder's demand must
                                                                                     also be made for a proper purpose.  In
                                                                                     addition, all shareholders may inspect the
                                                                                     shareholder list for a meeting beginning
                                                                                     two business days after the notice of a
                                                                                     meeting of shareholders is given and ending
                                                                                     at the conclusion of the meeting.

              DIVIDENDS ON             The Thermacore articles of incorporation      No Modine preferred stock is currently
              PREFERRED                provide that the holders of preferred         outstanding.
              STOCK                    stock shall be entitled to receive, from
                                       funds legally available therefor,
                                       cumulative dividends which accrue at the
                                       rate per annum of $4.00 per share, to be
                                       paid only upon liquidation, dissolution or
                                       winding up of the corporation.  Rights to
                                       receive these accruing dividends shall
                                       terminate absolutely upon the consummation
                                       of the merger.


              DISSENTERS RIGHTS OF     Pennsylvania law provides, with certain       Under Wisconsin law, except with respect to
              APPRAISAL                exceptions, that shareholders of a            business combinations within the meaning of
                                       corporation have a right to dissent from a    Wisconsin's Fair Price Statute (described
                                       proposed transaction and to obtain payment    under "Description of Modine Common Stock--
                                       of the judicially determined "fair value"     Certain Provisions that May Delay or
                                       of their shares in a merger,                  Prevent a Change-in-Control of Modine")
                                       consolidation, division, share exchange or    dissenters rights are not generally
                                       conversion, in certain asset transfers, in    available to holders of shares registered
                                       transactions where the board grants           on a national securities exchange or quoted
                                       dissenters rights, and in certain other       on the Nasdaq's automated quotations system
                                       plans or amendments to the articles of        on the record date for a meeting of
                                       incorporation in which disparate treatment    shareholders at which action is to be taken
                                       is given to the holders of shares of the      on a proposed transaction which would
                                       same class or series unless each group has    otherwise be subject to dissenters rights.
                                       approved by a special class vote.



                                                               81







                                       RIGHTS OF THERMACORE SHAREHOLDERS             RIGHTS OF MODINE SHAREHOLDERS

              LIMITATION OF PERSONAL   Under Pennsylvania law, a corporation may     Wisconsin law imposes a statutory limit on
              LIABILITY OF DIRECTORS   include in its bylaws a provision which       the liability of directors of Wisconsin
                                       eliminates the liability of its directors     corporations, without requiring the
                                       for monetary damages for any action taken     inclusion of a provision in a corporation's
                                       or the failure to take any action, unless     articles of incorporation.  Under Wisconsin
                                       (1) the directors have breached or failed     law, a director of a corporation is not
                                       to perform their duties and (2) the breach    liable to the corporation, its shareholders
                                       or failure to perform constitutes self-       or persons asserting rights on behalf of
                                       dealing, willful misconduct or                the corporation or its shareholders, unless
                                       recklessness.  However, a Pennsylvania        (1) the liability is based on a breach of
                                       corporation may not eliminate the             the director's duty (whether the duty of
                                       liability of directors where the              care or duty of loyalty) to the corporation
                                       responsibility or liability of a director     and its shareholders and (2) such breach
                                       arises under any criminal statute or is       constitutes (A) the director's willful
                                       for the payment of federal, state or local    failure to deal fairly with the corporation
                                       taxes.  Both the Thermacore articles of       or its shareholders in connection with a
                                       incorporation and bylaws include such a       matter in which the director had a material
                                       provision and exception.                      conflict of interest, (B) a violation of
                                                                                     criminal law, unless the director had
                                                                                     reasonable cause to believe that his or her
                                                                                     conduct was lawful or no reasonable cause
                                                                                     to believe his or her conduct was unlawful,
                                                                                     (C) a transaction from which the director
                                                                                     derived an improper personal profit, or (D)
                                                                                     willful misconduct.

              STATUTORY SHAREHOLDER    Pennsylvania law has no similar statute.      Wisconsin law provides that shareholders of
              LIABILITY FOR EMPLOYEE                                                 a corporation are personally liable, up to
              WAGES                                                                  an amount equal to the par value of the
                                                                                     shares that they own, for all debts owed by
                                                                                     the corporation to employees for services
                                                                                     performed, but not exceeding six months'
                                                                                     service in any one case.  Although the
                                                                                     applicable statute specifies that such
                                                                                     liability is limited to the par value of
                                                                                     the shares ($0.625, in the case of Modine),
                                                                                     at least one Wisconsin trial court has
                                                                                     interpreted this to mean the consideration
                                                                                     paid to a corporation for shares.  This
                                                                                     decision was affirmed by a split decision
                                                                                     of the Wisconsin Supreme Court, with one
                                                                                     justice abstaining.







                                                               82







                                       RIGHTS OF THERMACORE SHAREHOLDERS             RIGHTS OF MODINE SHAREHOLDERS

              INDEMNIFICATION OF       Under Pennsylvania law, a corporation may     Unless the corporation's articles of
              DIRECTORS AND OFFICERS   indemnify a director, officer or              incorporation provide otherwise, Wisconsin
                                       representative of the corporation against     law provides for MANDATORY indemnification
                                       expenses, including attorneys' fees,          of a director or officer against certain
                                       judgments, fines and settlement amounts       liabilities and expenses.  In particular,
                                       actually and reasonably incurred in a         Wisconsin law mandates indemnification: (1)
                                       civil or criminal action, suit or             to the extent such officers or directors
                                       proceeding by reason of being or having       are successful in the defense of a
                                       been a representative of or serving at the    proceeding (whether brought derivatively or
                                       request of the corporation.  In order to      by a third party) and (2) in proceedings in
                                       be eligible for indemnification, a            which the director or officer is not
                                       director, officer or representative of the    successful in the defense, unless it is
                                       corporation must have acted in good faith     determined that the director or officer
                                       and in a manner he or she reasonably          breached or failed to perform his or her
                                       believed to be in, or not opposed to, the     duties to the corporation and such breach
                                       best interests of the corporation, and in     or failure constituted (A) a willful
                                       the case of a criminal proceeding, he or      failure to deal fairly with the corporation
                                       she must have had no reasonable cause to      or its shareholders in connection with a
                                       believe his or her conduct was unlawful.      matter in which the director or officer had
                                                                                     a material conflict of interest, (B) a
                                       Pennsylvania law expressly permits            violation of criminal law, unless the
                                       indemnification in connection with any        director or officer had reasonable cause to
                                       action, including a derivative action,        believe his or her conduct was lawful or
                                       unless a court determines that the acts or    had no reasonable cause to believe his or
                                       omissions giving rise to the claim            her conduct was unlawful, (C) a transaction
                                       constituted willful misconduct or             from which the director or officer derived
                                       recklessness.                                 an improper personal profit, or (D) willful
                                                                                     misconduct.
                                       Pennsylvania law also provides for
                                       MANDATORY indemnification of a                Under its by-laws, Modine shall indemnify
                                       representative of a corporation if that       a director, officer or employee of the
                                       person has been successful on the merits      company against reasonable expenses,
                                       or otherwise in defense of any third-party    including attorneys' fees, judgments, fines
                                       or derivative action.                         and settlement amounts, actually and
                                                                                     necessarily incurred in connection with a
                                       The Thermacore articles of incorporation      civil, criminal, administrative or
                                       authorize the corporation to provide          investigative action, suit or proceeding
                                       indemnification in compliance with            (other than a derivative action) by reason
                                       Pennsylvania law, and its bylaws              of having been a director, officer or
                                       provide for such indemnification.             employee of the company, provided that he
                                       Further, the bylaws provide that these        or she acted in good faith and in a manner
                                       obligations to indemnify a director           he or she reasonably believed to be in or
                                       or officer shall be considered a              not opposed to the best interests of the
                                       contract between Thermacore and that          company.
                                       director or officer.






                                                               83







                                       RIGHTS OF THERMACORE SHAREHOLDERS             RIGHTS OF MODINE SHAREHOLDERS

            ANTI-TAKEOVER PROVISIONS   Under Pennsylvania corporate law,             Under Wisconsin law, the directors and
                                       directors may, in considering the best        officers of Modine may, in considering its
                                       interests of the corporation, consider any    best long-term and short-term interests,
                                       of the following to the extent they deem      consider the effects of any action
                                       appropriate:                                  (including an action relating to a change
                                                                                     in control of the corporation) upon its
                                       *        the effects of any action upon any   employees, suppliers, and customers or the
                                                or all groups affected by the        communities in which it has offices or any
                                                action, including shareholders,      other pertinent factors.  These provisions
                                                employees, suppliers, customers      may be deemed to have an antitakeover
                                                and creditors of the corporation,    effect since they expressly authorize
                                                and upon communities in which        directors to take into account the
                                                offices or other establishments of   interests of constituencies other than
                                                the corporation are located;         Modine's shareholders in determining what
                                                                                     is and is not in the best interests of the
                                         *      the short-term and long-term         corporation.  Such a provision may be
                                                interests of the corporation,        relied upon by directors in responding to
                                                including benefits that may accrue   an unsolicited bid for a change in control
                                                to the corporation from its long-    of the corporation.
                                                term plans and the possibility
                                                that these interests may be best     Wisconsin law also has special provisions
                                                served by the continued              relating to changes in control of public
                                                independence of the corporation;     companies, such as Modine, which are
                                                                                     incorporated in the state.  These laws
                                         *      the resources, intent and conduct    regulate a broad range of business
                                                (past, stated and potential) of      combinations and similar transactions
                                                any person seeking to acquire        involving a resident domestic corporation.
                                                control of the corporation; and      Situations covered by these statutes
                                                                                     include:
                                         *      all other pertinent factors.
                                                                                     1)    business combinations with
                                         In considering the best interests of the          significant shareholders;
                                         corporation or the effects of any action,   2)    reduction of voting power for those
                                         the directors are not required to regard          who acquire more than 20% of a
                                         any corporate interest or the interests of        corporation's outstanding shares;
                                         any particular group affected by the        3)    supermajority voting requirements
                                         action as a dominant or controlling               in the case of certain business
                                         interest or factor.                               combinations which do meet "fair
                                                                                           price" standards; and
                                         In addition, the standard of care that      4)   restrictions on certain defensive
                                         applies to any action taken by a director        actions in the face of a takeover
                                         in connection with the acquisition or sale        offer.
                                         of a corporation is no higher than the
                                         standard that applies to any other action
                                         of a director.






                                                               84







                                           RIGHTS OF THERMACORE SHAREHOLDERS        RIGHTS OF MODINE SHAREHOLDERS

              ANTI-TAKEOVER PROVISIONS                                              While these provisions are generally
              (cont'd)                                                              designed to protect shareholders of covered
                                                                                    corporations in the event of a proposal to
                                                                                    acquire a company, they may have the effect
                                                                                    of inhibiting offers which otherwise could
                                                                                    be in the best interests of shareholders.
                                                                                    For further, more detailed information
                                                                                    about these provisions, see "Description of
                                                                                    Modine Common Stock--Certain Provisions
                                                                                    that May Delay or Prevent a Change-in-
                                                                                    Control of Modine" beginning on page 42 of
                                                                                    the proxy statement/prospectus.








                     WHERE YOU CAN FIND MORE INFORMATION

        Modine files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information Modine files at the Securities and Exchange Commission's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may also be obtained from the Securities and Exchange Commission at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Modine's filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http:
   //www.sec.gov."

        Modine has filed with the Securities and Exchange Commission a registration statement on Form S-4 with respect to the Modine common stock to be issued to holders of Thermacore common stock and preferred stock pursuant to the merger agreement. This proxy statement/prospectus constitutes the prospectus of Modine that is filed as part of the registration statement. Other parts of the registration statement are omitted from this proxy statement/prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. Copies of the registration statement, including exhibits, may be inspected, without charge, at the offices of the Securities and Exchange Commission listed in the preceding paragraph, and copies may be obtained from the Securities and Exchange Commission at prescribed rates. A copy of the registration statement may also be found on the Securities and

   Exchange Commission's web site at the site address indicated in the preceding paragraph.

        The Securities and Exchange Commission allows Modine to "incorporate by reference" information into this proxy statement/prospectus. This means that Modine may disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, unless it has been modified or superseded by information included in this proxy statement/prospectus or in a later-dated filing made by Modine with the Securities and Exchange Commission. The following documents previously filed with the Securities and Exchange Commission by Modine (Commission File Number 1-1373) are incorporated by reference into this proxy statement/prospectus:

        1. Modine's Annual Report on Form 10-K for the fiscal year ended March 31, 2000;

        2. Modine's Quarterly Reports on Form 10-Q for the quarterly periods ended June 26, 2000, September 26, 2000, and
             December 26, 2000;

        3.   Modine's Current Reports on Form 8-K filed with the
             Securities and Exchange Commission

             (a) on December 15, 2000, relating to the execution and delivery of the merger agreement,

             (b) on December 1, 2000, relating to Modine's revision of its sales and earnings outlook for its third quarter and the remainder of its fiscal year ending March 31, 2001;

             (c) on October 27, 2000, relating to the appointment of Ernest T. Thomas as chief financial officer of Modine;

             (d) on July 20, 2000, relating to a settlement agreement between Modine and Showa Aluminum Corporation; and

             (e) on June 9, 2000, relating to Modine's sales forecast for its 2000-01 fiscal year;

        4. Modine's Proxy Statement relating to the Annual Meeting of Shareholders of Modine held on July 19, 2000;

        5. the description of the Modine common stock contained in its Form 10, filed with the Securities and Exchange Commission on May 1, 1935; and

        6. the description of the Modine preferred stock purchase rights contained in its Form 8-A, filed with the Securities and Exchange Commission on November 18, 1986, as amended by its Form 8-A12G/A (Amendment No. 1), filed with the Securities and Exchange Commission on January 27, 1995, Form 8-A12G/A (Amendment No. 2), filed with the Securities and Exchange Commission on December 20, 1996 and Form 8-A12G/A (Amendment No. 3), filed with the Securities and Exchange Commission on January 29, 1998.

        Modine is also incorporating by reference additional documents that it files with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the Thermacore special meeting.

        If you are a Thermacore shareholder, you can obtain any of the documents incorporated by reference through Modine or the Securities and Exchange Commission. Documents incorporated by reference are available from Modine without charge, excluding all exhibits unless Modine has specifically incorporated by reference an exhibit in this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Modine at the following address:

             Modine Manufacturing Company
             1500 DeKoven Avenue
             Racine, Wisconsin 53403-2552
             Telephone: 1-262-636-1200
             Attn: Corporate Secretary

        If you would like to request documents from Modine, please do so by April 13, 2001, to receive them before the special meeting. These filings are also available through Modine's website at "http://www.Modine.com."

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS IN DECIDING HOW TO VOTE AT THE THERMACORE SPECIAL MEETING. NEITHER MODINE NOR THERMACORE HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED MARCH 20, 2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO YOU NOR THE ISSUANCE OF MODINE COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

        Modine has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Modine, and Thermacore has supplied all information contained in this proxy statement/prospectus relating to Thermacore.

                                   EXPERTS

        The financial statements incorporated in this proxy statement/prospectus and by reference to Modine's Annual Report on Form 10-K for the year ended March 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                LEGAL MATTERS

        Certain legal matters relating to the validity of the Modine common stock issuable in connection with the merger and certain federal income tax matters relating to the merger will be passed upon for Modine by Schiff Hardin & Waite, Chicago, Illinois. Certain legal matters relating to federal income tax matters relating to the merger will be passed upon for Thermacore by Pepper Hamilton LLP, Berwyn, Pennsylvania.

               FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

        Some of the statements included or, in the case of Modine, incorporated by reference, in this document constitute forward-looking statements, as that term is defined in the Securities Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of Modine, Thermacore or the combined company. These statements may relate to, but are not limited to, information or assumptions about sales, income, earnings per share, return on equity, capital expenditures, dividends, capital structure, free cash flow, debt to capitalization ratios, interest rates, internal growth rates, pending legal proceedings and claims (including environmental matters), future economic performance and management's plans, goals and objectives for future operations and growth. These forward-looking statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "project," "expect," "should" or similar expressions. You should understand that forward-looking statements are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ include, but are not necessarily limited to, those discussed in the documents incorporated by reference in this proxy statement/prospectus. Those include:

        * the integration by Modine's customers of products currently supplied by Modine;

        * the success of Modine or its competitors in obtaining the business of the available customer base;

        * the ability of Modine to pass on increased costs to its customers;

        * variations in currency-exchange rates that may affect Modine's non-domestic business;

        *    labor relations at Modine;

        * Modine's customers and suppliers, which may affect the continuous supply of Modine's products; and

        * the ability to improve the operations of the divisions or businesses it has acquired.

                                                                  ANNEX A



                        AGREEMENT AND PLAN OF MERGER

                                    among

                       THERMACORE INTERNATIONAL, INC.,

                        MODINE MANUFACTURING COMPANY,

                                     and

                              MODINE MERGER CO.




                                 dated as of

                             December 13, 2000,

             as Amended by Amendment No. 1, dated March 15, 2001







                                  COMPOSITE
                                  CONFORMED

                              TABLE OF CONTENTS
                              -----------------
                                                                     PAGE
                                                                     ----


   ARTICLE 1 THE MERGER  . . . . . . . . . . . . . . . . . . . . .    A-1
        Section 1.1. Merger  . . . . . . . . . . . . . . . . . . .    A-1
        Section 1.2. Surrender and Payment . . . . . . . . . . . .    A-2
        Section 1.3. The Merger Date.  . . . . . . . . . . . . . .    A-5
        Section 1.4. Stock Options of the Company. . . . . . . . .    A-5
        Section 1.5. Fractional Shares . . . . . . . . . . . . . .    A-7
        Section 1.6. Dissenting Shares . . . . . . . . . . . . . .    A-7
        Section 1.7. Aggregate Consideration; Exchange A-Ratio;
                  Valuation of Buyer Common Stock  . . . . . . . .    A-7

   ARTICLE 2 THE SURVIVING CORPORATION . . . . . . . . . . . . . .    A-8
        Section 2.1. Articles of Incorporation; Bylaws . . . . . .    A-8
        Section 2.2. Directors and Officers  . . . . . . . . . . .    A-8

   ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . .    A-9
        Section 3.1. Corporate Existence and Power . . . . . . . .    A-9
        Section 3.2. Corporate Authorization . . . . . . . . . . .    A-9
        Section 3.3. Governmental Autorization. . . . . . . .  . .   A-10
        Section 3.4. Non-Contravention . . . . . . . . . . . . . .   A-10
        Section 3.5. Capitalization  . . . . . . . . . . . . . . .   A-11
        Section 3.6. Subsidiaries  . . . . . . . . . . . . . . . .   A-12
        Section 3.7. Financial Statements  . . . . . . . . . . . .   A-12
        Section 3.8. Disclosure Documents  . . . . . . . . . . . .   A-13
        Section 3.9. Absence of Certain Changes  . . . . . . . . .   A-14
        Section 3.10. No Undisclosed Material Liabilities  . . . .   A-14
        Section 3.11. Litigation . . . . . . . . . . . . . . . . .   A-15
        Section 3.12. Taxes  . . . . . . . . . . . . . . . . . . .   A-15
        Section 3.13. ERISA and Labor Matters  . . . . . . . . . .   A-16
        Section 3.14. Compliance with Laws . . . . . . . . . . . .   A-18
        Section 3.15. Intellectual Property Rights . . . . . . . .   A-19
        Section 3.16. Environmental Matters  . . . . . . . . . . .   A-21
        Section 3.17. Finders Fees . . . . . . . . . . . . . . . .   A-22
        Section 3.18. Title to and Condition of Properties . . . .   A-22
        Section 3.19. Contracts  . . . . . . . . . . . . . . . . .   A-23
        Section 3.20. Accounts Receivable  . . . . . . . . . . . .   A-24
        Section 3.21. Relationships with Customers and Suppliers .   A-24
        Section 3.22. Product Warranties and Liabilities . . . . .   A-25
        Section 3.23. Affiliate Transactions . . . . . . . . . . .   A-25
        Section 3.24. Insurance  . . . . . . . . . . . . . . . . .   A-25
        Section 3.25. Pooling of Interests Treatment . . . . . . .   A-26
        Section 3.26. Inventories  . . . . . . . . . . . . . . . .   A-26
        Section 3.27. No Guaranties; Extensions of Credit  . . . .   A-27
        Section 3.28. Relationships with Sales Representatives . .   A-27

        Section 3.29. Permits  . . . . . . . . . . . . . . . . . .   A-27
        Section 3.30. Relationships with Joint Venture Partners  .   A-28

   ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . .   A-28
        Section 4.1. Corporate Existence and Power . . . . . . . .   A-28
        Section 4.2. Corporate Authorization . . . . . . . . . . .   A-28
        Section 4.3. Governmental Authorization  . . . . . . . . .   A-29
        Section 4.4. Non-Contravention . . . . . . . . . . . . . .   A-29
        Section 4.5. SEC Filings . . . . . . . . . . . . . . . . .   A-29
        Section 4.6. Financial Statements  . . . . . . . . . . . .   A-30
        Section 4.7. Disclosure Documents  . . . . . . . . . . . .   A-30
        Section 4.8. Absence of Certain Changes  . . . . . . . . . . A-31
        Section 4.9. No Undisclosed Material Liabilities . . . . .   A-31
        Section 4.10. Finders Fees . . . . . . . . . . . . . . . .   A-32
        Section 4.11. Permits  . . . . . . . . . . . . . . . . . .   A-32
        Section 4.12. Pooling of Interests Treatment . . . . . . .   A-32

   ARTICLE 5 COVENANTS OF THE COMPANY  . . . . . . . . . . . . . .   A-33
        Section 5.1. Conduct of the Company  . . . . . . . . . . .   A-33
        Section 5.2. Shareholder Meeting; Proxy Materials  . . . .   A-37
        Section 5.3. Other Offers  . . . . . . . . . . . . . . . .   A-37
        Section 5.4. Intellectual Property Matters . . . . . . . .   A-38
        Section 5.5. Affiliate Letters . . . . . . . . . . . . . .   A-38
        Section 5.6. Access to Information . . . . . . . . . . . .   A-38

   ARTICLE 6 COVENANTS OF BUYER  . . . . . . . . . . . . . . . . .   A-39
        Section 6.1. Conduct of Buyer  . . . . . . . . . . . . . .   A-39
        Section 6.2. Departments . . . . . . . . . . . . . . . . .   A-39
        Section 6.3. Registration Statement  . . . . . . . . . . .   A-39
        Section 6.4. Listing on Nasdaq . . . . . . . . . . . . . .   A-40
        Section 6.5. Organizational Structure  . . . . . . . . . .   A-40
        Section 6.6. Board of Directors  . . . . . . . . . . . . .   A-40

   ARTICLE 7 COVENANTS OF BUYER AND THE COMPANY  . . . . . . . . .   A-40
        Section 7.1. Commercially Reasonable Efforts . . . . . . .   A-40
        Section 7.2. Cooperation . . . . . . . . . . . . . . . . .   A-41
        Section 7.3. Public Announcements  . . . . . . . . . . . .   A-41
        Section 7.4. Further Assurances  . . . . . . . . . . . . .   A-41
        Section 7.5. Notices of Certain Events . . . . . . . . . .   A-41
        Section 7.6. Director and Officer Liability  . . . . . . .   A-42
        Section 7.7. Governmental Authorization  . . . . . . . . .   A-43
        Section 7.8. Certain Corporate Matters . . . . . . . . . .   A-44
        Section 7.9. Employment  . . . . . . . . . . . . . . . . .   A-44
        Section 7.10. Tax-Free Reorganization  . . . . . . . . . .   A-44
        Section 7.11. Pooling  . . . . . . . . . . . . . . . . . .   A-44

   ARTICLE 8 CONDITIONS TO THE MERGER  . . . . . . . . . . . . . .   A-44
        Section 8.1. Conditions to the Obligations of Each Party .   A-44
        Section 8.2. Conditions to the Obligations of Buyer  . . .   A-45
        Section 8.3. Conditions to the Obligations of the Company    A-46

   ARTICLE 9 TERMINATION . . . . . . . . . . . . . . . . . . . . .   A-47
        Section 9.1. Termination . . . . . . . . . . . . . . . . .   A-47
        Section 9.2. Effect of Termination . . . . . . . . . . . .   A-48

   ARTICLE 10   MISCELLANEOUS  . . . . . . . . . . . . . . . . . .   A-48
        Section 10.1. Notices  . . . . . . . . . . . . . . . . . .   A-48
        Section 10.2. Entire Agreement; Non-Survival of
                   Representations and Warranties; No Third Party
                   Beneficiaries . . . . . . . . . . . . . . . . .   A-49
        Section 10.3. Amendments; No Waivers . . . . . . . . . . .   A-49
        Section 10.4. Expenses . . . . . . . . . . . . . . . . . .   A-50
        Section 10.5. Dollar Amounts . . . . . . . . . . . . . . .   A-50
        Section 10.6. Successors and Assigns . . . . . . . . . . .   A-50
        Section 10.7. Governing Law  . . . . . . . . . . . . . . .   A-50
        Section 10.8. Counterparts; Effectiveness  . . . . . . . .   A-50

                                 DEFINITIONS

   1933 Act                                                     A-2
   1934 Act                                                     A-10
   Adjusted Option                                              A-5
   Affiliate                                                    A-2
   Articles of Merger                                           A-5
   Benefit Arrangements                                         A-17
   Buyer                                                        A-1
   Buyer 10-K                                                   A-29
   Buyer 10-Qs                                                  A-30
   Buyer Balance Sheet                                          A-29
   Buyer Balance Sheet Date                                     A-30
   Buyer Common Stock                                           A-1
   Buyer Disclosure Documents                                   A-31
   Buyer Disclosure Schedule                                    A-28
   Buyer Option Plan                                            A-6
   Buyer Party                                                  A-28
   Buyer SEC Disclosure Documents                               A-31
   Buyer SEC Documents                                          A-30
   Claim                                                        A-42
   Code                                                         A-6
   Company                                                      A-1, A-22
   Company Balance Sheet                                        A-12
   Company Disclosure Documents                                 A-13
   Company Disclosure Schedule                                  A-9
   Company Securities                                           A-11
   Company Shareholder Meeting                                  A-37
   Company Stock                                                A-1
   Company Stock Options                                        A-5
   Company Stock Plans                                          A-5
   Company Subsidiary Securities                                A-12
   Contract                                                     A-23
   D&O Insurance                                                A-43
   defined benefit plan                                         A-16
   employee benefit plan                                        A-16
   employee pension benefit plan                                A-16
   Employee Plans                                               A-16
   Environmental Laws                                           A-22
   Environmental Permits                                        A-22
   ERISA                                                        A-16
   ERISA Affiliate                                              A-16
   Exchange Agent                                               A-2
   Form S-4                                                     A-30
   Governmental Authority                                       A-10
   Hazardous Substance                                          A-22
   HSR Act                                                      A-10
   Indemnified Party                                            A-42
   Intellectual Property                                        A-19
   Lien                                                         A-11
   Material Adverse Effect                                      A-9

   Merger                                                       A-1
   Merger Date                                                  A-5
   Merger Sub                                                   A-1
   Merger Sub Common Stock                                      A-2
   multiemployer plan                                           A-16
   Pennsylvania Law                                             A-2
   Pension Plans                                                A-16
   Person                                                       A-2
   Pre-Merger Matters                                           A-42
   Product Liability                                            A-25
   Required Shareholder Vote                                    A-10
   Sales Representative Agreement                               A-27
   Series A Preferred Stock                                     A-10
   Subsequent Buyer SEC Documents                               A-30
   Subsidiary                                                   A-2
   Subsidiary of the Company                                    A-22
   Surviving Corporation                                        A-1
   Surviving Corporation Common Stock                           A-2
   Tax Return                                                   A-16
   Taxes                                                        A-16
   Taxing Authorities                                           A-16
   U.S. GAAP                                                    A-13

                        AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of December 13, 2000, as amended by Amendment No. 1 to the Agreement and Plan of Merger dated March 15, 2001 (this "Agreement"), is entered into by and among Thermacore International, Inc., a Pennsylvania corporation (the "Company"), Modine Manufacturing Company, a Wisconsin corporation ("Buyer"), and Modine Merger Co., a Pennsylvania corporation and wholly owned subsidiary of Buyer ("Merger Sub"). The parties intend that the Merger (as defined herein) shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined herein) and that this Agreement shall constitute a plan of reorganization for purposes of Section 368(a) of the Code and be treated for financial reporting purposes as a pooling of interests.

        The parties hereto agree as follows:

                                  ARTICLE 1

                                 THE MERGER

        SECTION 1.1. MERGER. (a) Upon the terms and subject to the conditions set forth herein, on the Merger Date, the Buyer shall cause Merger Sub to merge into the Company (the "Merger") and the separate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") and its separate corporate existence, with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.

        (b) Pursuant to the Merger:

         (i) Each share of common stock, $.01 par value, of the Company (the "Company Common Stock") held by the Company or any Subsidiary of the Company as treasury stock or by Buyer, in each case immediately prior to the Merger Date, shall be canceled and no payment shall be made with respect thereto;

         (ii) Each share of Company Common Stock outstanding immediately prior to the Merger Date shall, except as otherwise provided in
   Section 1.1(b)(i), be converted into the right to receive a number of shares of common stock of the Buyer, $0.625 par value ("Buyer Common Stock"), equal to the Exchange Ratio, as defined in Section 1.7(b);

         (iii) Each share of the Series A Convertible Preferred Stock, $.01 par value, of the Company (the "Company Preferred Stock" and, together with the Company Common Stock, the "Company Stock") outstanding immediately prior to the Merger Date shall be converted into the right to receive that number of shares of Buyer Common Stock which the holder of a share of Company Preferred Stock would have been entitled to receive under Section 1.1(b)(ii) if the share of Company Preferred Stock had been converted into Company Common Stock immediately prior to the Merger; and

         (iv) At the Merger Date, each share of common stock of Merger Sub ("Merger Sub Stock") outstanding immediately prior to the Merger Date shall be converted into an equal number of shares of common stock, par value $.01 per share, of the Surviving Corporation
   ("Surviving Corporation Common Stock").

        From and after the Merger Date, all shares of Company Stock converted in accordance with Section 1.1(b)(ii) and (iii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto, except the right to receive the number of shares of Buyer Common Stock set forth in Section 1.1(b)(ii) or (iii), as applicable (collectively, the "Merger Consideration"), the right to exercise dissenters' rights in accordance with, and subject to the provisions of, the Pennsylvania Business Corporation Law (the "Pennsylvania Law") and the other rights specified in this Agreement. From and after the Merger Date, all certificates representing Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of Surviving Corporation Common Stock into which they were converted in accordance with Section 1.1(b)(iv). For purposes of this Agreement, "Subsidiary", when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which securities or other ownership interests having ordinary power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership (general or limited), an association, a trust or any other entity or organization, including, without limitation, a government or political subdivision or any agency or instrumentality thereof. For purposes of this Agreement, an "Affiliate", when used with respect to any Person, means any other Person who is, or is deemed to be, an affiliate of such Person within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission (the "SEC") thereunder (the "1933 Act").

        SECTION 1.2. SURRENDER AND PAYMENT. (a) Prior to the Merger Date, Buyer shall appoint an agent reasonably satisfactory to the Company (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Company Stock for the Merger Consideration. Buyer will make available to the Exchange Agent, as needed, certificates representing the Buyer Common Stock constituting the Merger Consideration to be paid in exchange for shares of Company Stock, in accordance with the terms of Section 1.1(b). Promptly after the Merger Date, Buyer shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock whose shares were converted into a right to receive the Merger Consideration in accordance with Section 1.1(b)(ii) or (iii) at the Merger Date a letter of transmittal for use in such exchange (which shall specify that delivery of the Merger Consideration shall be effected, and risk of loss and title to certificates representing shares of Company Stock shall pass, only upon proper delivery of the certificates representing shares of Company Stock to the Exchange Agent).

        (b) Each holder of shares of Company Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such shares of Company Stock, together with a properly completed letter of transmittal covering such shares of Company Stock, will be entitled to receive (i) the Merger Consideration payable in respect of such shares of Company Stock, (ii) cash in lieu of any fractional shares of Buyer Common Stock pursuant to Section 1.5, and
   (iii) certain dividends or other distributions in accordance with
   Section 1.2(f). Until so surrendered, each such certificate shall, after the Merger Date, represent for all purposes only the right to receive (i) the Merger Consideration, (ii) cash in lieu of any fractional shares pursuant to Section 1.5 and (iii) certain dividends or other distributions in accordance with Section 1.2(f). The Merger Consideration paid pursuant to this Article 1 upon surrender of certificates representing shares of Company Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Stock represented thereby.

        (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the shares of Company Stock represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares of Company Stock or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        (d) After the Merger Date, there shall be no further registration of transfers of shares of Company Stock. If, after the Merger Date, certificates representing shares of Company Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 1.

        (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.2(a) that remains unclaimed by the holders of shares of Company Stock twelve (12) months after the Merger Date shall be returned to Buyer, upon demand, and any such holder who has not exchanged his shares of Company Stock for the Merger Consideration in accordance with this Section 1.2 prior to that time shall thereafter look only to Buyer for his claim for (i) the Merger Consideration, (ii) any cash in lieu of any fractional shares pursuant to Section 1.5 and (iii) certain dividends or other distributions in accordance with Section 1.2(f). Notwithstanding the foregoing, Buyer shall not be liable to any holder of shares of Company Stock for any amount paid to a public official pursuant to applicable escheat or abandoned property laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Merger Date (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claim or interest of any Person previously entitled thereto.

        (f) No dividends or other distributions with respect to the Buyer Common Stock constituting all or a portion of the Merger Consideration shall be paid to the holder of any unsurrendered certificate representing Company Stock until such certificates are surrendered as provided in this Section 1.2. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the certificates representing the Buyer Common Stock (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Merger Date payable prior to or on the date of such surrender with respect to such whole shares of Buyer Common Stock, and not paid, and the amount of cash payable in lieu of any fractional shares pursuant to Section 1.5, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax law, and
   (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Date but prior to the date of surrender and a payment date subsequent to the date of surrender payable with respect to such whole shares of Buyer Common Stock, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax law. Buyer shall make available to the Exchange Agent cash for these purposes.

        (g) If any certificate representing Company Stock that was converted into a right to receive the Merger Consideration in accordance with Section 1.1(b)(ii) or (iii) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such Person of a bond in such reasonable amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate (i) the applicable Merger Consideration, (ii) cash in lieu of any fractional shares pursuant to Section 1.5 and
   (iii) any unpaid dividends and distributions on shares of Buyer Common

   Stock deliverable in respect thereof in accordance with Section
   1.2(f).

        SECTION 1.3. THE MERGER DATE. The Merger Date. As soon as practicable after the satisfaction or, to the extent permitted hereunder or under applicable law, waiver of all conditions to the Merger, but in no event later than three (3) calendar days after the later of the dates on which the conditions set forth in Section 8.1(a) and 8.1(b) of this Agreement are satisfied, or on such other date as shall have been mutually agreed upon by the parties, (a) the Company shall file, and the Buyer shall cause Merger Sub to file, a copy of this Agreement or, to the extent permitted by the Pennsylvania Law, Articles of Merger (the "Articles of Merger") with the Pennsylvania Secretary of State and make all other filings or recordings required by the Pennsylvania Law in connection with the Merger and (b) the Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State, or at such later date or time as Buyer and the Company shall agree and shall be specified in the Articles of Merger (such time and date are referred to as the "Merger Date").

        SECTION 1.4. STOCK OPTIONS OF THE COMPANY. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors administering the Company Stock Plans, as defined below) shall adopt such resolutions or take such other actions as may be required to effect the following.

             (i) adjust, in accordance with their terms, the terms of all outstanding options to purchase shares of Company Common Stock (the "Company Stock Options") granted under the plans or arrangements providing for the grant of options to purchase shares of Company Common Stock to current or former officers, directors, employees or consultants of the Company listed in
        Section 1.4 of the Company Disclosure Schedules (as defined in the preamble to Article 3) (the "Company Stock Plans"), whether vested or unvested, as necessary to provide that, at the Merger Date, each Company Stock Option outstanding immediately prior to the Merger Date shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option, the number of shares of Buyer Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Stock subject to such Company Stock Option by the Exchange Ratio, at a price per share of Buyer Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (B) the aggregate number of shares of Buyer Common Stock deemed purchasable pursuant to such Company Stock Option (each, as so adjusted, an "Adjusted Option"); provided that such exercise price shall be rounded up to the nearest whole cent; and

             (ii) make such other changes, if any, to the Company Stock Plans and Company Stock Options as Buyer and the Company may agree are appropriate solely to give effect to the Merger and consistent with the parties' intent that the Merger be treated for financial reporting purposes as a pooling of interests.

        (b) Notwithstanding Section 1.4(a), the adjustments provided in
   Section 1.4(a) with respect to any Company Stock Options that are "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), shall be and are intended to be effected in a manner which is consistent, to the extent permitted by applicable law, with Section 424(a) of the Code.

        (c) Prior to the Merger Date, Buyer shall adopt an option plan (the "Buyer Option Plan") which shall provide for the issuance of the Adjusted Options at the Merger Date and by virtue of the Merger, and without the need of any further corporate action, Buyer shall assume all obligations of the Company under the Company Stock Plans, including with respect to the Company Stock Options outstanding at the Merger Date.

        (d) Within two (2) business days after the Merger Date, Buyer shall prepare and file with the SEC a registration statement on Form S-8 (and on Form S-3, if required) registering a number of shares of Buyer Common Stock equal to the number of shares subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the initial offering prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options may remain outstanding.

        (e) As soon as practicable after the Merger Date, Buyer shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Plans and the agreements evidencing the grants of such Company Stock Options and that such Company Stock Options and agreements shall be assumed by Buyer and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.4 after giving effect to the Merger).

        (f) A holder of an Adjusted Option may exercise such Adjusted Option in accordance with its terms.

        (g) Except to the extent required under the respective terms of the Company Stock Options or other applicable agreements, all restrictions or limitations on transfer and vesting with respect to Company Stock Options awarded under the Company Stock Plans or any other plan, program or arrangement of the Company, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Buyer as set forth above.

        SECTION 1.5. FRACTIONAL SHARES. No fractional shares of Buyer Common Stock shall be issued in the Merger, but in lieu thereof each holder of Company Stock otherwise entitled to a fractional share of Buyer Common Stock will be entitled to receive a cash payment in lieu of such fractional shares of Buyer Common Stock equal to such fraction times the Buyer Average Price (as defined in Section 1.7(b) of this Agreement). As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Stock in lieu of any functional shares of Buyer Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Company Stock without interest.

        SECTION 1.6. DISSENTING SHARES. Notwithstanding Section 1.1, shares of Company Stock outstanding immediately prior to the Merger Date and held by a holder who has not voted in favor of the Merger and who has exercised dissenters' rights in respect of such shares of Company Stock in accordance with the Pennsylvania Law shall not be converted into a right to receive the applicable Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses his dissenters rights. Shares of Company Stock in respect of which dissenters' rights have been exercised shall be treated in accordance with Section 1575 of the Pennsylvania Law. If after the Merger Date such holder fails to perfect or withdraws or otherwise loses his right to demand the payment of fair value for shares of Company Stock under Pennsylvania Law, such shares of Company Stock shall be treated as if they had been converted as of the Merger Date into a right to receive the applicable Merger Consideration. The Company shall give Buyer prompt notice of any demands received by the Company for the exercise of dissenters rights with respect to shares of Company Stock, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands. In the event any amounts shall become due and payable in respect of any such demands, such amounts shall be paid by the Surviving Corporation.

        SECTION 1.7. AGGREGATE CONSIDERATION; EXCHANGE RATIO; VALUATION OF BUYER COMMON STOCK. (a) For purposes of this Agreement, the aggregate consideration to be paid in exchange for the Company Stock in the Merger shall be ninety-three million five hundred forty-two thousand dollars ($93,542,000) (the "Aggregate Consideration"). The "Per Share Consideration" shall equal the Aggregate Consideration divided by 3,564,825, which, as of March 15, 2001, equals the sum of the number of outstanding shares of Company Common Stock, the number of shares of Company Common Stock into which the outstanding Company Preferred Stock is convertible, and the number of shares of Company Common Stock issuable upon the exercise of all outstanding Company Stock Options, whether vested or unvested as of the date of this Agreement.

        (b) The Exchange Ratio shall equal the Per Share Consideration divided by the Buyer Average Price (as defined below), with the quotient being rounded to the nearest one one hundred thousandth of a point. The "Buyer Average Price" means the unweighted average of the last-sale prices for the Buyer Common Stock, as reported on The Nasdaq Stock Market, for the twenty (20) trading days ending on the fifth trading day (the "Valuation Date") preceding the Merger Date, but not more than $32.00 nor less than $22.08.

        (c) If at any time during the period between the date of this Agreement and the Merger Date, any change in the outstanding shares of Buyer Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares or any stock dividend thereon with a record date during such period or any similar transaction or event (each a "Share Change"), the minimum and maximum Buyer Average Price set forth in Section 1.7(b) shall be changed by multiplying each such number by the Adjustment Ratio (as defined herein). The "Adjustment Ratio" shall be the number obtained by dividing the number of shares of Buyer Common Stock issued and outstanding immediately prior to the Share Change by the number of shares of Buyer Common Stock issued and outstanding immediately after the Share Change.


                                  ARTICLE 2

                          THE SURVIVING CORPORATION

        SECTION 2.1. ARTICLES OF INCORPORATION; BYLAWS. The articles of incorporation and bylaws of the Merger Sub in effect at the Merger Date shall be the articles of incorporation and bylaws, respectively, of the Surviving Corporation until amended in accordance with applicable law, except for Article I thereof which shall include the name of the Surviving Corporation designated by Buyer. The Surviving Corporation shall succeed to all of the rights, privileges, powers and franchises, of a public as well as of a private nature, of the Company and Merger Sub, all of the properties and assets and all of the debts of the Company and Merger Sub, and all choses in action and other interests due or belonging to the Company and Merger Sub and shall be subject to, and responsible for, all of the debts, liabilities and duties of the Company and Merger Sub with the effect set forth in the Pennsylvania Law.

        SECTION 2.2. DIRECTORS AND OFFICERS. From and after the Merger Date, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Sub immediately prior to the Merger Date shall be the directors of the Surviving Corporation, and (b) the officers of Merger Sub immediately prior to the Merger Date shall be the officers of the Surviving Corporation. On or prior to the Merger Date, the Company shall deliver to Buyer evidence satisfactory to Buyer of the resignations (to be effective as of the Merger Date) of those directors of the Company and/or its Subsidiaries, and, without affecting their employment status or any rights they may have under any severance agreement, employment agreement or similar arrangement disclosed in the Company Disclosure Schedules, those officers of the Company and/or its Subsidiaries whose resignations as a director or officer have been requested by the Buyer.

                                  ARTICLE 3

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the disclosure schedule of the Company attached hereto (the "Company Disclosure Schedules") or as otherwise provided herein, the Company represents and warrants to Buyer that:

        SECTION 3.1. CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all corporate powers required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified or in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. For purposes of this Agreement, a "Material Adverse Effect" means, with respect to any Person, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the financial condition, business, operations, assets or results of operations of such Person and its Subsidiaries taken as a whole, or that would or would reasonably be expected to, materially impair the ability of such Person to perform its obligations under this Agreement. Section 3.1 of the Company Disclosure Schedules includes a list of all jurisdictions in which the Company or any Subsidiary of the Company is duly qualified to conduct business, and complete and correct copies of the Company's articles of incorporation and by-laws, each as amended to date, are included in the set of due diligence documents delivered by the Company to the Buyer concurrently with this Agreement (the "Company Disclosure Documents").

        SECTION 3.2. CORPORATE AUTHORIZATION. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement are within the Company's corporate powers and, except for the required approval of the shareholders of the Company in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of a majority of the votes cast by all shareholders of the Company entitled to vote on the Merger and the affirmative vote of two-thirds of the holders of the Company

   Preferred Stock, voting as a class, (collectively, the "Required Shareholder Vote") are the only votes of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

        (b) The Board of Directors of the Company, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated by this Agreement (including the Merger) are fair to and in the best interests of the shareholders of the Company,
   (ii) approved this Agreement and the transactions contemplated by this Agreement (including the Merger), and (iii) resolved to recommend adoption of this Agreement and the transactions contemplated hereby by the shareholders of the Company, subject to the terms hereof.

        SECTION 3.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any federal, state, local or foreign governmental body, agency, official or authority ("Governmental Authority") other than (a) the filing of the Articles of Merger in accordance with the Pennsylvania Law; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (c) compliance with any applicable requirements of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act"); (d) compliance with any applicable requirements of the 1933 Act; (e) compliance with any applicable foreign or state securities or Blue Sky laws; and (f) immaterial actions or filings relating to ordinary operational matters.

        SECTION 3.4. NON-CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not, (a) assuming receipt of the Required Shareholder Vote, contravene or conflict with the articles of incorporation or bylaws of the Company or any Subsidiary of the Company, (b) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary of the Company, (c) except as set forth in Section 3.4 of the Company Disclosure Schedules, constitute a default (or an event which with notice, the lapse of time or both would become a default) under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary of the Company or to a loss of any benefit to which the Company or any Subsidiary of the Company is entitled under any provision of any material agreement, contract or other instrument binding upon the Company or any Subsidiary of the Company or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary of the Company,
   (d) except as set forth in Section 3.4 of the Company Disclosure Schedules, require any action or consent or approval of any Person other than a Governmental Authority or (e) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

        SECTION 3.5. CAPITALIZATION. The authorized capital stock of the Company consists of (i) 5,000,000 shares of Company Common Stock and
   (ii) 62,500 shares of Company Preferred Stock, all of which are designated as Series A Convertible Preferred Stock. As of the date of this Agreement, there were (i) 2,254,425 shares of Company Common Stock outstanding and (ii) 62,500 shares of Company Preferred Stock outstanding, each share of which is convertible, by its terms, into ten shares of Company Common Stock. As of the date of this Agreement, there were Company Stock Options to purchase an aggregate of 690,400 shares of Company Common Stock outstanding, (421,975 of which Company Stock Options were exercisable) granted under the Company Stock Plans. All outstanding shares of capital stock of the Company have been, and all shares of Company Common Stock which may be issued upon the exercise of the Company Stock Options or the conversion of the Company Preferred Stock will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to preemptive rights. Except (i) as set forth in this Section 3.5 and (ii) for changes arising from the acceleration of vesting of Company Stock Options upon consummation of the Merger as set forth in Section 3.4 of the Company Disclosure Schedules, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (c) no options, warrants, calls, subscriptions or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (a), (b) and (c) being referred to collectively as the "Company Securities"). Except as set forth in Section 3.5 of the Company Disclosure Schedules, there are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Securities. Section 3.5 of the Company Disclosure Schedules sets forth (i) every agreement pursuant to which the Company has granted to any Person registration rights related to shares of Company Stock and (ii) every agreement to which the Company is a party or of which the Company has Knowledge relating to the voting of any shares of Company Stock (copies of which agreements are included in the Company Disclosure Documents).

        SECTION 3.6. SUBSIDIARIES. (a) Each Subsidiary of the Company is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified or licensed is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

        (b) The Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the Subsidiaries of the Company set forth in Section 3.6 of the Company Disclosure Schedules. Except as set forth in Section 3.6 of the Company Disclosure Schedules, the Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity. The Company owns beneficially and of record, either directly or through a wholly-owned subsidiary, ownership interests having by their terms ordinary voting power to elect a majority of directors (or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries, free and clear of any Liens. Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. True and correct information for each Subsidiary of the Company is set forth in Section 3.6 of the Company Disclosure Schedules, as applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any Subsidiary of the Company (collectively, the "Company Subsidiary Securities"), nor are there outstanding any securities which are convertible into or exchangeable for any Company Subsidiary Securities; and no Subsidiary of the Company has any obligation of any kind to issue any additional Company Subsidiary Securities or to pay for any Company Subsidiary Securities.

        SECTION 3.7. FINANCIAL STATEMENTS. The Company has delivered to Buyer copies of the following financial statements (the "Financial Statements"):

             (i) consolidated balance sheets of the Company and its Subsidiaries at June 30, 2000 (the "Company Balance Sheet") and at June 30, 1999 and 1998, as audited by Arthur Anderson LLP, independent accountants to the Company and its Subsidiaries;

             (ii) consolidated statements of income, cash flows and shareholders' equity of the Company and its Subsidiaries for the years ended June 30, 2000,1999 and 1998, as audited by Arthur Anderson LLP, independent accountants to the Company and its Subsidiaries; and

             (iii) an unaudited consolidated balance sheet of the Company and its Subsidiaries at September 30, 2000 and unaudited consolidated statements of income of the Company and its Subsidiaries for the quarter ended September 30, 2000.

         Except as set forth in the Financial Statements or in Section
   3.7 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles applied in the United States ("U. S. GAAP") to be set forth on the balance sheets provided hereunder that are not set forth therein. Such Financial Statements
   (i) were prepared in accordance with the books and records of the Company; (ii) were prepared in accordance with U.S. GAAP consistently followed as of and for the periods presented; and (iii) fairly present the consolidated financial position of the Company and its Subsidiaries as of the indicated dates and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the indicated periods, in conformity with U.S. GAAP (subject, in the case of unaudited statements, to normal, recurring audit adjustments).

        SECTION 3.8. DISCLOSURE DOCUMENTS. Each document delivered by the Company to shareholders of the Company in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents") and any information supplied or to be supplied by the Company for inclusion in the proxy statement-prospectus prepared in connection with the adoption of this Agreement by the holders of Company Stock and included in the Buyer's Form S-4 (the "Proxy Statement-Prospectus") and any amendments or supplements thereto, at the time that the Form S-4 or any amendment or supplement thereto becomes effective under the 1933 Act, at the time the Proxy Statement-Prospectus or any amendment or supplement thereto is first mailed to shareholders of the Company, and at the time such shareholders vote on the adoption of this Agreement, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of any distribution of any Company Disclosure Document, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.8 will not apply to statements included in or omissions from the Company Disclosure Documents based upon information furnished to the Company by the Buyer specifically for use therein.

        SECTION 3.9. ABSENCE OF CERTAIN CHANGES. Except as set forth in
   Section 3.9 of the Company Disclosure Schedules, (I) since June 30, 2000, the Company has conducted its business only in the ordinary course consistent with past practice and there has not been (i) any change by the Company in accounting principles or methods except insofar as may have been required by U.S. GAAP, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Company Stock,
   (iii) any split, combination or recapitalization of any Company Stock or any issuance of any other securities in respect of, in lieu of, or in substitution for shares of Company Stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options in accordance with their terms, and (iii) there has not been (A) any granting by the Company to any officer or director of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice, (B) any granting by the Company to any such officer of any increase in severance or termination payment, (C) any entry by the Company into any employment, severance or termination agreement with any such officer or (D) any purchase, redemption, or other acquisition of shares of the Company's capital stock or any interest therein; and (II) since June 30, 2000, there has not been any event, occurrence or development of a state of circumstances or facts which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, other than any of the foregoing (i) relating to the economy or securities markets in general, (ii) relating to the Company's industry in general, or (iii) arising from the announcement or thereafter the pendency of this Agreement or the transactions contemplated by this Agreement.

        SECTION 3.10. NO UNDISCLOSED MATERIAL LIABILITIES. There are no material liabilities, commitments or obligations (whether pursuant to contracts or otherwise) of the Company or any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which is reasonably likely to result in such a material liability, commitment or obligation, including, without limitation, any fines, disciplinary actions or other adverse actions that may be taken or reported concerning the conduct of the Company or any of its Subsidiaries, other than:

        (a) liabilities, commitments or obligations disclosed or provided for in the Company Balance Sheet (including the notes thereto);

        (b) liabilities, commitments or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2000; and

        (c) liabilities, commitments or obligations under this Agreement.

   Any liabilities, obligations, or commitments incurred in connection with judicial, administrative, or arbitration proceedings or claims against the Company or any of its Subsidiaries shall not be deemed to have been incurred in the ordinary course of business.

        SECTION 3.11. LITIGATION; INVESTIGATIONS. Except as set forth in
   Section 3.11 of the Company Disclosure Schedules, there is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation ("Action") pending or, to the Company's Knowledge, threatened, to which the Company is, or would be, a party or by which the Company is or would be affected, or which would impair the ability of the Company to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement. For the purposes of this Agreement, the term "Company's Knowledge" or similar words means the conscious awareness of any executive officer of the Company after due inquiry.

        SECTION 3.12. TAXES. (a) Except as set forth in the Company Balance Sheet (including the notes thereto) or as set forth in Section
   3.12 of the Company Disclosure Schedules, (i) all material Tax Returns for the Company or any Subsidiary of the Company required to be filed with any Taxing Authority by, or with respect to, the Company and its Subsidiaries have been filed in accordance with all applicable laws and are true, correct and complete in all material respects; (ii) the Company and its Subsidiaries have timely paid all Taxes shown as due and payable on the Tax Returns for the Company or any Subsidiary of the Company that have been so filed; (iii) the Company and its Subsidiaries have made adequate provision for all Taxes payable by the Company and its Subsidiaries for which no Tax Return for the Company or any Subsidiary of the Company has yet been filed; (iv) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax; (v) neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (vi) neither the Company nor any of its Subsidiaries has been at any time a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent; (vii) all Tax Returns filed with respect to tax years of the Company and its Subsidiaries through the tax year ended June 30, 2000 have been examined and closed or are returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (viii) neither the Company nor any Subsidiary has been granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired; and (ix) neither the Company nor any Subsidiary of the Company is a party to a tax sharing agreement, including, without limitation, any agreement with respect to the shifting of losses or income among parties or has been a party to a tax sharing agreement that imposes obligations of the Company or any Subsidiary of the Company as of the date of this Agreement.

        (b) For purposes of this Agreement, "Taxes" means all United States federal, state, local and foreign taxes, levies and other assessments, including, without limitation, all income, sales, use, goods and services, value added, capital, capital gains, net worth, transfer, profits, withholding, payroll, PAYE, employer health, unemployment insurance payments, excise, real property and personal property taxes, and any other taxes, assessments or similar charges in the nature of a tax, including, without limitation, interest, additions to tax, fines and penalties, imposed by a governmental or public body, agency, official or authority (the "Taxing Authorities"). "Tax Return" means any return, report, information return or other document (including any related or supporting information) required to be filed with any Taxing Authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.

        SECTION 3.13. ERISA AND LABOR MATTERS. (a) Section 3.13(a) of the Company Disclosure Schedules contains a list identifying each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which is maintained, administered or contributed to by the Company or any Subsidiary or ERISA Affiliate of the Company and covers any employee or former employee of the Company or any Subsidiary of the Company or in connection with which the Company or any Subsidiary of the Company has any liability. Such plans are referred to collectively herein as the "Employee Plans". For purposes of this Section, "ERISA Affiliate" of the Company means any other Person which, together with the Company, would be treated as a single employer under Section 414 of the Code. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "Pension Plans") is the Thermacore International, Inc. 401(k) Profit Sharing Plan identified in the list referred to above.

        (b) Neither the Company nor any ERISA Affiliate has ever maintained or been obligated to contribute to or had any liability in connection with any "multiemployer plan", as defined in Section 3(37) of ERISA, or any "defined benefit plan", as defined in Section 3(35) of ERISA. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has made or will make the Company or any Subsidiary of the Company subject to any liability under Title I of ERISA or Section 4975 of the Code.

        (c) Each Employee Plan that is intended to be qualified under
   Section 401(a) of the Code has received a favorable determination from the IRS that it is so qualified in form, and nothing has occurred since the issuance of such determination letter to adversely affect such determination. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA, the Code, the 1933 Act and the 1934 Act, which are applicable to the Employee Plan.

        (d) Section 3.13(d) of the Company Disclosure Schedules contains a list of each employment, severance or other similar contract, and each arrangement, policy or plan (whether written or oral) providing for deferred compensation, profit-sharing, bonuses, stock options, stock purchase, stock awards, stock appreciation or other forms of incentive compensation or post-termination insurance, compensation or benefits that is not an Employee Plan, that is entered into, maintained or contributed to, as the case may be, by the Company or any Subsidiary of the Company and that covers any employee or former employee of the Company or any of its Subsidiaries. The contracts, plans, policies and arrangements described above are referred to collectively herein as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA, the Code, the 1933 Act and the 1934 Act, that are applicable to such Benefit Arrangement.

        (e) No Employee Plan or Benefit Arrangement provides post-termination health, medical or life insurance benefits, and no agent or representative of the Company or of any Subsidiary of the Company has made any statements that would require the Company or any of its Subsidiaries to provide such benefits, except to the extent required by ERISA Section 606 et seq.

        (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any Subsidiary of the Company relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on June 30, 2000 (the "Company Balance Sheet Date").

        (g) Except as otherwise set forth in Section 3.13(g) of the Company Disclosure Schedules, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) under any Employee Plan or Benefit Arrangement result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or result in the triggering or imposition of any restrictions or limitations on the right of Buyer, the Company or any Subsidiary of the Company to amend or terminate any Employee Plan or Benefit Arrangements. Except as set forth in Section 3.13(g) of the Company Disclosure Schedules, there is no contract, agreement, plan or arrangement covering any employee or former employee of the

   Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that in connection with the performance of the transactions contemplated by this Agreement would not be deductible pursuant to the terms of Section 280G of the Code.

        (h) Other than routine claims for benefits, there is no claim pending against any Employee Plan or Benefit Arrangement nor, to the Company's Knowledge, is any such claim threatened. There are no audits of an Employee Plan or Benefit Arrangement pending with any governmental or regulatory agency and all material reports and returns required to be filed with any governmental authority or distributed to any participant in connection with any Employee Plan or Benefit Arrangement have been so duly filed or distributed.

        (i) The Company and each of its ERISA Affiliates have made (or shall have made by the Merger Date) full and timely payment of all amounts required to be contributed or paid under the terms of each Employee Plan and Benefit Arrangement for periods ending before the Merger Date, or if such amounts are not yet required to be made, such amounts are reflected as an accrued liability on the Company's Balance Sheet.

        (j) The Company Disclosure Documents include, with respect to each Employee Plan and Benefit Arrangement, as applicable, a copy of each plan document, including any amendments thereto, a summary plan description and subsequent summaries of material modifications, if any, any related funding medium documents (including trust agreements, insurance contracts or similar documents, together with any amendments thereto), any material contracts (including third party administrator agreements, record keeping agreements or similar agreements, together with any amendments thereto), the most recent Internal Revenue Service determination letter for the plan, the most recent Annual Report on Form 5500 (including any Schedule Bs or any certified financial statements filed with any such Annual Report) and the most recent actuarial report for an Employee Plan subject to Title IV of ERISA.

        (k) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement. There are no labor unions voluntarily recognized or certified to represent any bargaining unit of employees at the Company or any of its Subsidiaries. No work stoppage, labor strike or slowdown against the Company or any of its Subsidiaries is pending or threatened. Neither the Company nor any of its Subsidiaries is involved in or threatened with any labor dispute or grievance. There is no organizing effort or representation question at issue with respect to any employee of the Company or any of its Subsidiaries.

        SECTION 3.14. COMPLIANCE WITH LAWS. The Company has not violated or failed to comply with any applicable statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Authority, including, without limitation, any applicable U.S. federal or state securities laws, except where such violation or non-compliance will not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has not received any written communication from a Governmental Authority that alleges that it is not in compliance with any applicable law. Except for expenditures to maintain routine business licenses and Taxes not yet due and payable, the Company is not required to make, and the Company has no reasonable expectation that it will be required to make, any expenditures to achieve or maintain compliance with applicable law.

        SECTION 3.15. INTELLECTUAL PROPERTY RIGHTS. (a) Set forth in
   Section 3.15 of the Company Disclosure Schedules is a true and complete list, as of the date of this Agreement (the "Scheduled Intellectual Property"), of (i) all of the Company's and each of its Subsidiary's foreign and domestic patents, patent applications, invention disclosures, trademarks, service marks, trade names (and any registrations or applications for registration for any of the foregoing), (ii) all design right and copyright applications and registrations, including all patents, trademarks, copyrights and applications under which the Company or any Subsidiary has obtained rights from others, and (iii) all material agreements to which the Company or any Subsidiary of the Company is a party which may concern any Intellectual Property (of which true and complete copies of all such agreements are included in the Company Disclosure Documents). "Intellectual Property" shall mean all intellectual property or other proprietary rights of every kind used by the Company or any of its Subsidiaries in the conduct of their business as such business is currently or proposed to be conducted, including, without limitation, all domestic or foreign patents, patent applications, inventions (whether or not patentable) processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks and trademark applications and registrations, service marks and service mark applications and registrations, trade names, domain names, trade dress, copyright regulations, design rights, customer list, marketing and customer information, mask works rights, know-how, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof. The Company or its Subsidiaries, as applicable, has such ownership of or such rights by license, lease or other agreement to the Intellectual Property as are necessary for the operation of the business of the Company or any Subsidiary in substantially the same manner as such business is currently or proposed to be conducted.

        (b) Other than the Scheduled Intellectual Property, no name, patent invention, trade secret, proprietary right, computer software, trademark, trade name, service mark, logo, copyright, franchise, license, sublicense, or other such right is necessary for the operation of the business of the Company or any Subsidiary in substantially the same manner as such business is currently or proposed to be conducted. Except as set forth in Section 3.15 of the Company Disclosure Schedules, (i) the Company or its Subsidiaries, as applicable, owns, free and clear of any Liens, the Scheduled Intellectual Property and has the exclusive right to bring actions for the infringement thereof; (ii) the Company or one of its Subsidiaries, as applicable, owns or has a binding, enforceable right to use the Intellectual Property, is the owner of record of any application, registration or grant for each item of Intellectual Property, and has properly executed and recorded all documents necessary to perfect its title to such Intellectual Property; (iii) no Person or entity has asserted to the Company or any Subsidiary of the Company (and the Company and its Subsidiaries do not otherwise have Knowledge) that the Intellectual Property or the research, development, business, products, services or commercial activities of the Company or any Subsidiary of the Company infringes upon, misappropriates or is inconsistent with the proprietary rights of any other Person or entity, including assertions of infringement of any domestic or foreign patent, trademark, service mark, trade name, copyright or design right or misappropriation or improper use or disclosure of any trade secret or know-how, (iv) to the Knowledge of the Company and its Subsidiaries, neither the conduct of any other Person's or entity's business, nor the nature of any of the products it manufactures or sells or services it provides, infringes upon or is inconsistent with any Intellectual Property; (v) all working requirements and all maintenance fees, annuities, and other payments which are due from or controlled by the Company or any Subsidiary of the Company on or before the date of this Agreement for any of the Intellectual Property, including, without limitation, all material foreign or domestic patents, patent applications, trademark registrations, service mark registrations, copyright registrations and any applications for any of the preceding, have been met or paid; (vi) to the Knowledge of the Company and its Subsidiaries no part of the Intellectual Property has been obtained through inequitable conduct or fraud in the United States Patent and Trademark Office or any foreign Governmental Authority; (vii) neither the Company nor any Subsidiary of the Company have Knowledge of any conduct or use by the Company or any Subsidiary of the Company that would void or invalidate or constitute misuse of, any of the Intellectual Property; (viii) the execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated by this Agreement will not impair the right of Buyer or the Surviving Corporation, after the Merger Date, to use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property; (ix) there are no material royalties, honoraria, fees or other payments payable to any Person by reason of the ownership, use, license, sublicense, sale or disposition of the Intellectual Property; and (x) the Company and its Subsidiaries, to their Knowledge, have no liability for, and, except in the ordinary course of business, have given no indemnification for, patent, trademark or copyright infringement with respect to any products manufactured, used, distributed, or sold by any of them or with respect to services rendered by them in connection with their business.

        (c) The Company and its Subsidiaries have required all professional and technical employees, and other employees or contractors having access to valuable non-public information, trade secrets and know-how of the Company or its Subsidiaries (collectively, "Technology"), to execute agreements under which such employees and contractors are required to convey to the Company or its Subsidiaries, as applicable, ownership of all inventions and developments conceived or created by them in the course of their employment and to maintain the confidentiality of all such Technology. To the Knowledge of the Company and its Subsidiaries, the Company and its Subsidiaries (i) have at all times maintained and diligently enforced commercially reasonably procedures to protect all confidential information and trade secrets relating to the Technology and (ii) are not under any contractual or other obligation to disclose any Technology to any third party or to permit any third party to use such Technology. Except as set forth in Section 3.15 of the Company Disclosure Schedules, to the Knowledge of Company and its Subsidiaries, no third party is entitled to use the Technology for any purpose.

        SECTION 3.16. ENVIRONMENTAL MATTERS. (a) (i) Except as set forth in Section 3.16 of the Company Disclosure Schedules, no notice, notification, demand, request for information, citation, summons or order has been received by the Company, no complaint has been filed against and received by the Company, no penalty has been assessed, and no action or review is pending before any Governmental Authority or, to the Knowledge of the Company or any Subsidiary of the Company, threatened by any Governmental Authority or other Person with respect to any matters relating to the Company or any Subsidiary of the Company and arising out of any Environmental Law or Environmental Permit; and

             (ii) the Company and each Subsidiary of the Company are in compliance with all Environmental Laws and with all Environmental Permits, except where any noncompliance or failure to obtain or comply with Environmental Permits will not, individually or in the aggregate, have a Material Adverse Effect on the Company; and

             (iii) neither the Company nor any Subsidiary of the Company has Knowledge of any liabilities of, or relating to, the Company or any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or Environmental Permit.

        (b) Except as disclosed in Section 3.16 of the Company Disclosure Schedules, there are no actions, activities, circumstances, events or incidents, including without limitation, the release or presence of a Hazardous Substance on any property, that are disclosed in any environmental assessment, investigation, study, audit, test, review or other analysis conducted at the request of the Company or any Subsidiary of the Company or of which the Company has Knowledge relating to the current or prior business of the Company or any Subsidiary of the Company or any property or facility now or previously owned, leased or operated by the Company or any Subsidiary of the Company or any property used by the Company or any Subsidiary of the Company for the disposal of a Hazardous Substance which might reasonably be expected to give rise to liability under any Environmental Laws and which have not been disclosed to Buyer in writing as of the date hereof.

        (c) For purposes of this Section 3.16, the following terms shall have the meanings set forth below:

             (i) "Environmental Laws" means any federal, state, local and foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, agreement or contract with any Governmental Authority relating to protection of human health and safety or the environment or to the regulation or remediation of pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials as such Environmental Laws exist on the Merger Date;

             (ii) "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws for the operation of the business of the Company or any Subsidiary of the Company as currently conducted;

             (iii) "Hazardous Substance" means any material, substance, chemical, raw material, product, byproduct or waste whose release to the environment, including remediation of such releases, is regulated under any Environmental Law or Environmental Permit; and

             (iv) "Company" and "Subsidiary of the Company" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary of the Company.

        SECTION 3.17. FINDERS FEES. Except for SG Cowen Securities Corporation, a copy of whose engagement agreement is included in the Company Disclosure Documents, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

        SECTION 3.18. TITLE TO AND CONDITION OF PROPERTIES. (a) Except as set forth in Section 3.18 of the Company Disclosure Schedules, the Company and each Subsidiary owns or holds under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of the Company and such Subsidiary as currently conducted and such buildings, plants, machinery and equipment are structurally sound and in good operating condition and repair. Except as set forth in Section 3.18 of the Company Disclosure Schedules, there are no Liens on any assets, rights or real or personal properties of the Company or any Subsidiary.

        (b) Section 3.18(a) of the Company Disclosure Schedules sets forth a true and complete list of all real property used by the Company or any of its Subsidiaries in the conduct of its business, indicates whether such real property is owned or leased by the Company, and, if leased, sets forth the material terms of the lease under which such real property is leased (true and complete copies of which leases have been included in the Company Disclosure Documents). The Company has good and marketable title to all real property listed as owned by the Company in Section 3.18(a) of the Company Disclosure Schedules and has a valid right to use or a valid leasehold interest in all real property listed as leased. All material certificates, licenses and permits required for the lawful use and occupancy of any real property by the Company or any of its Subsidiaries have been obtained and are in full force and effect.

        (c) Section 3.18(b) contains a list of all capitalized fixed assets used in the conduct of the business of the Company or any of its Subsidiaries having an original cost in excess of $250,000.

        SECTION 3.19. CONTRACTS. Section 3.19 of the Company Disclosure Schedules lists all written or oral contracts, agreements, guarantees, leases and executory commitments (each a "Contract") to which the Company or any Subsidiary is a party as of the date of this Agreement and which fall within any of the following categories (of which true and complete copies have been included in the Company Disclosure Documents): (a) contracts not entered into in the ordinary course of the Company's or any of its Subsidiaries' business that involve aggregate expenditures or receipts in excess of $100,000; (b) joint venture, partnership and like agreements; (c) Contracts which are service contracts (excluding contracts for delivery services entered into in the ordinary course of business) or equipment leases involving payments by the Company or any Subsidiary of more than $100,000 per year, (d) Contracts containing covenants purporting to limit the freedom of the Company or any Subsidiary of the Company to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of the Company or any Subsidiary of the Company, (f) Contracts relating to any outstanding commitment for capital expenditures of the Company or any Subsidiary of the Company in excess of $100,000, (g) indentures, mortgages, promissory notes, loan agreements, guarantees, in each case involving amounts in excess of $250,000, letters of credit or other agreements or instruments of the Company or any Subsidiary of the Company or commitments for the borrowing or the lending of amounts, in each case in excess of $250,000, by the Company or any Subsidiary of the Company or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of the Company or any Subsidiary of the Company, (h) Contracts relating to the lease or sublease of, or sale or purchase of, real or personal property involving any annual expense or price in excess of $100,000 and not cancelable by the Company or any Subsidiary (without premium or penalty) within one month and (i) Contracts involving annual revenues to or expenditures by the Company or any Subsidiary of the Company in excess of 2% of the consolidated annual revenues of the Company and its Subsidiaries. All such Contracts are valid and binding obligations of the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, valid and binding obligations of each other party thereto. None of the Company, any Subsidiary of the Company nor, to the Knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred any event or condition which with the passage of time or giving of notice (or both) would constitute a default under, any such Contract.

        SECTION 3.20. ACCOUNTS RECEIVABLE. All accounts receivable and accrued interest receivable of the Company and its Subsidiaries have arisen out of bona fide transactions in the ordinary course of business and the accounts receivable reserves reflected on the most recent balance sheet included in the Company Financial Statements are, as of the date of such balance sheet, established in accordance with U.S. GAAP. To the Knowledge of the Company, all accounts receivable and accrued interest receivable of the Company and its Subsidiaries will be collectible in the aggregate within a commercially reasonable time, in an amount not less than the amounts carried on the most recent balance sheet included in the Financial Statements, net of any reserves included therein. No obligor under any of the Accounts Receivable has any right of set-off against any of the Accounts Receivable under any contract with the Company or any of its Subsidiaries.

        SECTION 3.21. RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS. As of the date of this Agreement, to the Company's Knowledge, the relationship of the Company and its Subsidiaries with its respective customers and suppliers are satisfactory. Section 3.21 of the Company Disclosure Schedules contains a list of the names and addresses of the ten largest customers and the ten largest suppliers (measured by the dollar volume of purchases or sales in each case) of the Company and its Subsidiaries during each of the years ended June 30, 2000 and June 30, 1999 and the period from July 1, 2000 through September 30, 2000. There exists no actual or, to the Knowledge of the Company, threatened termination, cancellation, or material adverse change in, the business relationship of the Company or any of its Subsidiaries with any customer or group of customers listed in Section 3.21 of the Company Disclosure Schedules or whose purchases individually or in the aggregate are material to the operations of the Company and its Subsidiaries, or with any supplier or group of suppliers listed in
   Section 3.21 of the Company Disclosure Schedules or whose sales individually or in the aggregate are material to the operations of the Company and its Subsidiaries.

        SECTION 3.22. PRODUCT WARRANTIES AND LIABILITIES. (a) Section
   3.22 of the Company Disclosure Schedules contains a list of each Contract containing an express warranty given by the Company or any of its Subsidiaries prior to the date of this Agreement covering any class or group of products sold or distributed by the Company or any of its Subsidiaries and in effect as of the date of this Agreement (of which true and complete copies of any written warranties and/or Contracts have been included in the Company Disclosure Documents).
   The reserve for liabilities with respect to warranty claims contained in the Company Balance Sheet fairly reflects in all material respects the amount required in accordance with U.S. GAAP to be shown thereon as of the Company Balance Sheet Date, and the reserve for such liabilities to be contained in the books and records of the Company and its Subsidiaries on the Merger Date will fairly reflect in all material respects the amount required in accordance with U.S. GAAP to be shown thereon as of the Merger Date.

        (b) Neither the Company nor any Subsidiary of the Company has incurred, nor does the Company know or have any reason to believe that there is any basis for alleging, any material liability, damage, loss, cost or expense as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) ("Product Liability") with respect to any product sold or services rendered by or on behalf of the Company or any Subsidiary of the Company whether such Product Liability is incurred by reason of any express or implied warranty (including, without limitation, any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance.

        SECTION 3.23. AFFILIATE TRANSACTIONS. Except as set forth in
   Section 3.23 of the Company Disclosure Schedules, there are no contracts or other transactions between the Company or any Subsidiary of the Company, on the one hand, and any (i) officer or director of the Company or any Subsidiary of the Company, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of the Company or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

        SECTION 3.24. INSURANCE. The Company and its Subsidiaries are presently insured, and during this and each of the past five calendar years have been insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Section 3.24 of the Company Disclosure Schedules contains a list and brief description (including type of coverage, limits, deductibles, carriers and effective and termination dates) of all policies of insurance maintained by the Company or any of its Subsidiaries since January 1, 1998 (of which true and complete copies of those policies have been included in the Company Disclosure Documents). The Company or one or more of its Subsidiaries are named insureds or are otherwise covered under each such policy, and each such policy is in full force and effect and will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement.

        SECTION 3.25. POOLING OF INTERESTS TREATMENT. The Company has disclosed to its independent public accountants all actions taken by it or by any of its Subsidiaries that would impact the accounting of the business combination to be effected by the Merger as a pooling of interests. To the Knowledge of the Company and its Subsidiaries, neither the Company nor its Subsidiaries has taken or agreed to take any action, or knows of any reason arising out of the conduct of the Company or any of its Subsidiaries, that would prevent the Buyer from accounting for the business combination to be effected by the Merger as a pooling-of-interests. Without limitation of the foregoing, since June 30, 1998 (i) the Company has been autonomous and not a subsidiary or division of another company or part of an acquisition which was later rescinded, (ii) there has not been any sale or spin-off of a significant amount of assets of the Company or any affiliate of the Company other than in the ordinary course of business, (iii) the Company has not acquired any of its capital stock, and (iv) any and all changes in the voting capital structure and the relative ownership of the Company Securities are set forth in Section 3.25 of the Company Disclosure Schedules and none of such changes, if any, have been made in contemplation of a business combination. The Company does not own and has not owned any of the outstanding shares of Buyer Common Stock. The Company has not issued any of its capital stock pursuant to awards, grants or bonuses (other than pursuant to options that were granted to key employees during the past two years in the ordinary course of Company's business pursuant to a pre-existing option plan and prior to any contemplated business combination). The Company has not incurred and repaid any indebtedness owed to any shareholder of the Company (other than debt incurred in the ordinary course and on terms and conditions consistent with the past practices of Company). The Company does not lease any real estate from any shareholder of the Company or affiliates of the Company.

        SECTION 3.26. INVENTORIES. The inventories of the Company and its Subsidiaries (including raw materials, supplies, work-in-progress, finished goods and other materials) net of applicable reserves, taken as a whole, are in merchantable condition in all material respects and are reflected in all material respects in the books and records of the Company and its Subsidiaries at the lower of average cost or market value.

        SECTION 3.27. NO GUARANTIES; EXTENSIONS OF CREDIT. No obligations of the Company or any of its Subsidiaries are guaranteed by or subject to a similar contingent obligation of any other Person, nor has the Company or any Subsidiary of the Company guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of, or extended credit to, any Person other than the Company or a Subsidiary of the Company.

        SECTION 3.28. RELATIONSHIPS WITH SALES REPRESENTATIVES. The Company Disclosure Documents contain a true and complete copy of the standard forms of agreement entered into by the Company in the United States and Europe with its sales representatives (the "Sales Representative Agreement"), and Section 3.28 of the Company Disclosure Schedules contains a list of those persons or entities that are currently parties to such agreements with the Company (the "Company Sales Representatives"). The Sales Representative Agreements entered into between the Company and the Company Sales Representatives do not differ, in any material respect, from the forms of Sales Representative Agreement included in the Company Disclosure Documents. No Company Sales Representative has provided the Company with notice of such Company Sales Representative's intent to terminate a Sales Representative Agreement with the Company and, to the Knowledge of the Company, there has been no threatened termination by or, since the Balance Sheet Date, any adverse change in the business relationship between the Company and any Company Sales Representative. Neither the Company nor any Company Sales Representative is in default under any Sales Representative Agreement. Except as set forth in Section 3.28 to the Company Disclosure Schedules, no Company Sales Representative will have the right to terminate such Company Sales Representative's Sales Representative Agreement with the Company as a result of the consummation of the transactions contemplated by this Agreement.

        SECTION 3.29. PERMITS. The Company and each of its Subsidiaries possesses all material governmental franchises, permits, licenses, certificates, variances, approvals and other material authorizations necessary to own or lease and operate their properties and to conduct their businesses as now conducted (collectively, the "Permits"), including but not limited to environmental Permits. All Permits are set forth in Section 3.29 of the Company Disclosure Schedules, except for such Permits which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture. All Permits are in full force and effect, and no consent, approval or act of, or the making of any filing with, any Governmental Authority or other party will be required to be obtained or made by the Company or any Subsidiary in respect of any Permit as a result of the consummation of the Merger and the other transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is in default in any material respect under the terms of any such Permit or has received notice of any material default thereunder.

        SECTION 3.30. RELATIONSHIPS WITH JOINT VENTURE PARTNERS. Except as set forth in Section 3.30 of the Company Disclosure Schedules, no party to any joint venture agreement with the Company, including without limitation the Joint Venture Agreement, dated January 17, 1998, between the Company and John Yang and the Joint Venture Agreement, dated July 23, 1998, between the Company and Young Lee, has obtained, or has alleged that he has obtained, any rights under such agreement to any of the Intellectual Property. Except as set forth in
   Section 3.30, no party to any joint venture is using, or has permitted any other person to use, any of the Intellectual Property in a manner which infringes upon the Intellectual Property or may otherwise impair the Company's rights to such Intellectual Property.

                                  ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF BUYER

        Except as set forth in the disclosure schedule of Buyer attached hereto (the "Buyer Disclosure Schedules"), Buyer represents and warrants to the Company that:

        SECTION 4.1. CORPORATE EXISTENCE AND POWER. (a) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers required to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified or in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Buyer. Buyer has heretofore delivered to the Company true and complete copies of Buyer's certificate of incorporation and by-laws as currently in effect.

        (b) Merger Sub will be a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and have all corporate powers required to carry on its business as it is conducted prior to the Merger. From its date of incorporation to the Merger Date, Merger Sub will not engage in any activities other than in connection with the transactions contemplated by this Agreement.

        SECTION 4.2. CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and the consummation by each of Buyer and Merger Sub (each, a "Buyer Party") of the transactions contemplated by this Agreement are, or in the case of Merger Sub, will be within the corporate powers of such Buyer Party and have been, or in the case of Merger Sub, will be, prior to the Merger duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms.

        SECTION 4.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and the consummation by each Buyer Party of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of the Articles of Merger in accordance with the Pennsylvania Law; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the 1934 Act; (d) compliance with any applicable requirements of the 1933 Act; (e) compliance with any applicable foreign or state securities or Blue Sky laws; (f) filings and notices not required to be made or given until on or after the Merger Date; and (g) immaterial actions or filings relating to ordinary operational matters.

        SECTION 4.4. NON-CONTRAVENTION. The execution, delivery and performance by each Buyer Party of this Agreement and the consummation by such Buyer Party of the transactions contemplated by this Agreement do not, in the case of Buyer, and will not, in the case of both Buyer and Merger Sub (a) contravene or conflict with the Articles of Incorporation or bylaws of such Buyer Party, (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer or any Subsidiary of Buyer, (c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Buyer or any Subsidiary of Buyer or to a loss of any benefit to which Buyer or any Subsidiary of Buyer is entitled under any provision of any agreement, contract or other instrument binding upon Buyer or any Subsidiary of Buyer or any license, franchise, permit or other similar authorization held by Buyer or any Subsidiary of Buyer, (d) except for the approval of the Board of Directors of Merger Sub and of the Buyer as sole shareholder of Merger Sub, both of which approvals will have been obtained prior to the Merger and which the Buyer shall cause to occur, require any action or consent or approval of any Person other than a Governmental Authority, or (e) result in the creation or imposition of any Lien on any asset of Buyer or any Subsidiary of Buyer, other than, in the case of the events specified in clauses (b),
   (c), (d) and (e) (other than indebtedness of Buyer or any Subsidiary of Buyer), any such event which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on Buyer.

        SECTION 4.5. SEC FILINGS. The Buyer has delivered to Company (i) the Buyer's Annual Report on Form 10-K for the fiscal year ended March 31, 2000 (the "Buyer 10-K"); (ii) its Quarterly Reports on Form 10-Q for its fiscal quarters ended June 26, 2000 and September 26, 2000 and filed with the SEC (the "Buyer 10-Qs"); (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since March 31, 2000 and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since April 1, 1998 and through the date of this Agreement. The Buyer has timely filed all required reports, schedules, forms, statements and other documents with the SEC since April 1, 1998 (collectively, the "Buyer SEC Documents"). As of their respective dates, or if amended, as of the date of the last such amendment, the Buyer SEC Documents complied, and all documents required to be filed by the Buyer with the SEC after the date hereof and prior to the Merger Date (the "Subsequent Buyer SEC Documents") will comply, in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Buyer SEC Documents contained, and the Subsequent Buyer SEC Documents when filed will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        SECTION 4.6. FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Buyer included in the Buyer SEC Documents at the time such Buyer SEC Documents were filed with the SEC complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of the Buyer as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. For purposes of this Agreement, "Buyer Balance Sheet" means the consolidated balance sheet of the Buyer as of March 31, 2000 set forth in the Buyer 10-K and "Buyer Balance Sheet Date" means March 31, 2000.

        SECTION 4.7. DISCLOSURE DOCUMENTS. Each document required to be filed by Buyer with the SEC in connection with the transactions contemplated by this Agreement (the "Buyer SEC Disclosure Documents"), including, without limitation, the registration statement of Buyer to be filed with the SEC on Form S-4 (or other appropriate form) in connection with the issuance of Buyer Common Stock pursuant to this Agreement (the "Form S-4") and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the 1933 Act. Buyer is eligible to use Form S-4 for the registration of the Buyer Common Stock to be issued pursuant to the Merger. Each document required to be filed by Buyer under the United States securities laws in connection with the transactions contemplated by this Agreement (together with the Buyer SEC Disclosure Documents, the "Buyer Disclosure Documents"), will, when filed, comply as to form in all material respects with the applicable requirements of the United States securities laws, as applicable.

        The Form S-4, at the time that it becomes effective, and the Proxy Statement-Prospectus which forms a part of the Form S-4 or any amendment or supplement thereto, at the time it is first mailed to shareholders of the Company, and at the time such shareholders vote on the Merger, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. At the time of the filing of any Buyer Disclosure Document and at the time of any distribution thereof, such Buyer Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.7 will not apply to statements included in or omissions from the Buyer Disclosure Documents, including but not limited to the Proxy Statement-Prospectus, based upon information furnished to Buyer by the Company specifically for use therein.

        SECTION 4.8. ABSENCE OF CERTAIN CHANGES. Since the Buyer Balance Sheet Date and except as set forth in the Buyer SEC Documents, Buyer and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any event, occurrence or development of a state of circumstances or facts which has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer other than any of the foregoing (i) relating to the economy or securities markets in general, (ii) relating to Buyer's industry in general or (iii) arising from the announcement or thereafter the pendency of this Agreement or the transactions contemplated by this Agreement.

        SECTION 4.9. NO UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities, commitments or obligations (whether pursuant to contracts or otherwise) of Buyer or any Subsidiary of Buyer of any kind whatsoever which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on Buyer, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which is reasonably likely to result in such a liability, commitment or obligation, including, without limitation, any fines, disciplinary actions or other adverse actions that may be taken or reported concerning the conduct of Buyer or any of its Subsidiaries, other than:

        (a) liabilities, commitments or obligations disclosed or provided for in the Buyer Balance Sheet (including the notes thereto) or in the Buyer SEC Documents;

        (b) liabilities, commitments or obligations incurred in the ordinary course of business consistent with past practice since the Buyer Balance Sheet Date; and

        (c) liabilities, commitments or obligations under this Agreement.

        SECTION 4.10. FINDERS FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Buyer or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

        SECTION 4.11. PERMITS. The Buyer possesses all material governmental franchises, permits, licenses, certificates, variances, approvals and other material authorizations necessary to own or lease and operate their properties and to conduct their businesses as now conducted (collectively, the "Buyer Permits"). All Buyer Permits are in full force and effect, and no consent, approval or act of, or the making of any filing with, any Governmental Authority or other party will be required to be obtained or made by the Buyer in respect of any Buyer Permit as a result of the consummation of the Merger and the other transactions contemplated by this Agreement. The Buyer is not in default in any material respect under the terms of any such Buyer Permit or has received notice of any material default thereunder.

        SECTION 4.12. POOLING OF INTERESTS TREATMENT. The Buyer has disclosed to its independent public accountants all actions taken by it that would impact the accounting of the business combination to be effected by the Merger as a pooling of interests. To the Knowledge of the Buyer, the Buyer has not taken nor has agreed to take any action, or knows of any reason arising out of the conduct of the Buyer, that would prevent the business combination to be effected by the Merger from being accounted for as a pooling-of-interests. Without limitation of the foregoing, since June 30, 1998 (i) the Buyer has been autonomous and not a subsidiary or division of another company or part of an acquisition which was later rescinded, (ii) there has not been any sale or spin-off of a significant amount of assets of the Buyer or any affiliate of the Buyer other than in the ordinary course of business, (iii) except as set forth in Section 4.12 of the Buyer Disclosure Schedules, the Buyer has not acquired any of its capital stock, and (iv) any and all changes in the voting capital structure and the relative ownership of the Buyer securities are set forth in
   Section 4.12 of the Buyer Disclosure Schedules and none of such changes, if any, have been made in contemplation of a business combination. The Buyer does not own and has not owned any of the outstanding shares of Company Stock. Except as set forth in Section
   4.12 of the Buyer Disclosure Schedules, the Buyer has not issued any of its capital stock pursuant to awards, grants or bonuses (other than pursuant to stock awards or options that were granted to key employees during the past two years in the ordinary course of Buyer's business pursuant to a pre-existing stock award or option plan and prior to any contemplated business combination). The Buyer has not incurred and repaid any indebtedness owed to any shareholder of the Buyer (other than debt incurred in the ordinary course and on terms and conditions consistent with the past practices of Buyer). The Buyer does not lease any real estate from any shareholder of the Buyer or affiliates of the Buyer.

                                  ARTICLE 5

                          COVENANTS OF THE COMPANY

        The Company agrees that:

        SECTION 5.1. CONDUCT OF THE COMPANY. From the date hereof until the Merger Date, except (i) as expressly permitted in this Agreement, or (ii) as otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause its Subsidiaries to, conduct their business in the ordinary course consistent with past practice and use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties, including but not limited to customers, suppliers and Company Sales Representatives, and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except
   (i) with the written consent of the Buyer (which consent shall not be unreasonably withheld or delayed) or (ii) as expressly permitted in this Agreement, from the date hereof until the Merger Date:

        (a) Neither the Company, nor any Subsidiary of the Company, will adopt or propose any change in its respective articles of incorporation or bylaws;

        (b) The Company will not, and will not permit any Subsidiary of the Company to, merge or consolidate with any other Person or, other than as provided in the Company's capital expenditure budget (included as Section 5.1(b) of the Company Disclosure Schedules) in the ordinary course of business, acquire a material amount of assets of any other Person;

        (c) The Company will not, and will not permit any Subsidiary of the Company to, declare, set aside or pay any dividend or make any other distribution with respect to any shares of the capital stock of the Company or any Subsidiary of the Company or in respect of any securities convertible or exchangeable for, or any rights, options or warrants to acquire, any capital stock of the Company or any Subsidiary of the Company;

        (d) The Company will not, and will not permit any Subsidiary of the Company to create or assume any Lien on any material asset;

        (e) The Company will not, and will not permit any Subsidiary of the Company to, issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, any Company Securities, any Company Subsidiary Securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any Company Securities or Company Subsidiary Securities other than pursuant to the exercise of a Company Stock Option or the conversion of Company Preferred Stock outstanding on the date of this Agreement;

        (f) The Company (i) will not adjust, split, combine or reclassify, or take any other similar action with respect to, any capital stock of the Company, and (ii) will not, and will not permit any Subsidiary of the Company to, directly or indirectly, repurchase, redeem or otherwise acquire an amount of shares of capital stock of, or in respect of any securities convertible or exchangeable for, or any rights, options or warrants to acquire, any capital stock of, or other ownership interests in, the Company or any Subsidiary of the Company, or (iii) enter into any agreement, understanding or arrangement with respect to the sale or voting of any capital stock of the Company or any Subsidiary;

        (g) The Company will not, and will not permit any Subsidiary of the Company to, incur or assume any indebtedness from any Person (other than, in the case of a Subsidiary of the Company, the Company or any other subsidiary of the Company) for borrowed money or guarantee any such indebtedness;

        (h) Except for (i) loans, advances or capital contributions to or investments in Subsidiaries of the Company, (ii) loans or advances to employees for expenses incurred in the ordinary course of business consistent with past practice and in amounts not exceeding $5,000 per employee or (iii) investments in securities in the ordinary course of business consistent with past practices, the Company will not, and will not permit any Subsidiary of the Company to, make any material loans, advances or capital contributions to, or investments in, any other Person;

        (i) The Company will not, and will not permit any of its Subsidiaries to, (i) grant any severance or termination pay to, or enter into any employment, termination or severance arrangement with, any director, officer, consultant or employee of the Company or any Subsidiary of the Company; (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary; (iii) increase or decrease benefits payable under any existing severance or termination pay policies or employment agreements; (iv) increase compensation, bonus or other benefits payable to directors, officers, consultant or employees of the Company or any Subsidiary of the Company, other than in the ordinary course of business consistent with past practice; (v) adopt any new Employee Plan or Benefit Arrangement; or (vi) otherwise amend or modify, any existing Employee Plan or Benefit Arrangement except to the extent required by applicable law;

        (j) The Company will not, and will not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any Subsidiary of the Company, or any plan of division or share exchange involving the Company or any of its Subsidiaries;

        (k) The Company will not, and will not permit any Subsidiary of the Company to, change any method of accounting or any accounting principle or practice used by the Company or any Subsidiary of the Company, except for any such change required by reason of a change in U.S. GAAP;

        (l) Neither the Company nor any Subsidiary shall, to the extent it may affect or relate to the Company or any Subsidiary, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of, in the aggregate, increasing the Tax liability, or in the aggregate, reducing any Tax asset of the Company or any Subsidiary of the Company except to the extent such increase or reduction is adequately provided for, under U.S. GAAP, on the Company Balance Sheet;

        (m) All Tax Returns not required to be filed on or before the date hereof (i) shall be filed when due (including extensions) in accordance with all applicable laws and (ii) as of the time of filing, shall correctly reflect in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company, its Subsidiaries and any other information required to be shown therein;

        (n) Neither the Company nor any Subsidiary of the Company shall reserve any amount for or make any payment of Taxes to any Person or any Taxing Authority, except for such Taxes as are due or payable or have been properly estimated in accordance with applicable law as applied in a manner consistent with past practice of the Company or any such Subsidiary, as the case may be;

        (o) Neither the Company nor any of its Subsidiaries will:

              (i) settle any Actions, whether now pending or hereafter made or brought, for anything other than cash damages or for cash in an amount in excess of $100,000;

             (ii) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract set forth in Section 3.19 of the Company Disclosure Schedules, or, except to the extent required by Applicable Law and advised by outside counsel, any confidentiality agreement to which the Company or any Subsidiary of the Company is a party;

             (iii) incur or commit to any capital expenditures, obligations or liabilities in respect thereof which exceed or would exceed $100,000, individually, or $250,000 in the aggregate, other than capital expenditures related to the Company's on-going improvements to its facilities which do not exceed amounts previously disclosed by the Company to Buyer;

              (iv) make any material changes or modifications to any pricing policy or investment policy;

              (v) take any action that would result in the representations and warranties set forth in Article III being false or incorrect in any material respect, other than inadvertent actions that do not result in the representations and warranties being unable to be true and correct in all material respects by the Merger Date;

              (vi) enter into any contract, lease, agreement or commitment not otherwise specified in this Section 5.1, that obligates the Company to expend an amount in excess of $100,000 individually;

             (vii) enter into, amend or terminate any real property lease or any commitment in respect thereof;

             (viii) terminate the employment or engagement of any employee or consultant or agent of the Company or any Subsidiary; or

              (ix) pay or approve any other expense or disbursement in excess of $25,000 individually (except for payroll and related tax withholding and other expenses (including insurance and 401(k) contributions), Tax liabilities, utilities, lease payments, principal and interest payments on outstanding indebtedness of the Company and/or any of its Subsidiaries, payments to suppliers, legal fees and expenses and, upon closing of the Merger, investment banking fees and expenses).

             (p) The Company will not, and will not permit any Subsidiary of the Company to, agree to do any of the foregoing.

   The Company and its Subsidiaries will consult regularly with the Buyer in respect of the operation of its business prior to the Merger Date; provided, however, that the provisions of this sentence will not be deemed to have been breached unless and until Buyer has notified the Company in writing of such breach and the Company and its Subsidiaries have failed to comply with the specific terms of such notice.

        SECTION 5.2. SHAREHOLDER MEETING; PROXY MATERIALS. (a) Subject to
   Section 5.3, the Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement and, to the extent submitted to the Company's shareholders for approval, the transactions contemplated by this Agreement, and the Board of Directors of the Company shall recommend adoption of this Agreement by the Company's shareholders. The Company shall use its best efforts to obtain the necessary approval of the adoption of this Agreement and the transactions contemplated by this Agreement from the Company's shareholders at the Company Shareholder Meeting.

        (b) Subject to Section 5.3, in connection with the Company Shareholder Meeting, the Company will (i) mail to its shareholders the Proxy Statement-Prospectus and all other proxy materials for such meeting, (ii) use commercially reasonable efforts to obtain the necessary adoption by its shareholders of this Agreement and the approval of the transactions contemplated by this Agreement and (iii) otherwise comply with all legal requirements applicable to such meeting.

        SECTION 5.3. OTHER OFFERS. From the date hereof until the termination of this Agreement, the Company will not, and will cause its Subsidiaries and the directors, officers, employees, financial advisors and other agents or representatives of the Company or any of its Subsidiaries not to, directly or indirectly, take any action to solicit, initiate or encourage any Acquisition Proposal with respect to the Company or engage in negotiations with, or disclose any non-public information relating to the Company or any Subsidiary of the Company or afford access to the properties, books or records of the Company or any Subsidiary of the Company to, any Person that has informed the Company that it is considering making, or has made, an Acquisition Proposal with respect to the Company, or any Person that the Company after reasonable inquiry believes is a potential purchaser of the Company. For the purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination or the acquisition in any manner of an equity interest in an amount equal to or greater than 20% of the class of any equity security then outstanding or a substantial portion of the assets of, the Company or any Subsidiary of the Company, in each case other than the transactions contemplated by this Agreement. The Company shall provide prompt written notice to the Buyer upon the receipt of any Acquisition Proposal.

        SECTION 5.4. INTELLECTUAL PROPERTY MATTERS. The Company shall, and shall cause each of its Subsidiaries to, preserve their ownership rights to the Intellectual Property free and clear of any Liens and to use their commercially reasonable efforts to assert, contest and prosecute any infringement of any issued foreign or domestic patent, trademark, service mark, or copyright that forms a part of the Intellectual Property owned by the Company or any of its Subsidiaries or any misappropriation or disclosure of any trade secret, confidential information or know-how that forms part of the Intellectual Property owned by the Company or any of its Subsidiaries.

        SECTION 5.5. AFFILIATE LETTERS. The Company shall provide the Buyer with such information as may be reasonably necessary to determine the identity of those persons who may be deemed to be "affiliates" of the Company within the meaning of Rule 145 (or any successor rule) of the SEC under the 1933 Act or within the meaning of Commission Staff Accounting Bulletin No. 65 (interpreting certain requirements for treating a business combination as a pooling of interests) and a list of those persons whom the Company believes may be deemed to be affiliates. Within ten business days of the execution of this Agreement, the Company will obtain and deliver to the Buyer affiliate letters, substantially in THE FORM of Exhibit A to this Agreement, from each of the directors and executive officers of the Company, providing that such person will not sell, pledge, transfer or otherwise dispose of (i) any shares of Buyer Common Stock held by such affiliate, except to the extent and under the conditions permitted therein, during the period beginning 30 days prior to the Merger and ending at the time of the Buyer's publication of financial results covering at least 30 days of combined operations of the Buyer and the Company, and (ii) any shares of Buyer Common Stock to be received by such affiliate in the Merger, except in compliance with the applicable provisions of the 1933 Act. The Company will use its best efforts to obtain such letters within ten business days of the date of this Agreement from the beneficial owners of five percent or more of the outstanding shares of Company Common Stock and from any other Persons who, in the opinion of counsel for the Buyer, may be deemed to be affiliates within the meaning of Rule 145 or Commission Staff Accounting Bulletin No. 65.

        SECTION 5.6. ACCESS TO INFORMATION. From the date hereof until the Merger Date, the Company will give (or cause to be given) to the Buyer, its counsel, financial advisors, auditors and other authorized representatives full access, during regular business hours, to the offices, properties, employees and consultants, books and records of the Company, will furnish (or cause to be furnished) to the Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such the Buyer may reasonably request and will instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with the Buyer in its investigation of the business of the Company and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to the Buyer hereunder. Unless otherwise required by applicable law, each party hereto agrees that it shall, and it shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to, hold, in confidence all non-public information so acquired and to use such information solely for purposes of effecting the transactions contemplated by this Agreement. From the date hereof until the Merger Date and upon prior consultation and agreement between the Company and the Buyer, the Company will cooperate with the efforts of the Buyer, its counsel, financial advisors, auditors and other authorized representatives to have reasonable access to the Company customers and suppliers. The information obtained pursuant to this Section shall be subject to any confidentiality agreements or other confidentiality obligations currently binding upon the Company or any of its Subsidiaries; provided that the Company shall use commercially reasonable efforts to obtain any waivers under such agreements or obligations to permit the Company to comply with its obligations hereunder.

                                  ARTICLE 6

                             COVENANTS OF BUYER

   Buyer agrees that:

        SECTION 6.1. CONDUCT OF BUYER. From the date hereof until the Merger Date, Buyer shall, and shall cause its Subsidiaries to, conduct their business in all material respects in the ordinary course consistent with past practice and use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except as expressly permitted in this Agreement, from the date hereof until the Merger Date, Buyer will not adopt or propose any change in either its certificate of incorporation or bylaws that would materially and adversely affect the rights of holders of Company Stock as anticipated holders of Buyer Common Stock.

        SECTION 6.2. DEPARTMENTS. Buyer shall, and cause its Subsidiaries to, maintain the Sales and Marketing, Engineering and Technology departments of the electronic cooling business unit of the Surviving Corporation in Lancaster, Pennsylvania until the second anniversary of the Merger Date.

        SECTION 6.3. REGISTRATION STATEMENT. The Buyer shall (i) promptly prepare and file with the SEC the Form S-4 with respect to the Buyer

   Common Stock issuable in connection with the Merger and shall use its reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as soon as practicable; (ii) take any action required to be taken under applicable Blue Sky laws in connection with such issuance of Buyer Common Stock or pursuant to any Adjusted Option; and (iii) within seventy-five (75) days of the Merger Date, promptly prepare and file with the SEC a report on Form 8-K , 10-K or 10-Q, which publicizes financial results covering at least 30 days of combined operations of the Buyer and the Company.

        SECTION 6.4. LISTING ON NASDAQ. The Buyer shall take all action necessary to ensure that the shares of Buyer Common Stock issuable in the Merger or upon the exercise of the Adjusted Options have been approved for listing on the The Nasdaq Stock Market's National Market on or before the Merger Date; subject to official notice of issuance.

         SECTION 6.5. ORGANIZATIONAL STRUCTURE. Effective as of the Merger Date and for a period of not less than two (2) years thereafter, the management of the Company shall report directly to most senior executive of the Buyer responsible for the Buyer's operations or to such other senior executive with comparable responsibilities as may be designated by the chief executive officer of the Buyer.

        SECTION 6.6. BOARD OF DIRECTORS. On the Merger Date and for a period of not less than two (2) years thereafter, the Buyer shall cause the Company's Board of Directors to consist of seven (7) members. During such two year period, four (4) members of the Board of Directors shall be appointed by the Buyer, which members shall initially be Donald Johnson, David Rayburn, Ronald Hoover and a person to be designated by Buyer, and three (3) members shall be appointed by the Seller's representative, who shall be John Ryan. The Company's Board of Directors shall meet not less than quarterly. The expenses of the members of the Company's Board of Directors shall be paid by the Company.

                                  ARTICLE 7

                     COVENANTS OF BUYER AND THE COMPANY

        SECTION 7.1. COMMERCIALLY REASONABLE EFFORTS. (a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement.

        (b) Neither Buyer nor the Company shall take any action, or omit to take any action, that would cause its representations and warranties contained herein to be inaccurate such that the conditions in Article 8 would not be satisfied.

        SECTION 7.2. COOPERATION. Without limiting the generality of
   Section 7.1(a), Buyer and the Company shall together, or pursuant to an allocation of responsibility to be agreed between them, coordinate and cooperate (i) in connection with the preparation of the Company Disclosure Documents and the Buyer Disclosure Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Merger or the other transactions contemplated by this Agreement, and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and the Buyer Disclosure Documents, and timely seeking to obtain any such actions, consents, approvals or waivers. Subject to the terms and conditions of this Agreement, Buyer and the Company will each use its reasonable best efforts to have the Form S-4 declared effective by the SEC under the 1933 Act as promptly as practicable after the Form S-4 is filed with the SEC.

        SECTION 7.3. PUBLIC ANNOUNCEMENTS. Upon execution of this Agreement, the Buyer and the Company will each issue a press release, each in form satisfactory to the other party, announcing the transactions contemplated by this Agreement. The Buyer and the Company will consult with each other before issuing any other press release or making any public statement with respect to this Agreement and the transactions contemplated by this Agreement and, except, as may be required by applicable law or any listing or similar agreement with any securities exchange on which the Buyer Common Stock is listed, will not issue any such press release or make any such public statement prior to such consultation.

        SECTION 7.4. FURTHER ASSURANCES. At and after the Merger Date, the directors and officers of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of the Merger or otherwise carry out the provisions of the Agreement, and the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney in respect of the foregoing.

        SECTION 7.5. NOTICES OF CERTAIN EVENTS. Each of the Company and Buyer shall promptly notify the other party of:

        (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

        (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

        (c) any Actions commenced or, to its Knowledge threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or that relate to the consummation of the transactions contemplated by this Agreement; and

        (d) (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Merger Date, and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.5(d) shall not limit or otherwise affect the remedies available hereunder to either Buyer or the Company, as applicable.

        SECTION 7.6. DIRECTOR AND OFFICER LIABILITY. (a) From and after the Merger Date, the Buyer shall cause the Surviving Corporation to indemnify, defend and hold harmless any Person who is on the date hereof, or has been at any time prior to the date hereof, or who becomes prior to the Merger Date, an officer, director, or employee or agent (the "Indemnified Party") of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorney's fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such Person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries at any time prior to the Merger Date or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at any time prior to the Merger Date, or (ii) this Agreement or any of the transactions contemplated hereby or thereby in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Merger Date, regardless of whether such Claim is asserted or claimed prior to, at or after the Merger Date (the matters described in clauses (i) and (ii) the "Pre-Merger Matters") to the fullest extent that such Person is indemnified under the Company's articles of incorporation and by-laws in effect as of the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable laws. Buyer and the Surviving Corporation shall also honor the indemnification agreements between the Company or any of its Subsidiaries, as the case may be, and any current or former officer or director of the Company or any such Subsidiary, as the case may be, existing on the date of this Agreement and which are listed in Section
   7.6 of the Company Disclosure Schedules (complete and accurate forms of which have been provided to Buyer).

        (b) Buyer and the Surviving Corporation agree that all rights to indemnification and all limitations or exculpation of liabilities existing in favor of the Indemnified Party as provided in the Company's articles of incorporation and by-laws as in effect as of the date hereof shall continue in full force and effect with respect to Pre-Merger Matters, without any amendment thereto, for a period of three years from the Merger Date to the extent such rights are consistent with Pennsylvania Law; provided that, in the event any Claim or Claims with respect to any such Pre-Merger Matters are asserted or made within such three year period, all rights to indemnification in respect of any such Claim or Claims shall continue until disposition of any and all such Claims; provided however, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Pennsylvania Law, the Company's articles of incorporation or by-laws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to Buyer, retained at Buyer's expense; and provided further, that nothing in this Section 7.6 shall impair any rights or obligations of any present or former directors or officers of the Company.

        (c) Buyer or the Surviving Corporation shall provide directors and officers of the Company officers' and directors' liability insurance coverage as of the Merger Date ("D&O Insurance") with respect to Pre-Merger Matters for a period of not less than three years after the Merger Date which coverage will be substantially similar to the Company's existing D&O Insurance including, without limitation, an overall coverage amount not less than the overall coverage amount under the Company's existing D&O Insurance, policy, a complete and accurate copy of which is included in Section 3.25 of the Company Disclosure Schedules.

        SECTION 7.7. GOVERNMENTAL AUTHORIZATION. Each of Buyer and the Company shall take all actions by or in respect of, or make all filings with, any Governmental Authority required for the execution, delivery and performance by Buyer and the Company of this Agreement and the consummation by Buyer and the Company of the transactions contemplated by this Agreement, including compliance with any requirements referred to in Section 3.3 or Section 4.3.

        SECTION 7.8. CERTAIN CORPORATE MATTERS. Buyer shall take all necessary corporate action for the amendment to or establishment of the Buyer Stock Option Plan contemplated by Section 1.4 hereof.

        SECTION 7.9. EMPLOYMENT. As of the Merger Date, Buyer shall assume the obligations of the Company to perform any and all employment and severance agreements identified in Section 7.9 of the Company Disclosure Schedules.

        SECTION 7.10. TAX-FREE REORGANIZATION. None of the Company, the Buyer or any Subsidiary of the Company or the Buyer shall take any action, or omit to take any action, which action or omission would cause the Merger not to qualify as a reorganization under Section 368(a) of the Code.

        SECTION 7.11. POOLING. (a) From and after the date hereof and until the expiration of the Restricted Period, none of Company or the Buyer shall take, or shall permit any of their respective Subsidiaries to take, and the Company and the Buyer shall use their respective best efforts to cause their respective affiliates not to take, any action, or fail to take any action, that would jeopardize the treatment of the transactions contemplated hereby as a pooling of interests. The "Restricted Period" shall mean the period commencing on the date hereof and terminating on the date on which at least thirty days of combined operations are publicly announced by the Buyer in an annual report on Form 10-K, a quarterly report on Form 10-Q, or a current report on Form 8-K, or in such other manner as may be agreed upon by the parties.

        (b) Without limitation of the provisions of Section 7.11(a), the Company and the Buyer shall each use reasonable commercial efforts to cure any inability to treat the Merger as a pooling of interests, to the extent that such inability arises out of transactions involving shares of the Company's or the Buyer's capital stock and to the extent that the Company or the Buyer is able to cure such inability.

                                  ARTICLE 8

                          CONDITIONS TO THE MERGER

        SECTION 8.1. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Buyer and the Company to consummate the Merger are subject to the satisfaction of the following conditions:

        (a) this Agreement and the transactions contemplated by this Agreement shall have been adopted by the shareholders of the Company in accordance with Pennsylvania Law;

        (b) any applicable waiting period under the HSR Act and any applicable pre-merger notification or similar statutes and rules shall have expired;

        (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree of a court of competent jurisdiction shall prohibit the consummation of the Merger;

        (d) no Action shall be instituted by any Governmental Authority which seeks to prevent consummation of the Merger or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

        (e) the Form S-4 shall have been declared effective under the 1933 Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

        (f) the shares of Buyer Common Stock issuable in the Merger or upon the exercise of the Adjusted Options shall have been approved for listing on The Nasdaq Stock Market's National Market, subject to official notice of issuance;

        (g) all actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Merger shall have been made or obtained other than any such actions or filings, the failure of which to make or obtain shall not be reasonably likely to have a Material Adverse Effect on Buyer or the Company;

        (h) each party shall have received from the other party such other closing documents, certificates and legal opinions reasonably requested by such party to evidence the other party's compliance with the conditions to the Merger under this Agreement; and

        (i) The Buyer's independent public accountants shall have delivered to Buyer and the Company a letter dated the Merger Date, stating to Buyer's and Company's reasonable satisfaction that they concur with Buyer management that the business combination contemplated by this Agreement qualifies for treatment for financial purposes on a pooling of interests basis.

        SECTION 8.2. CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the Merger are subject to the satisfaction of the following further conditions:

        (a) (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Merger Date, (ii) the representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct at and as of the Merger Date, as if made at and as of the Merger Date and the representations and warranties of the Company that are not so qualified shall be true and correct in all material respects at and as of the Merger Date, as if made at and as of the Merger Date, and (iii) Buyer shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

        (b) All consents and approvals of third parties to the transactions contemplated by this Agreement shall have been obtained, and all notices with respect to the transactions contemplated by this Agreement and required to be delivered prior to the Merger Date shall have been delivered;

        (c) Holders of not more than 2% of the Company Common Stock, on a fully diluted basis, shall have exercised, and not withdrawn or failed to perfect, dissenters rights under the Pennsylvania Law;

        (d) The Buyer shall have received from Schiff Hardin & Waite, counsel to the Buyer, an opinion, dated the Merger Date, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and that the Buyer and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code. The tax opinion shall be supported by one or more fact certificates or affidavits from the Company and its Subsidiaries, in such form and content as may reasonably be requested by counsel to the Buyer;

        (f) At any time after the date of this Agreement, there shall not have occurred any material adverse change to the Company and its Subsidiaries, taken as a whole;

        (g) The Company shall have entered into employment agreements with each of Donald M. Ernst, Jerry E. Toth, David R. Longsderff, Lawrence Bostwick, George Meyer, and John Molony, and such employment agreements shall be in full force and effect on the Merger Date; and

        (h) The License Agreement, dated January 17, 1998, between the Company and Yeh-Chaing Technology Corporation, as amended by the Addendum dated April 29, 1999, and the Trademark License, dated January 17, 1998, between the Company and Yeh-Chaing Technology Corporation, shall have been terminated in accordance with the terms of the Agreement, dated September 29, 2000, between the Company and Yeh-Chaing Technology Corporation.

        SECTION 8.3. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

        (a)(i) the Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Merger Date, (ii) the representations and warranties of Buyer and Merger Sub contained in this Agreement shall be true and correct at and as of the Merger Date, as if made at and as of the Merger Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) the Company shall have received a certificate signed by an executive officer of Buyer to the foregoing effect; and

        (b) The Buyer shall have received from Pepper Hamilton LLP, counsel to the Buyer, an opinion, dated the Merger Date, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, that the Buyer and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code, and that no gain or loss will be recognized by the holders of Company Stock upon the receipt of Buyer Common Stock in exchange for their shares of Company Stock, except to the extent of any cash received in lieu of a fractional share of Buyer Common Stock. The tax opinion shall be supported by one or more fact certificates or affidavits from the Buyer and its Subsidiaries, in such form and content as may reasonably be requested by Pepper Hamilton LLP.

                                  ARTICLE 9

                                 TERMINATION

        SECTION 9.1. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Date (notwithstanding any approval or adoption of this Agreement by the stockholders of the Company or the shareholders of Buyer):

        (a) by mutual written consent of the Company and Buyer;

        (b) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and non-appealable; (provided that any judgment, injunction, order or decree other than a temporary restraining order shall be deemed to have become final and non-appealable thirty days following the entry thereof);

        (c) by Buyer, upon a breach of any representation, warranty, covenant or agreement of the Company, or if any representation or warranty of the Company shall become untrue, the effect of which is a Material Adverse Effect on the Company, provided that in either case such breach cannot or has not been cured within twenty (20) days after giving notice of such breach;

        (d) by the Company, upon a breach of any representation, warranty, covenant or agreement of Buyer, or if any representation or warranty of Buyer shall become untrue, the effect of which is a Material Adverse Effect on Buyer, provided that in either case such breach cannot or has not been cured within twenty (20) days after giving notice of such breach; or

        (e) by either of Buyer or Company, if the transaction contemplated by this Agreement shall not have been consummated on or before one hundred eighty (180) days from the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of such transaction to occur on or before such date.

        The party desiring to terminate this Agreement pursuant to this
   Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.1.

        SECTION 9.2. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in the second sentence of Section 5.6, this Section 9.2 and Article 10 shall survive the termination hereof. Notwithstanding the foregoing, nothing in this Section 9.2 shall relieve any party to this Agreement of liability for a breach of any representation or warranty or other provision of this Agreement prior to termination.

                                 ARTICLE 10

                                MISCELLANEOUS

        SECTION 10.1. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

        if to either Buyer Party, to:

             Modine Manufacturing Company
             1500 DeKoven Avenue
             Racine, Wisconsin  53403
             Fax:  (262) 636-1424
             Attention: President

        with a copy to:

             Modine Manufacturing Company
             1500 DeKoven Avenue
             Racine, Wisconsin  53403
             Fax:  (262) 636-1424
             Attention: General Counsel

        and
             Schiff Hardin & Waite
             1101 Connecticut Avenue
             Washington, D.C. 20036

             Fax: (202) 778-6460
             Attention: Shirley M. Lukitsch, Esq.

        if to the Company, to:

             Thermacore International, Inc.
             780 Eden Road
             Lancaster, PA 17601
             Fax: (717) 569-3258
             Attention:   Chairman

        with a copy to:

             Pepper Hamilton LLP
             1235 Westlakes Drive, Suite 400
             Berwyn, PA 19312
             Fax: (610) 640-7835
             Attention:   James D. Rosener, Esq.

   or to such other address or telecopy number as such party may hereafter specify for the purpose by notice given to the other parties in accordance with this Section 10.1. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received (b) if by overnight delivery service, with proof of delivery, the next business day or (c) if given by any other means, when delivered at the address specified in this Section.

        SECTION 10.2. ENTIRE AGREEMENT; NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES; NO THIRD PARTY BENEFICIARIES. (a) This Agreement and the Confidentiality Agreement, dated August 11, 2000, between the Buyer and the Company constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to such subject matter. None of this Agreement or any other agreement contemplated hereby or thereby (or any provision hereof or thereof) is intended to confer on or give any Person other than the parties hereto or thereto any rights or remedies (except that Section 7.6 is intended to confer rights and remedies on the respective Persons specified therein).

        (b) The representations and warranties contained herein shall not survive the Merger Date.

        SECTION 10.3. AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived prior to the Merger Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Buyer or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the shareholders of the Company, no such amendment or waiver shall, without the further approval of such shareholders, alter or change (A) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, or (B) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company. Notwithstanding the foregoing, the conditions set forth in Section 8.1 may be amended or waived only to the extent, if any, permitted under applicable law.

        (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        SECTION 10.4. EXPENSES. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

        (b) Each of Buyer and the Company shall bear and pay one- half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Company Proxy Statement (including SEC filing fees but excluding legal and accounting fees related thereto).

        (c) Buyer's right to receive any amounts contemplated by this
   Section 10.4, and its ability to enforce the provisions of Section
   10.4 shall not be subject to approval by the stockholders of the Company.

        SECTION 10.5.  DOLLAR AMOUNTS. All dollar amounts in this
   Agreement refer to United States Dollars.

        SECTION 10.6. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto; provided further that Buyer may assign its rights, but not its obligations, under this Agreement to a wholly-owned subsidiary of Buyer.

        SECTION 10.7. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the Commonwealth of Pennsylvania (without regard to principles of conflict of laws).

        SECTION 10.8. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

                          [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                            MODINE MANUFACTURING COMPANY


                            By:   /s/ Donald R. Johnson
                                 ----------------------------------------
                            Name: Donald R. Johnson
                                 ---------------------------------------
                            Title: President and Chief Executive Officer
                                 --------------------------------------

                            THERMACORE INTERNATIONAL, INC.


                            By:   /s/ L. Ronald Hoover
                                 ---------------------------------------
                            Name: L. Ronald Hoover
                                 ---------------------------------------
                            Title: CEO - Chairman
                                  --------------------------------------

                            MODINE MERGER CO.


                            By:   /s/ David B. Rayburn
                                 ----------------------------------------
                            Name: David B. Rayburn
                                 ---------------------------------------
                            Title: President
                                 --------------------------------------

                                                                  ANNEX B
                                                                  -------
               PENNSYLVANIA STATUTES AND CONSOLIDATED STATUTES
                      BUSINESS CORPORATION LAW OF 1988

           TITLE 15. CORPORATIONS AND UNINCORPORATED ASSOCIATIONS

                      CHAPTER 19.  FUNDAMENTAL CHANGES
                    SUBCHAPTER C.  MERGER, CONSOLIDATION,
                     SHARE EXCHANGES AND SALE OF ASSETS

   SECTION 1930.  DISSENTERS RIGHTS

    (A) GENERAL RULE.-If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

    (B) PLANS ADOPTED BY DIRECTORS ONLY.-Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) (relating to adoption by board of directors).

    (C) CROSS REFERENCES.-See sections 1571(b) (relating to exceptions) and 11904 (relating to de facto transaction doctrine abolished).


             CHAPTER 15. CORPORATE POWERS, DUTIES AND SAFEGUARDS
                       SUBCHAPTER D. DISSENTERS RIGHTS

   SECTION 1571. APPLICATION AND EFFECT OF SUBCHAPTER

   (A) GENERAL RULE.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this Subchapter. See:

   Section 1906(c) (relating to dissenters rights upon special treatment).

   Section 1930 (relating to dissenters rights).

   Section 1931(d) (relating to dissenters rights in share exchanges).

   Section 1932(c) (relating to dissenters rights in asset transfers).







   Section 1952(d) (relating to dissenters rights in division).

   Section 1962(c) (relating to dissenters rights in conversion).

   Section 2104(b) (relating to procedure).

   Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

   Section 2325(b) (relating to minimum vote requirement).

   Section 2704(c) (relating to dissenters rights upon election).

   Section 2705(d) (relating to dissenters rights upon renewal of election).

   Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

   Section 7104(b)(3) (relating to procedure).

    (B) EXCEPTIONS.--

      (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

      (i) listed on a national securities exchange; or

      (ii) held of record by more than 2,000 shareholders;

    shall not have the right to obtain payment of the fair value of any such shares under this Subchapter.

      (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

      (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

      (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.



                                     B-2







      (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

      (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this Subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

   (C) GRANT OF OPTIONAL DISSENTERS RIGHTS.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

   (D) NOTICE OF DISSENTERS RIGHTS.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

      (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this Subchapter; and

      (2) a copy of this Subchapter.

   (E) OTHER STATUTES.--The procedures of this Subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this Subchapter for the purpose of granting dissenters rights.

   (F) CERTAIN PROVISIONS OF ARTICLES INEFFECTIVE.--This Subchapter may not be relaxed by any provision of the articles.

   (G) CROSS REFERENCES.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

   SECTION 1572. DEFINITIONS

    The following words and phrases when used in this Subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

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   "CORPORATION."  The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this Subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this Subchapter except as otherwise provided in the plan of division.

   "DISSENTER." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this Subchapter and who has performed every act required up to the time involved for the assertion of those rights.

   "FAIR VALUE." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

   "INTEREST." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

   SECTION 1573. RECORD AND BENEFICIAL HOLDERS AND OWNERS

   (A) RECORD HOLDERS OF SHARES.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

   (B) BENEFICIAL OWNERS OF SHARES.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this Subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

   SECTION 1574. NOTICE OF INTENTION TO DISSENT

    If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention

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   to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this Subchapter.
   Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

   SECTION 1575. NOTICE TO DEMAND PAYMENT

   (A) GENERAL RULE.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

     (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

     (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

     (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

     (4) Be accompanied by a copy of this Subchapter.

   (B) TIME FOR RECEIPT OF DEMAND FOR PAYMENT.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

   SECTION 1576. FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC.

   (A) EFFECT OF FAILURE OF SHAREHOLDER TO ACT.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this Subchapter to receive payment of the fair value of his shares.



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   (B) RESTRICTION ON UNCERTIFICATED SHARES.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

   (C) RIGHTS RETAINED BY SHAREHOLDER.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

   SECTION 1577. RELEASE OF RESTRICTIONS OR PAYMENT FOR SHARES

   (A) FAILURE TO EFFECTUATE CORPORATE ACTION.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

   (B) RENEWAL OF NOTICE TO DEMAND PAYMENT.--When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

   (C) PAYMENT OF FAIR VALUE OF SHARES.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

     (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

     (2) A statement of the corporation's estimate of the fair value of the shares.

     (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this Subchapter.

   (D) FAILURE TO MAKE PAYMENT.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The

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   corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

   SECTION 1578. ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES

   (A) GENERAL RULE.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

   (B) EFFECT OF FAILURE TO FILE ESTIMATE.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

   SECTION 1579. VALUATION PROCEEDINGS GENERALLY

   (A) GENERAL RULE.--Within 60 days after the latest of:

   (1) effectuation of the proposed corporate action;

   (2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

   (3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

   if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

   (B) MANDATORY JOINDER OF DISSENTERS.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

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   (C) JURISDICTION OF THE COURT.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

   (D) MEASURE OF RECOVERY.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

   (E) EFFECT OF CORPORATION'S FAILURE TO FILE APPLICATION.--If the corporation fails to file an application as provided in subsection
   (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

   SECTION 1580. COSTS AND EXPENSES OF VALUATION PROCEEDINGS

   (A) GENERAL RULE.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

   (B) ASSESSMENT OF COUNSEL FEES AND EXPERT FEES WHERE LACK OF GOOD FAITH APPEARS.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this Subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this Subchapter.

   (C) AWARD OF FEES FOR BENEFITS TO OTHER DISSENTERS.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

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